UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DOLBY LABORATORIES, INC.

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Dolby Laboratories, Inc.

1275 Market Street

San Francisco, California 94103

(415) 558-0200

December 18, 2019

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Dolby Laboratories, Inc. to be held on Tuesday, February 4, 2020, at 10:30 a.m. Pacific Standard Time at our principal executive offices located at 1275 Market Street, San Francisco, California 94103. We are making available to you the accompanying Notice of Annual Meeting, Proxy Statement and form of proxy card or voting instruction on or about December 18, 2019.

We are pleased to furnish proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting, and conserves natural resources. On or about December 18, 2019, we mailed to our stockholders a notice that includes instructions on how to access our Proxy Statement and 2019 Annual Report and how to vote online. The notice also includes instructions on how you can receive a paper copy of your Annual Meeting materials, including the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form. If you elected to receive your Annual Meeting materials by mail, the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form were enclosed. If you elected to receive your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the 2019 Annual Report and the Proxy Statement, both of which are available at http://investor.dolby.com/annual-reports-and-proxies.

Details regarding admission to, and the business to be conducted at, the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement. A copy of our 2019 Annual Report is included with the Proxy Statement for those stockholders who are receiving paper copies of the proxy materials.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy card or voting instruction form. Please review the instructions on the proxy card or voting instruction form regarding each of these voting options. Voting will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Thank you for your ongoing support of Dolby Laboratories, Inc.

Sincerely yours,

Kevin Yeaman

President and Chief Executive Officer

Dolby Laboratories, Inc.

Notice of Annual Meeting of Stockholders

to be held on February 4, 2020

To the Stockholders of Dolby Laboratories, Inc.:

The Annual Meeting of Stockholders of Dolby Laboratories, Inc., a Delaware corporation, will be held at our principal executive offices located at 1275 Market Street, San Francisco, California 94103 on Tuesday, February 4, 2020, at 10:30 a.m. Pacific Standard Time, for the following purposes:

1.	To elect nine directors to serve until the 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To vote upon a proposal to amend and restate our 2005 Stock Plan;

3.	To hold an advisory vote to approve Named Executive Officer compensation;

4.	To ratify the appointment of KPMG LLP as Dolby’s independent registered public accounting firm for the fiscal year ending September 25, 2020; and

5.	To transact such other business as may properly come before the Annual Meeting and any postponement, adjournment or continuation of the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on December 6, 2019 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponement, adjournment or continuation thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a “legal proxy” issued in your name from the record holder giving you the right to vote the shares. You will need to bring proof of ownership to enter the Annual Meeting.

By Order of the Board of Directors,

Andy Sherman

Secretary

December 18, 2019

Whether or not you expect to attend the Annual Meeting, we encourage you to read the Proxy Statement accompanying this Notice and submit your proxy or voting instructions as promptly as possible in order to ensure your representation at the Annual Meeting. You may submit your proxy or voting instructions for the Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided, or, in most cases, by using the telephone or the internet. For specific instructions on how to vote your shares, please refer to the section entitled “Additional Meeting Matters” in the Proxy Statement accompanying this Notice and the instructions on the proxy card or voting instruction form. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a “legal proxy” issued in your name from the record holder.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting as this summary does not contain all of the information that you should consider.

2020 Annual Meeting of Stockholders

Date and Time:	Tuesday, February 4, 2020 at 10:30 a.m. Pacific Standard Time
Place:	Dolby’s principal executive offices at 1275 Market Street, San Francisco, California 94103
Record Date:	December 6, 2019

Proposals to Be Voted on at Annual Meeting

Proposal	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	8
2. Amendment and Restatement of our 2005 Stock Plan	FOR	32
3. Advisory Vote to Approve Named Executive Officer Compensation	FOR	77
4. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	79

Director Nominees

The nominees for election to our Board at the 2020 Annual Meeting of Stockholders are listed below. Anjali Sud was appointed to the Board effective May 13, 2019 to fill the vacancy resulting from the passing of director Nicholas Donatiello, Jr. in June 2018. She is standing for election by our stockholders for the first time.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Indep.	AC	CC	NGC	SPC	TSC

Kevin Yeaman	53	2009	President and CEO	No

Peter Gotcher	60	2003	Chairman of the Board	Yes

Micheline Chau	66	2013	Director	Yes

David Dolby	42	2011	Chief Executive Officer, Dolby Family Ventures	No

N. William Jasper, Jr.	72	2003	Director	Yes

Simon Segars	52	2015	CEO, Arm Ltd	Yes

Roger Siboni	65	2004	Director	Yes

Anjali Sud	36	2019	CEO, Vimeo, Inc.	Yes

Avadis Tevanian, Jr.	58	2009	Managing Director, Elevation Partners and NextEquity Partners	Yes

AC = Audit Committee, CC = Compensation Committee, NGC = Nominating and Governance Committee, SPC = Stock Plan Committee, TSC = Technology Strategy Committee

= Chairman                     = Member

Fiscal 2019 Financial and Operational Highlights

Business Overview

We create audio and imaging technologies that transform entertainment and communications at the cinema, at home, at work, and on mobile devices. Founded in 1965, our strengths stem from expertise in analog and digital signal processing and digital compression technologies that have transformed the ability of artists to convey entertainment experiences to their audiences through recorded media. Such technologies led to the development of our noise-reduction systems for analog tape recordings, and have since evolved into multiple offerings that enable more immersive sound for cinema, digital television transmissions and devices, mobile devices, over-the-top video services, DVD and Blu-ray Discs, speaker products, PCs, and gaming consoles. Today, we derive the majority of our revenue from licensing our audio technologies. We also derive revenue from licensing our consumer imaging and communication technologies, as well as audio and imaging technologies for premium cinema offerings in collaboration with exhibitors. Finally, we provide products and services for a variety of applications in the cinema, broadcast, communications, and home entertainment markets.

Key Financial Highlights

Our key financial highlights for fiscal 2019 were as follows:

	Fiscal 2019	Fiscal 2018[1] (as adjusted)
Total Revenue	$1.24 billion	$1.05 billion
Net Income	$255.2 million	$41.7 million[2]
Diluted Earnings Per Share	$2.44	$0.39[2]
Non-GAAP Net Income(3)	$334.6 million	$215.8 million
Non-GAAP Diluted Earnings Per Share(3)	$3.20	$2.02
Stock Price Per Share (High and Low)	$71.77 / $56.09	$74.29 / $56.50
Stock Price Per Share as of Fiscal Year-End	$63.79	$69.97

(1)	For fiscal 2018, revenue, net income, and diluted earnings per share numbers are as adjusted to reflect Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606).
(2)

For fiscal 2018, net income on a GAAP basis and diluted earnings per share on a GAAP basis reflect the accounting impact of the 2017 U.S. Tax Cuts and Jobs Act. See Appendix A of this Proxy Statement and Note 11 to our consolidated financial statements in our 2019 Annual Report on Form 10-K for more information.

(3)	A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Return of Capital to Stockholders

In fiscal 2019, we returned $418.1 million to our stockholders, $340.6 million of which was in the form of stock repurchases and $77.5 million of which was in the form of dividends.

Beginning with the introduction of our stock repurchase program in fiscal 2010 and through the end of fiscal 2019, we have returned cash of over $2.34 billion to our stockholders through stock repurchases, our quarterly dividend program, and our fiscal 2013 special dividend.

In November 2019, we announced a 16% increase in the per share dividend amount under our quarterly dividend program, from $0.19 to $0.22.

Key Business Highlights

In fiscal 2019, we continued to focus on expanding our leadership in audio and imaging entertainment experiences. The following are select highlights for fiscal 2019:

Audio and Imaging Licensing

•

Broadcast. Panasonic joined our growing list of TV partners supporting Dolby Vision®, and Vizio expanded its support of Dolby Vision throughout its entire 4K TV lineup. A number of TV partners have released models that feature the combined experience of Dolby Vision and Dolby Atmos®, including LG, Sony, TCL, and TP Vision. In addition, the first set top boxes supporting Dolby Vision and Dolby Atmos were launched in fiscal 2019, while the adoption of our AC-4 technologies continued to increase globally.

We also saw more instances of live content experiences featuring Dolby Atmos. Selected NBA basketball games became the first professional sports in North America broadcast in Dolby Atmos, and DirectTV delivered certain college football primetime games in Dolby Atmos on ESPN. In addition, BT and CCTV continued delivering Premier League Soccer and The Champions League Final in Dolby Atmos.

•

Mobile. We continued to focus on adoption of our technologies across major mobile ecosystems such as Apple, Android, and Amazon. During fiscal 2019, the breadth of mobile devices supporting Dolby technologies increased globally. For example, Apple announced the support of the combined experience of Dolby Vision and Dolby Atmos in its latest iOS devices. Dolby Atmos-enabled mobile devices are now available in the market from a growing list of partners such as Samsung, Amazon, Oppo, and Lenovo.

•

Consumer Electronics. The availability of devices and services compatible with Dolby technologies continued to increase, as a number of streaming services indicated that they will be supporting Dolby Vision and Dolby Atmos-enabled content. Apple announced that its new content programming and video subscription service, Apple TV+, will support Dolby Vision and Dolby Atmos. In addition, Disney’s new streaming service, Disney+, will support content in Dolby Vision and Dolby Atmos. Additional over-the-top services supporting the combined experience of Dolby Vision and Dolby Atmos include Netflix, Amazon, Tencent, and iQiYi. With the growing list of global streaming partners supporting our technologies, there are now over 2,400 pieces of content available in Dolby Vision, and over 1,600 pieces available in Dolby Atmos.

In addition, the first Dolby Atmos-enabled smart speaker, the Amazon Echo Studio, was announced in fiscal 2019. The availability of Dolby-Atmos-enabled soundbars also continued to grow in fiscal 2019 as three of our partners, Samsung, Sony, and Vizio, introduced their new lineup of soundbars. Certain models are now available starting at $300. In general, as entry level price points decline, a wider range of consumers have the ability to purchase products incorporating Dolby technologies.

Further, the first streaming service to support Dolby Atmos Music, Amazon Music HD, was announced in fiscal 2019, with a library to include thousands of songs from a wide range of genres.

•

Personal Computers. A number of PC models were announced or released supporting the combined experience of Dolby Vision and Dolby Atmos. Apple’s newest MacBook supporting Dolby Vision and Dolby Atmos via its latest MacOS was announced during fiscal 2019, and Lenovo expanded its lineup of PCs that support Dolby Vision and Dolby Atmos. In addition, Dell released several Dolby Vision-enabled PC models throughout the year, while Samsung and Huawei extended their support of Dolby Atmos to more PC models.

•

Other. Dolby Digital PlusTM is incorporated in both the Xbox and PlayStation gaming consoles and platforms. The Xbox gaming console also supports the combined experience of Dolby Vision and Dolby Atmos. Customers can purchase an original equipment manufacturer (OEM) gaming headset bundled with Dolby Atmos for Headphones, or an app on the Microsoft app store to enable Dolby Atmos on their headphones.

Cinema and Other

•

Cinema Products and Services. We continued to see adoption of Dolby Atmos by studios, content creators, post-production facilities, and exhibitors. At the end of fiscal 2019, there were over 5,000 Dolby Atmos-enabled screens installed or committed across 90 countries around the world, and over 1,500 Dolby Atmos theatrical titles announced or released.

•

Dolby Cinema®. We continued to expand our global presence for Dolby Cinema. At the end of fiscal 2019, we had over 230 Dolby Cinema locations in operation across 11 countries, and a total of more than 400 screens open or committed. During the fiscal year, several of the top global box office films were featured in Dolby Cinema, including Avengers: Endgame and The Lion King. The breadth of motion pictures for Dolby Cinema continues to grow with over 260 theatrical titles in Dolby Vision and Dolby Atmos having been announced or released from all the major studios.

•

Dolby Voice®. Our newest audio and video conferencing offering is Dolby Voice RoomTM, which is aimed at customers in the growing huddle room space. In fiscal 2019, we added LogMeIn as a partner, joining BlueJeans and Highfive. Also in fiscal 2019, together with BlueJeans and LogMeIn, we introduced a “Room as a Service” offering, which enables our customers access to our partners’ conferencing services with our Dolby Voice Room solution for a monthly subscription fee. We continue to focus on expanding Dolby Voice’s availability to the global market for audio and video conferencing services.

Named Executive Officers

Our named executive officers (our “NEOs”) for fiscal 2019 were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Andy Sherman, our Executive Vice President, General Counsel, and Corporate Secretary;

•	Giles Baker, our Senior Vice President, Consumer Entertainment; and

•	Todd Pendleton, our Senior Vice President and Chief Marketing Officer.

Principal Elements of Executive Compensation and Fiscal 2019 Executive Compensation Highlights

CEO Fiscal 2019 Target Total Direct Compensation Opportunity	Other NEOs Fiscal 2019 Target Total Direct Compensation Opportunity (Average)

Element of Compensation	Fiscal 2019 Highlights

Base Salary Comprised 11% of the target total direct compensation opportunity of our CEO, and 20% for our other NEOs (on average), in fiscal 2019.

•  For calendar 2019, the Compensation Committee of our Board increased the base salary of Mr. Yeaman by 5%, Mr. Chew by 3%, Mr. Sherman by 4%, and Mr. Baker by 8%. Mr. Pendleton joined us as Senior Vice President and Chief Marketing Officer in the fourth quarter of fiscal 2018 and therefore did not receive an increase in base salary for calendar 2019.

Annual Incentive Compensation (Cash) Comprised 11% of the target total direct compensation opportunity of our CEO, and 13% for our other NEOs (on average), in fiscal 2019.

•  NEO annual incentive compensation targets—stated as a percentage of base salary for calendar 2019—were maintained at fiscal 2017 and 2018 levels (100% for our CEO and 65% for each of our other NEOs).

•  Annual incentive compensation payments for our NEOs under our fiscal 2019 executive bonus plan were based on a multiplier keyed to our achievement of a combination of revenue and non-GAAP operating income targets. No payouts would be made under the fiscal 2019 executive bonus plan unless we achieved a revenue “gate” of $1.15 billion.

•  We achieved revenue of $1.24 billion, and non-GAAP operating income of $380.1 million against a threshold requirement of $357.3 million and a target of $397.0 million, resulting in a multiplier of 78%. Based on these results and team and individual performance, our NEOs received annual incentive compensation payments equal to 78% of their annual incentive compensation targets, except for Messrs. Sherman and Baker. Mr. Sherman received a payment equal to 104% of his annual incentive compensation target, and Mr. Baker received a payment equal to 97.5% of his annual incentive compensation target.

A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Long-Term Incentive Compensation (Performance Stock Options, Time-Based Stock Options and Restricted Stock Unit Awards)

Comprised 78% of the target total direct compensation opportunity of our CEO, and 67% for our other NEOs (on average), in fiscal 2019.

•  The equity mix for the long-term incentive compensation granted to our NEOs was approximately 17% performance stock options, 39% time-based stock options, and 44% restricted stock unit awards, based on grant date fair value.

Performance Stock Options

A portion of the long-term incentive compensation granted to our NEOs for fiscal 2019 was in the form of performance stock options, pursuant to a program adopted in fiscal 2016. The shares of our Class A Common Stock subject to such awards may be earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period. From 0% to 125% of the shares subject to the performance stock options may be earned, depending on our level of achievement of these performance conditions. The Compensation Committee believes that granting a portion of long-term incentive compensation in the form of equity that is earned only upon the achievement of specified performance conditions further aligns the interests of our NEOs with those of our stockholders

Executive Stock Ownership Guidelines

Based on our belief that stock ownership further aligns the interests of senior management with those of our stockholders, our executive officers, including our NEOs, are subject to our executive stock ownership guidelines, which provide that:

•

Our CEO is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of five times his annual base salary, or a fixed number of shares having a value equal to five times his annual base salary on the date of adoption of the guidelines (September 22, 2015); and

•

Each other executive officer is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of two times his annual base salary, or a fixed number of shares having a value equal to two times his annual base salary on the date of adoption of the guidelines.

As of the end of fiscal 2019, all of our executive officers were in compliance with our executive stock ownership guidelines.

Compensation Recovery (“Clawback”) Policy

Our policy on the recovery of incentive compensation allows us to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of misconduct that results in the need for us to prepare a material financial restatement.

Advisory Vote on the Compensation of our NEOs

We are asking our stockholders to approve, on an advisory (non-binding) basis, the compensation of our NEOs as described in this Proxy Statement. At our 2019 Annual Meeting of Stockholders, approximately 98% of the voting power of the shares present and entitled to vote voted in favor of the compensation of our NEOs. For fiscal 2019, there were no material changes to our executive compensation program. The Compensation Committee believes that our executive compensation policies and practices continue to support an executive compensation program that is closely aligned with stockholder interests and that benefits us in the long term.

Dolby Laboratories, Inc.

1275 Market Street

San Francisco, California 94103

(415) 558-0200

PROXY STATEMENT

The Board of Directors (our “Board”) of Dolby Laboratories, Inc., a Delaware corporation, is soliciting proxies to be used at the Annual Meeting of Stockholders to be held at our principal executive offices located at 1275 Market Street, San Francisco, California 94103 on Tuesday, February 4, 2020, at 10:30 a.m. Pacific Standard Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”). This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about December 18, 2019.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the internet. On or about December 18, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our 2019 Annual Report. The Notice of Internet Availability of Proxy Materials also provides information on how to access your voting instructions to be able to vote through the internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Internet distribution of our proxy materials helps to expedite receipt by stockholders, lowers the cost of the Annual Meeting and conserves natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board currently consists of nine members. Our Bylaws permit our Board to establish by resolution the authorized number of directors, and nine directors are currently authorized.

Our Board proposes the election of nine directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. Anjali Sud was appointed to the Board effective May 13, 2019 to fill the vacancy resulting from the passing of director Nicholas Donatiello, Jr. in June 2018. Ms. Sud was recommended as a director to our Nominating and Governance Committee by a third-party search firm, which assisted the committee in identifying and evaluating potential director nominees. Ms. Sud is standing for election to the Board by our stockholders for the first time. All other incumbent directors are nominees for re-election to our Board. All of the nominees have been recommended for nomination by the Nominating and Governance Committee, and all of them are currently serving as directors. All nominees other than Ms. Sud were elected by the stockholders at last year’s annual meeting. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by our Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Director Nominees

Names of the nominees and certain biographical information about them as of December 6, 2019, the record date for the Annual Meeting, are set forth below:

Name	Age	Position with the Company	Director Since
Kevin Yeaman(1)	53	President, Chief Executive Officer and Director	2009
Peter Gotcher(2)	60	Chairman of the Board of Directors	2003
Micheline Chau(3)(4)	66	Director	2013
David Dolby(5)	42	Director	2011
N. William Jasper, Jr.	72	Director	2003
Simon Segars(2)(3)	52	Director	2015
Roger Siboni(3)(4)	65	Director	2004
Anjali Sud	36	Director	2019
Avadis Tevanian, Jr.(1)(2)(4)(5)	58	Director	2009

(1)	Member of the Stock Plan Committee
(2)	Member of the Nominating and Governance Committee
(3)	Member of the Audit Committee
(4)	Member of the Compensation Committee
(5)	Member of the Technology Strategy Committee

Kevin Yeaman became our President and CEO in March 2009 and has been a member of our Board since he assumed the role of CEO. He joined Dolby as Chief Financial Officer and Vice President in October 2005, was appointed Senior Vice President in November 2006 and Executive Vice President in July 2007. Prior to joining Dolby, he worked for seven years at Epiphany, Inc., a publicly traded enterprise software company, most recently as Chief Financial Officer from August 1999 to October 2005. Previously, Mr. Yeaman also served as

Worldwide Vice President of Field Finance Operations for Informix Software, Inc., a provider of relational database software, from February 1998 to August 1998. From September 1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG LLP, an accounting firm, serving most recently as a senior manager. Mr. Yeaman is a member of the Academy of Motion Picture Arts and Sciences. He also sits on the Board of Trustees of the Academy Museum Foundation. He holds a B.S. degree in commerce from Santa Clara University.

As Dolby’s Chief Executive Officer and former Chief Financial Officer, Mr. Yeaman has extensive experience in Dolby’s markets and brings to our Board a deep understanding of Dolby, its finances, operations and strategy.

Peter Gotcher has served as a director since June 2003 and as Chairman of the Board of Directors since March 2011. Mr. Gotcher served as Executive Chairman of the Board of Directors from March 2009 until March 2011. Mr. Gotcher is an independent investor. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm, from September 1999 to January 2003. Prior to joining Redpoint Ventures, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Prior to joining Institutional Venture Partners, Mr. Gotcher founded and served as the President, Chief Executive Officer and Chairman of the Board of Digidesign from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the General Manager of Digidesign and Executive Vice President of Avid Technology from January 1995 to May 1996. Mr. Gotcher serves on the board of directors of GoPro, Inc., and served on the board of directors of Pandora Media, Inc. from September 2005 to May 2017. Mr. Gotcher also serves on the boards of directors of several private companies. Mr. Gotcher holds a B.A. degree in English literature from the University of California at Berkeley.

As the founder, former Chief Executive Officer and Chairman of Digidesign and a former venture capitalist, Mr. Gotcher has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on other boards and committees, including as a member of the Audit Committee and Compensation and Leadership Committee (where he serves as chairman) of GoPro, Inc., as a former member of the Compensation Committee and member and chairman of the Nominating and Corporate Governance Committee of Pandora Media, Inc., and his extensive experience in Dolby’s markets, provide valuable perspective for our Board and give him significant operating experience, as well as financial, accounting and corporate governance experience.

Micheline Chau has served as a director since February 2013. Ms. Chau served as President and Chief Operating Officer of Lucasfilm Ltd., a film and entertainment company, from April 2003 to September 2012. Prior to assuming her role as President and Chief Operating Officer, Ms. Chau served as Lucasfilm’s Chief Financial Officer, from 1991 to March 2003. Before that, Ms. Chau was Chief Financial/Administrative Officer for Bell Atlantic Healthcare Systems and held other executive-level positions within various industries, including retail, restaurant, venture capital and financial services. Ms. Chau is a member of the board of directors of Las Vegas Sands Corp., a developer, owner and operator of integrated resorts in Asia and the United States, and serves on Las Vegas Sands’ Compensation and Audit Committees. Ms. Chau also sat on the board of directors of Red Hat, Inc., an open source enterprise software provider, from November 2008 to August 2012, and also served as a member of Red Hat’s Compensation and Nominating and Corporate Governance Committees. In addition, Ms. Chau currently sits on the boards of directors of several private and non-profit entities. Ms. Chau holds an undergraduate degree in English and Asian Studies from Wellesley College and an M.B.A. from Stanford University.

As the former President, Chief Operating Officer and Chief Financial Officer of Lucasfilm, Ms. Chau brings to our Board senior leadership and significant operating experience, as well as financial and entertainment industry expertise. In addition, as a member of the Compensation and Audit Committees of Las Vegas Sands and a former member of the Compensation and Nominating and Corporate Governance Committees of Red Hat, Ms. Chau brings to our Board corporate governance experience.

David Dolby has served as a director since February 2011. Mr. Dolby is founder and currently serves as Chief Executive Officer of Dolby Family Ventures, an early stage venture firm unrelated to Dolby Laboratories that launched in June 2014 to invest in companies and technologies with the potential for significant social impact. Previously, Mr. Dolby served as a consultant to our Board on technology strategy matters from February 2011 until February 2015. Mr. Dolby also served as Manager, Strategic Partnerships of Dolby Laboratories from May 2008 until February 2011. In this role, Mr. Dolby was responsible for managing the company’s strategic partnerships and technology standards for internet media encoding, delivery and playback. He represented the company in technical and business working groups at a variety of international standards groups, including Universal Serial Bus, Digital Living Network Alliance, Digital Entertainment Content Ecosystem Ultraviolet, and Blu-ray Disc Association. Mr. Dolby has attended industry events with the company for a significant number of years, including Audio Engineering Society, National Association of Broadcasters, International Consumer Electronics Show, ShoWest, Cine Expo International, IFA, and Custom Electronic Design and Installation Association. From 2006 to 2008, Mr. Dolby was a self-employed entrepreneur and investor. Mr. Dolby attended Stanford Business School between 2004 and 2006. During that time, he served as product manager at Kaleidescape, Inc., a Silicon Valley technology firm focused on high-performance music and movie server systems. From 2003 to 2006, he owned and operated Charter Flight LLC, a private aircraft leasing business. In addition, during 2004, Mr. Dolby was an investment banking analyst focused on technology at Perseus Group (now GCA Savvian). From 2000 to 2002, Mr. Dolby was an employee of NetVMG, a company developing route control software for optimizing multi-homed IP network routing. Before joining NetVMG, Mr. Dolby worked for engineering firms Bechtel and Poe & Associates. Mr. Dolby serves on the board of directors of Cogstate Limited, a cognitive assessment and training company focused on the development and commercialization of computerized tests of cognition. Mr. Dolby serves on Cogstate’s Remuneration and Nomination Committee. Mr. Dolby received a B.S.E. in Civil Engineering from Duke University and an M.B.A. from Stanford University.

Mr. Dolby brings experience to our Board in home theater system technology and software technology productization, and offers a long-term perspective on the growth of the company and its commitment to excellence in audio and video.

N. William Jasper, Jr. has served as a director since June 2003. Mr. Jasper joined Dolby in February 1979 as Chief Financial Officer and retired as President and Chief Executive Officer in March 2009. Mr. Jasper served in a variety of positions prior to becoming President in May 1983, including as our Vice President, Finance and Administration and as our Executive Vice President. Mr. Jasper is an at-large member of the Academy of Motion Picture Arts and Sciences. He holds a B.S. degree in industrial engineering from Stanford University and an M.B.A. from the University of California at Berkeley.

With his 30 years of experience as an executive officer of Dolby, Mr. Jasper has extensive experience in Dolby’s markets and brings to our Board a deep understanding not only of the role of our Board, but also of the company and its operations.

Simon Segars has served as a director since February 2015. Since 1991, Mr. Segars has worked for Arm Ltd (known as Arm Holdings Plc prior to 2017), a designer and provider of microprocessors, software development tools and related technologies that was publicly held until its acquisition by SoftBank Group Corp. in September 2016. Mr. Segars has served as Arm’s Chief Executive Officer since July 2013 and as a member of its board of directors since 2005. Mr. Segars also has served as a member of SoftBank Group Corp.’s board of directors since June 2017. He served as President of Arm in 2013 before being promoted to Chief Executive Officer. Mr. Segars held the position of Executive Vice President and General Manager, Physical IP Division, from 2007 to 2012. Prior senior roles at Arm include Executive Vice President, Engineering; Executive Vice President, Worldwide Sales; and Executive Vice President, Business Development. Mr. Segars worked on many of the early Arm CPU products and led the development of the ARM7 and ARM9 Thumb® families. He holds a number of patents in the field of embedded CPU architectures. Mr. Segars received his Bachelors in Electronic Engineering from the University of Sussex, and obtained a Masters of Computer Science from the University of

Manchester. In recognition of his extraordinary lifetime accomplishments and his impact on the global technology industry, Mr. Segars was conferred an Honorary Doctor of Science from the University of Sussex in 2019. In addition to serving on Arm and SoftBank Group Corp.’s boards of directors, Mr. Segars currently serves on the boards of directors of the Global Semiconductor Alliance (where he serves as Vice Chairman) and the UK’s TechWorks.

As a trained and former engineer, Mr. Segars has extensive experience in the technological elements of Dolby’s business operations. In addition, with his significant experience as an executive officer of Arm, and his service on the boards of both public and private companies, Mr. Segars brings to our Board a valuable understanding of the operational and strategic issues facing companies.

Roger Siboni has served as a director since July 2004. Mr. Siboni served as the Chairman of the Board of Epiphany, Inc., a provider of data analytics for customer personalization, from December 1999 until Epiphany, Inc. was acquired by SSA Global Technologies, Inc. in September 2005. Mr. Siboni also served as President and Chief Executive Officer of Epiphany from August 1998 to July 2003. From July 1996 to August 1998, Mr. Siboni was Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting firm. From July 1993 to June 1996, Mr. Siboni was Managing Partner of KPMG Peat Marwick LLP’s information, communication and entertainment practice. Mr. Siboni also serves on the boards of directors of Cadence Design Systems, a provider of software, hardware, and system design tools to enable the design and development of electronic products, Coupa Software Incorporated, a cloud-based provider of spend management solutions, and a number of private companies. Previously, Mr. Siboni served on the board of FileNet Corporation, from December 1998 until it was acquired by IBM in October 2006; the board of infoGROUP Inc., from January 2009 until it was acquired by CCMP Capital Advisors in July 2010; the board of ArcSight, Inc., from June 2009 until it was acquired by Hewlett-Packard Company in October 2010; the board of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010; and the board of Marketo, Inc., from October 2011 until it was acquired by Milestone Holdco, LLC in August 2016. Mr. Siboni holds a B.S. degree in business administration from the University of California at Berkeley.

As a former Chairman of the Board and Chief Executive Officer of Epiphany, Inc., a former Chief Operating Officer and Managing Partner of the information, communication and entertainment practice at KPMG LLP and a director of a number of companies, including as a member of the Audit (where he also serves as Chairman), Finance and Corporate Governance and Nominating Committees of Cadence Design Systems, and as a member of the Audit (where he also serves as Chairman) and Nominating and Corporate Governance Committees and Lead Independent Director of Coupa Software Incorporated, Mr. Siboni has significant operating experience, as well as financial, accounting and corporate governance experience.

Anjali Sud has served as a director since May 2019. Ms. Sud currently serves as the Chief Executive Officer of Vimeo, Inc., a wholly-owned subsidiary of IAC/InterActiveCorp, and provider of cloud-based software tools that enable creative professionals, marketers and enterprises to stream, host, distribute and monetize videos online and across devices. Ms. Sud has held various positions at Vimeo since July 2014, before being promoted to CEO in July 2017. Prior to Vimeo, Ms. Sud served in various positions at Amazon.com, Inc. from 2010 to 2014, most recently as Director of Marketing. Ms. Sud holds a B.S. degree from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.

As the Chief Executive Officer of Vimeo, Ms. Sud brings extensive knowledge of the technology industry and operational experience to the boardroom, including an understanding of the operational, financial and strategic issues facing audio-visual content creators. In addition, through her prior role as Director of Marketing at Amazon, Ms. Sud brings valuable business and marketing insight and experience to our Board.

Avadis Tevanian, Jr. has served as a director since February 2009. Dr. Tevanian serves as a Managing Director of NextEquity Partners, a firm he co-founded in July 2015, and Elevation Partners, a firm he joined in

January 2010, making venture capital and private equity investments. Previously, Dr. Tevanian served as the Software Chief Technology Officer of Apple Inc. from 2003 to 2006. As Software CTO, Dr. Tevanian focused on setting the company-wide software technology direction for Apple. Prior to his tenure as Software CTO, Dr. Tevanian was Senior Vice President of Software at Apple, a role he took on when Apple acquired NeXT, Inc. in 1997. As Senior Vice President of Software, Dr. Tevanian led the software engineering team responsible for the creation of macOS and worked as part of Apple’s executive team. Before joining Apple, he was Vice President of Engineering at NeXT, Inc. and was responsible for managing NeXT’s engineering department. Dr. Tevanian started his professional career at Carnegie Mellon University, where he was a principal designer and engineer of the Mach operating system upon which Nextstep, and now macOS and iOS, are based. Dr. Tevanian is a former board member of Tellme Networks, Inc., an internet telecom company acquired by Microsoft. He holds a B.A. degree in mathematics from the University of Rochester and M.S. and Ph.D. degrees in computer science from Carnegie Mellon University.

With more than 30 years of operational and software expertise, including as Apple’s Chief Software Technology Officer, Dr. Tevanian brings to our Board extensive experience in consumer technology businesses and a deep understanding of the operational and strategic issues facing companies.

There are no family relationships among any of our directors and executive officers.

See “Corporate Governance Matters” and “Compensation of Directors” for additional information regarding our Board.

Our Board of Directors recommends a vote “FOR” the election of each of the nominees set forth above.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2019. Our CEO did not receive additional compensation for his service as a director, and his compensation as an employee is presented in the Fiscal 2019 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Micheline Chau	73,000	259,340	—	—	332,340
David Dolby	55,000	259,340	—	—	314,340
Peter Gotcher	115,000	259,340	—	—	374,340
N. William Jasper, Jr.	50,000	259,340	—	—	309,340
Simon Segars	70,000	259,340	—	—	329,340
Roger Siboni	90,000	259,340	—	—	349,340
Anjali Sud(3)	18,950	162,054	—	—	181,004
Avadis Tevanian, Jr.	92,000	259,340	—	—	351,340

(1)	Consists of Board and committee annual retainers and, if applicable, Board chairman retainer and committee chairman retainers.
(2)

Stock Awards consist solely of restricted stock unit awards for shares of our Class A Common Stock. The amounts reported reflect the grant date fair value of each equity award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), excluding estimated forfeitures. See Note 8 to our consolidated financial statements in our 2019 Annual Report on Form 10-K for more information. The amounts reported do not reflect the compensation actually realized by the non-employee directors. There can be no assurance that the restricted stock unit awards will vest (in which case no value will be realized by the individual) or that the value on vesting will approximate the compensation expense recognized by us.

(3)	Ms. Sud was appointed to the Board effective May 13, 2019. Her compensation reflects a partial year of service.

In fiscal 2019, our non-employee directors received the following restricted stock unit awards (which are also reflected in the above table):

Name	Grant Date	Approval Date	Number of Securities Subject to Restricted Stock Unit Awards	Grant Date Fair Value ($)
Micheline Chau	02/05/2019	02/05/2019	3,996	259,340
David Dolby	02/05/2019	02/05/2019	3,996	259,340
Peter Gotcher	02/05/2019	02/05/2019	3,996	259,340
N. William Jasper, Jr.	02/05/2019	02/05/2019	3,996	259,340
Simon Segars	02/05/2019	02/05/2019	3,996	259,340
Roger Siboni	02/05/2019	02/05/2019	3,996	259,340
Anjali Sud	05/13/2019	05/13/2019	2,585	162,054
Avadis Tevanian, Jr.	02/05/2019	02/05/2019	3,996	259,340

As of September 27, 2019, the aggregate number of shares of our Class A Common Stock subject to outstanding stock options and restricted stock unit awards held by each of our non-employee directors is listed in the table below.

Name	Aggregate Number of Shares of Class A Common Stock Subject to Outstanding Stock Options at Sep. 27, 2019	Aggregate Number of Shares of Class A Common Stock Subject to Outstanding Restricted Stock Unit Awards at Sep. 27, 2019
Micheline Chau	—	3,996
David Dolby	1,285	3,996
Peter Gotcher	13,857	3,996
N. William Jasper, Jr.	—	3,996
Roger Siboni	—	3,996
Simon Segars	—	3,996
Anjali Sud	—	2,585
Avadis Tevanian, Jr.	—	3,996

Standard Non-Employee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Nominating and Governance Committee is responsible for conducting periodic reviews of our non-employee director compensation and, if appropriate, recommending to our Board any changes in the type or amount of compensation.

Cash Compensation

During fiscal 2019, the annual cash retainers for serving as a non-employee director on our Board or committees of the Board were as follows:

Board/Committee	Member Annual Retainer	Chairman Annual Retainer (in Addition to Member Retainer)
Board	$50,000	$50,000
Audit	$13,000	$17,000
Compensation	$10,000	$15,000
Nominating and Governance	$ 7,000	$ 8,000
Technology Strategy	$ 5,000	$ 5,000

Members of the Stock Plan Committee receive no annual cash retainer for serving on this committee.

Equity Compensation

During fiscal 2019, a newly appointed non-employee director was eligible to receive an “initial” restricted stock unit award, and all incumbent/continuing non-employee directors were eligible to receive an annual “subsequent” restricted stock unit award, in each case covering that number of shares of our Class A Common Stock as determined by dividing $250,000 (pro-rated for complete months of service in the case of an initial restricted stock unit award) by the average closing price of our Class A Common Stock for the 30 trading days ending on (and including) the trading day immediately preceding the grant date, rounded down to the nearest whole share. Both initial and subsequent restricted stock unit awards vest in full on the day preceding the date of the next Annual Meeting of Stockholders following the grant date of the award (or if earlier, the first anniversary of the award’s grant date). All shares covered by initial or subsequent restricted stock unit awards will become fully vested immediately prior to a change in control of Dolby.

Director Compensation Review; Changes for Fiscal 2020

The Nominating and Governance Committee reviews our non-employee director compensation on an annual basis, and if appropriate, recommends changes to our Board. In fiscal 2019, the Nominating and Governance Committee engaged Compensia, Inc., an independent executive compensation consulting firm, for purposes of advising on its non-employee director compensation review. The Nominating and Governance Committee provided Compensia with instructions regarding the goals of our non-employee director compensation program. The committee also directed Compensia to evaluate our director compensation relative to director compensation at companies included in our compensation peer group that we use as a market check for our fiscal 2020 executive officer compensation. Following such review, the Nominating and Governance Committee recommended, and our Board subsequently approved, an increase in the annual retainer for serving as the Chairman of the Board, from $50,000 to $75,000, effective fiscal 2020, to better align with market compensation for serving in that role. The Nominating and Governance Committee otherwise concluded that no changes to non-employee director compensation were advisable for fiscal 2020.

In addition to assisting the Nominating and Governance Committee on its non-employee director compensation review, Compensia has advised the Compensation Committee on executive officer compensation matters and has provided other services to Dolby in designing employee compensation programs. The Compensation Committee took into account the provision of these services and the compensation to Compensia for such services in determining that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest, as described in “Compensation Discussion and Analysis—Roles of the Compensation Committee, Management and Compensation Consultant—Role of Compensation Consultant.”

Other Arrangements

We reimburse our non-employee directors for reasonable travel, lodging, and related expenses in connection with attendance at our Board and committee meetings and company-related activities. Eligible non-employee directors may elect to participate in our company-wide healthcare program (which is a program that does not discriminate in scope, terms or operation, in favor of executive officers or directors), provided that they pay the premiums associated with their (and their eligible dependents’) healthcare coverage.

Non-Employee Director Stock Ownership Guidelines

Our Board has approved stock ownership guidelines for our non-employee directors based on our belief that stock ownership further aligns the interests of our non-employee directors with those of our stockholders. These guidelines provide that each non-employee director is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of (i) the value of five times his or her annual retainer for service on our Board or (ii) a fixed number of shares having a value equal to five times his or her annual retainer on September 22, 2015 (representing the date of the most recent amendment of the stock ownership guidelines). Compliance is measured as of the last day of each fiscal year. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chairman of any Board committees, or for serving as the Chairman of the Board. Directors have five years from the date they first become a non-employee director to achieve the requisite level of ownership.

As of the end of fiscal 2019, all of our non-employee directors were in compliance with our non-employee director stock ownership guidelines.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

Our Board held six meetings during fiscal 2019. Each of our directors attended at least 75% of the aggregate number of meetings held by our Board and the committees on which he or she served during fiscal 2019.

The standing committees of our Board consist of an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Stock Plan Committee, each of which has the composition and responsibilities described below. Our Board also has convened an ad hoc Technology Strategy Committee, which has the composition and responsibilities described below. Our Board may in the future convene additional ad hoc committees of our Board as it deems necessary or advisable.

Each of the committees of our Board described below acts pursuant to a written charter approved by our Board, each of which is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.

The non-employee members of our Board regularly meet in executive session without management present. In addition, the independent members of our Board also meet regularly in executive session. Peter Gotcher, our independent Chairman of the Board, serves as the Presiding Director of these executive sessions.

Audit Committee

The current members of the Audit Committee are Micheline Chau, Roger Siboni, and Simon Segars, each of whom is a non-employee member of our Board. No other members of our Board served on the Audit Committee during fiscal 2019. Mr. Siboni is the chairman of the Audit Committee. The Audit Committee held 11 meetings during fiscal 2019. Our Board has determined that each member of the Audit Committee meets the requirements for independence under the current requirements of the New York Stock Exchange (the “NYSE”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Our Board also has determined that each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the NYSE and SEC, and is an “audit committee financial expert” as defined in SEC rules.

The Audit Committee has established a telephone and internet whistleblower hotline for the anonymous submission of suspected violations, including accounting, internal controls or auditing matters, harassment, fraud and policy violations.

The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	Selecting and hiring our independent auditors, and approving the audit and permissible non-audit services to be performed by them;

•	Evaluating the qualifications, performance and independence of our independent auditors;

•	Evaluating the performance of our internal audit function;

•	Reviewing the adequacy and effectiveness of our control policies and procedures;

•

Acting as our Qualified Legal Compliance Committee to review any report made known to the committee by attorneys employed or retained by Dolby or its subsidiaries of a material violation of U.S. federal or state securities or similar laws;

•	Reviewing, approving or ratifying related person transactions;

•	Attending to risk management matters; and

•	Preparing the Audit Committee report that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Compensation Committee

The current members of the Compensation Committee are Micheline Chau, Roger Siboni and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. No other members of our Board served on the Compensation Committee during fiscal 2019. Mr. Tevanian is the chairman of the Compensation Committee. In fiscal 2019, the Compensation Committee held eight meetings and granted equity awards by written consent on one occasion. Our Board has determined that each member of the Compensation Committee meets the requirements for independence under current NYSE and SEC rules and regulations. The Compensation Committee is responsible for, among other things:

•	Reviewing and approving corporate goals and objectives relevant to our CEO’s compensation and evaluating our CEO’s performance in light of those goals and objectives;

•

Reviewing and approving the following elements of compensation for our CEO and other executive officers: annual base salary; annual incentive compensation, including the specific performance goals and amounts; long-term incentive compensation; employment agreements; severance arrangements and change in control provisions; and any other significant benefits, compensation or arrangements that are not available to employees generally;

•	Administering Dolby’s broad-based equity incentive plans, including granting equity awards under such plans;

•	Evaluating and approving compensation plans, policies and programs for our CEO and other executive officers;

•	Attending to compensation-related risk management matters;

•	Overseeing our policy on the recovery (“clawback”) of incentive compensation and our executive stock ownership guidelines;

•	Retaining and assessing the independence of any Compensation Committee advisors; and

•	Reviewing the Compensation Discussion and Analysis, and preparing the Compensation Committee report, that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Peter Gotcher, Simon Segars, and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. No other members of our Board served on the Nominating and Governance Committee during fiscal 2019. Mr. Gotcher is the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee held 12 meetings during fiscal 2019. Our Board has determined that each member of the Nominating and Governance Committee meets the requirements for independence under current NYSE and SEC rules and regulations. The Nominating and Governance Committee is responsible for, among other things:

•	Assisting our Board in identifying and recommending director nominees;

•	Developing and recommending corporate governance principles;

•	Overseeing the evaluation of our Board, Board committees and individual directors;

•	Recommending Board committee assignments;

•	Making an annual report to our Board on succession planning for the position of CEO;

•	Attending to Board- and corporate governance-related risk management matters; and

•	Reviewing and making recommendations to our Board regarding director compensation.

Stock Plan Committee

The current members of the Stock Plan Committee are Avadis Tevanian, Jr. and Kevin Yeaman. No other members of our Board served on the Stock Plan Committee during fiscal 2019. In fiscal 2019, the Stock Plan Committee held one meeting and granted equity awards by written consent on 12 occasions. The Stock Plan Committee has the authority to grant stock options, stock appreciation rights and restricted stock unit awards to newly hired employees and consultants who will not be executive officers or directors of Dolby on the date of grant, and to make performance, promotion or retention grants of equity awards to employees and consultants who are not executive officers or directors of Dolby on the date of grant. Equity awards granted by the Stock Plan Committee are subject to the terms and conditions of the Equity-Based Award Grant and Vesting Policy described in the Compensation Discussion and Analysis below.

Technology Strategy Committee

The current members of the Technology Strategy Committee are David Dolby and Avadis Tevanian, Jr. No other members of our Board served on the Technology Strategy Committee during fiscal 2019. Mr. Tevanian is the chairman of the Technology Strategy Committee. The Technology Strategy Committee held two meetings during fiscal 2019. The Technology Strategy Committee is responsible for exploring the opportunities and issues associated with Dolby’s technology strategies and intellectual property.

Board’s Role in Risk Oversight

Our Board is responsible for overseeing Dolby’s risk management structure. Management is responsible for establishing our business and operational strategies, identifying and assessing the related risks and implementing appropriate risk management practices on a day-to-day basis. Our Board reviews our business and operational strategies and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the company. Our Board meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, operational risks, legal risks and risks related to Dolby’s acquisition strategies, among others. Our Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring our financial condition and investments, the integrity of our financial statements, accounting matters, internal control over financial reporting, the independence of Dolby’s independent registered public accounting firm, KPMG, plans regarding business continuity and cybersecurity, and guidelines and policies with respect to risk assessment and risk management. The Audit Committee receives periodic internal controls and related assessments from Dolby’s finance department and an annual attestation report on internal control over financial reporting from KPMG. The Audit Committee oversees Dolby’s annual enterprise business risk assessment, which is conducted by our Internal Audit Department. The annual enterprise business risk assessment reviews the primary risks facing the company and Dolby’s associated risk mitigation measures. In addition, the Audit Committee discusses other risk assessment and risk management policies of the company periodically with management.

The Compensation Committee oversees the design of executive compensation structures that create incentives that encourage behaviors and decisions consistent with our business strategy, including a review of an annual risk assessment with respect to our compensation programs and policies.

The Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, structure and compensation, succession planning for our directors and executive officers and corporate governance policies.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board does not have a policy regarding the separation of the offices of the Chairman of the Board and CEO and that our Board is free to choose the Chairman of the Board in any way that it deems best for the company at any given point in time. Our Board believes that these issues should be considered as part of our Board’s broader governance responsibilities.

Our Board has determined that having two different individuals serve in the roles of Chairman of the Board and CEO is in the best interest of the company’s stockholders at this time. Mr. Yeaman currently serves as our CEO and Mr. Gotcher currently serves as our independent Chairman of the Board. The CEO is responsible for the strategic direction, day-to-day leadership, and performance of the company, while the Chairman of the Board provides overall leadership to our Board. The Chairman of the Board also works with the CEO and General Counsel to prepare Board meeting agendas and chairs meetings of our Board. The leadership structure allows the CEO to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. Our Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

Our Board has determined that Mses. Chau and Sud, and Messrs. Gotcher, Jasper, Segars, Siboni and Dr. Tevanian do not have any material relationship with Dolby and are independent within the meaning of the standards established by the NYSE. In making this determination, our Board considered all relevant facts and circumstances known to us, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships. With respect to Mr. Jasper, our Board also specifically considered that Mr. Jasper retired as President and Chief Executive Officer of Dolby in March 2009 and has not held a management position with the company for more than ten years.

Succession Planning

As reflected in our Corporate Governance Guidelines, a key responsibility of our Board is to work with the Nominating and Governance Committee on succession planning for our CEO. As part of this process, our Board works with the Nominating and Governance Committee to identify potential successors to our CEO and the committee makes an annual report to our Board. Our Board also has adopted an emergency succession plan in the event of the death, disability, incapacity or unanticipated departure or leave of our CEO.

Policy for Director Recommendations

It is the policy of the Nominating and Governance Committee to consider recommendations for candidates to our Board from stockholders holding at least 250,000 shares of our Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wishes to recommend a candidate for election to our Board should send the recommendation by letter to Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attn: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Dolby, and evidence of the recommending stockholder’s ownership of Dolby Common Stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments, and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to our Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•

In its evaluation of director candidates, including the members of our Board eligible for re-election, the committee will consider the following: (i) the current size and composition of our Board and the needs of our Board, and the respective committees of our Board; (ii) without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and (iii) other factors that the committee may consider appropriate;

•

The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on our Board: (i) the highest personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; (iii) skills that are complementary to those of the existing Board; (iv) the ability to assist and support management and make significant contributions to Dolby’s success; and (v) an understanding of the fiduciary responsibilities that are required of a member of our Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•

If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, our Board or management; and

•	The committee may propose to our Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to our Board.

We do not maintain a separate policy regarding the diversity of our Board, but during the director nomination process, as described above, the Nominating and Governance Committee considers diversity of experience and diversity of perspective.

For stockholders who wish to nominate a candidate for election to our Board (as opposed to only recommending a candidate for consideration by the Nominating and Governance Committee as described above), see the procedures discussed in “Additional Meeting Matters” below.

Policies and Procedures for Communications to Non-Employee or Independent Directors

In cases where stockholders or interested parties wish to communicate directly with our non-employee or independent directors, messages may be sent to our General Counsel, at generalcounsel@dolby.com, or to Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attn: General Counsel. Our General Counsel monitors these communications and will provide a summary of all received messages to our Board at each regularly scheduled meeting of our Board, or if appropriate, solely to the non-employee or independent directors at each regularly scheduled executive session of non-employee or independent directors. Where the nature of a communication warrants, our General Counsel may obtain the more immediate attention of the appropriate committee of our Board, of non-employee or independent directors, of independent advisors or of Dolby management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder or interested party communication is necessary.

Attendance at Annual Meeting of Stockholders

We encourage our directors to attend our Annual Meetings of Stockholders, and all of the members of our Board then in office attended the 2019 Annual Meeting.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics, which is applicable to all of our directors and our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance. We will post any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or NYSE on this website.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that contain the general framework for the governance of the company. Among other things, our Corporate Governance Guidelines address:

•	The role of our Board;

•	The size and composition of our Board and its committees;

•	New director orientation and continuing education;

•	Board and committee authority to retain independent advisors;

•	Board meetings and process;

•	Board self-evaluation;

•	Evaluation of our CEO and succession planning;

•	Corporate business principles and policies applicable to our Board; and

•	Communications by Board members with outside constituencies.

The Nominating and Governance Committee will periodically review the guidelines and report any recommended changes to our Board. The Corporate Governance Guidelines are available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Micheline Chau, Roger Siboni and Avadis Tevanian, Jr. None of the members of our Compensation Committee during the last fiscal year is or has been an officer or employee of our company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933. None of our executive officers has served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Rule 10b5-1 Trading Plans

Certain of our directors and executive officers have adopted, and in the future may adopt, written trading plans that meet the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 allows persons who may be considered insiders of an issuer to adopt pre-arranged written plans for trading specified amounts of stock. Rule 10b5-1 trading plans establish predetermined trading parameters that, among other things, do not permit the person adopting the trading plan to exercise subsequent influence over how, when or whether to effect trades. Once a Rule 10b5-1 trading plan has been properly adopted, trades may be executed pursuant to the terms of the trading plan at times when the person would otherwise be restricted from trading (e.g., during a “closed window”). Rule 10b5-1 trading plans are designed to allow individuals to purchase or sell shares in an orderly fashion for asset diversification, liquidity, tax planning and other purposes when they might otherwise be restricted from doing so due to material, non-public information that they might possess at the time of the purchase or sale.

Under our policies, directors and executive officers may enter into a new Rule 10b5-1 trading plan or amend an existing trading plan only during an “open window” and only if they are not in possession of any material non-public information concerning Dolby at the time. In addition, trades pursuant to a new or amended Rule 10b5-1 trading plan may not be made until the date of the opening of the next quarterly trading window following the date of entry into, or amendment of, such trading plan. Each Rule 10b5-1 trading plan generally must remain in effect for at least one year following its adoption and must automatically terminate within two years from the adoption date. Rule 10b5-1 trading plan terms do not generally restrict directors or executive officers from making trades outside of the trading plans, provided that any such trades occur during “open windows” and are otherwise subject to our insider trading policy requirements.

Sale transactions by our directors and executive officers under Rule 10b5-1 trading plans will be disclosed publicly through filings with the SEC to the extent required. We do not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of our directors or executive officers, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

In fiscal 2019, Dagmar Dolby, as Trustee of the Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999, adopted a Rule 10b5-1 trading plan. Sales under this trading plan were completed in July 2019, and an aggregate of 2,000,000 shares were sold under this plan in fiscal 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of either our Class A Common Stock or Class B Common Stock; (ii) each of our directors; (iii) each of our NEOs; and (iv) all of our directors and executive officers as a group. The information provided in the table is as of November 21, 2019, and is based on our records, information filed with the SEC, and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 64,291,039 shares of our Class A Common Stock and 36,229,820 shares of our Class B Common Stock outstanding as of November 21, 2019. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (i) shares of Common Stock subject to stock options held by that person that were exercisable on or are exercisable within 60 days after November 21, 2019 (excluding performance stock options that may vest, if at all, within such 60-day period based on the achievement of performance criteria); and (ii) shares of Common Stock subject to restricted stock unit awards held by that person that are subject to vest within 60 days after November 21, 2019.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned						% Total Voting Power(2)
	Class A Common Stock(1)			Class B Common Stock(1)
Name of Beneficial Owner	Shares	%		Shares	%
5% Stockholders:
Ray Dolby 2002 Trust A, dated April 19, 2002(3)	—	—		160,592		*		*
Ray Dolby 2002 Trust B, dated April 19, 2002(4)	—	—		463,262	1.3%			1.1%
Dolby Holdings II LLC(5)	—	—		1,040,000	2.9%			2.4%
Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999(6)	—	—		24,108,162	66.5%			56.5%
Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999(7)	—	—		4,095,617	11.3%			9.6%
Dolby Holdings III LLC(8)	—	—		350,000	1.0%			*
Dagmar Dolby 2016 Trust B, dated March 23, 2016(9)	—	—		403,600	1.1%			*
Dagmar Dolby 2018 Trust BB, dated June 20, 2018(10) Dagmar Dolby 2019 Trust BB, dated July 22, 2019(11)	— —	— —		1,825,000 3,700,000	5.0 10.2	% %	4.3 8.7	% %
Dagmar Dolby(12)	1,225,500	1.9%		36,146,233	99.8%			85.0%
Thomas E. Dolby(13)	—	—		680,592	1.9%			1.6%
Clearbridge Investments, LLC(14)	5,645,333	8.8%		—	—			1.3%
The Vanguard Group(15)	5,648,477	8.8%		—	—			1.3%
Named Executive Officers and Directors:
Kevin Yeaman(16)	1,276,998	1.9%		—	—			*
Lewis Chew(17)	501,891		*	—	—			*
Andy Sherman(18)	260,326		*	—	—			*
Giles Baker(19)	208,068		*	—	—			*
Todd Pendleton(20)	61,737		*	—	—			*
Micheline Chau	50,519		*	—	—			*
David Dolby(21)	66,355		*	35,465,641	97.9%			83.2%
Peter Gotcher(22)	52,506		*	—	—			*
N. William Jasper, Jr.(23)	7,000		*	10,000		*		*
Simon Segars	24,487		*	—	—			*
Roger Siboni	24,487		*	—	—			*
Anjali Sud	—		*	—	—			*
Avadis Tevanian, Jr.(24)	46,750		*	—	—			*
All executive officers and directors as a group (14) persons)(25)	2,892,336	4.3%		35,475,641	97.9%			83.8%

*	Less than one percent.
(1)

Each holder of Class B Common Stock is entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time at the election of the holder into shares of Class A Common Stock on a one-for-one share basis. The Class A Common Stock beneficial ownership percentages shown in the “Class A Common Stock” column of this table are calculated based on the number of shares of Class A Common Stock that are outstanding and beneficially owned by each beneficial owner as of November 21, 2019, and do not reflect the conversion of any shares of Class B Common Stock beneficially owned by such beneficial owner as of such date.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class.

(3)

Consists of 160,592 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust A, dated April 19, 2002 (the “Ray Dolby 2002 Trust A”). Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust A. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust A, and Thomas E. Dolby has sole voting power over the shares held of record by the Ray Dolby 2002 Trust A. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Ray Dolby 2002 Trust A into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 21, 2019. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(4)

Consists of 463,262 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust B, dated April 19, 2002 (the “Ray Dolby 2002 Trust B”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust B. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust B, and David Dolby has sole voting power over the shares held of record by the Ray Dolby 2002 Trust B. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Ray Dolby 2002 Trust B into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 21, 2019. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(5)

Consists of 1,040,000 shares of Class B Common Stock held of record by Dolby Holdings II LLC (“Dolby Holdings II”). Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings II as the Manager of Dolby Holdings II. Each of Thomas E. Dolby and David Dolby has sole voting power over 50% of the shares held of record by Dolby Holdings II, as Special Managers of Dolby Holdings II. Assuming conversion of the shares of Class B Common Stock beneficially owned by Dolby Holdings II into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 1.6% of the outstanding shares of Class A Common Stock as of November 21, 2019. Dagmar Dolby, Thomas E. Dolby, and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(6)

Consists of 24,108,162 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Marital Trust”). David Dolby is the Special Trustee of the Marital Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Marital Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Marital Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Marital Trust into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 27.3% of the outstanding shares of Class A Common Stock as of November 21, 2019. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(7)

Consists of 4,095,617 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Dagmar Dolby Trust”). David Dolby is the Special Trustee of the Dagmar Dolby Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Dagmar Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby Trust into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 6.0% of the outstanding shares of Class A Common Stock as of November 21, 2019. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(8)

Consists of 350,000 shares of Class B Common Stock held of record by Dolby Holdings III LLC (“Dolby Holdings III”). Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings III as the Manager of Dolby Holdings III. David Dolby has sole voting power over the shares of record held by Dolby Holdings III as a Special Manager of Dolby Holdings III. Assuming conversion of the shares of Class B Common Stock beneficially owned by Dolby Holdings III into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 21, 2019. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(9)

Consists of 403,600 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2016 Trust B, dated March 23, 2016 (the “Dagmar Dolby 2016 Trust B”). David Dolby is the Special Trustee of the Dagmar Dolby 2016 Trust B. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby 2016 Trust B, and David Dolby has sole voting power over the shares held of record by the Dagmar Dolby 2016 Trust B. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby 2016 Trust B into shares of Class A Common Stock, such converted shares would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 21, 2019. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(10)

Consists of 1,825,000 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2018 Trust BB, dated June 20, 2018 (the “Dagmar Dolby 2018 Trust BB”). David Dolby is the Special Trustee of the Dagmar Dolby 2018 Trust BB. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby 2018 Trust BB, and David Dolby has sole voting power over the shares held of record by the Dagmar Dolby 2018 Trust BB. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby 2018 Trust BB into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 2.8% of the outstanding shares of Class A Common Stock as of November 21, 2019. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(11)

Consists of 3,700,000 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2019 Trust BB, dated July 22, 2019 (the “Dagmar Dolby 2019 Trust BB”). David Dolby is the Special Trustee of the Dagmar Dolby 2019 Trust BB. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby 2019 Trust BB, and David Dolby has sole voting power over the shares held of record by the Dagmar Dolby 2019 Trust BB. Assuming conversion of the shares of Class B Common Stock beneficially owned by the Dagmar Dolby 2019 Trust BB into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 5.4% of the outstanding shares of Class A Common Stock as of November 21, 2019. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(12)

Consists of (i) the shares described in Notes 3 through 11, which descriptions are incorporated herein by reference, plus (ii) 140,000 shares of Class A Common Stock held of record by the Ray and Dagmar Dolby Family Fund, a California nonprofit public benefit corporation and a private foundation within the meaning of section 509(a) of the Internal Revenue Code (the “Dolby Family Fund”), plus (iii) 1,085,500 shares of Class A Common Stock held of record by the Dagmar Dolby Fund, a California nonprofit public benefit corporation (the “Dagmar Dolby Fund”). Dagmar Dolby is the President and sole director of, and has sole dispositive and voting power over the shares held of record by, the Dolby Family Fund. Dagmar Dolby, as one of three directors of the Dagmar Dolby Fund, has shared voting and dispositive power over all shares of Class A Common Stock held of record by the Dagmar Dolby Fund, with voting and disposition decisions requiring the majority vote of the Dagmar Dolby Fund’s board of directors. All shares beneficially owned by Dagmar Dolby collectively represent 85.0% of the total voting power of the Class A Common Stock and Class B Common Stock, and the shares over which Dagmar Dolby has sole or shared voting power collectively represent 66.4% of the total voting power of the Class A Common Stock and Class B Common Stock. Assuming conversion of the shares of Class B Common Stock beneficially owned by Dagmar Dolby into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by Dagmar Dolby, would represent beneficial ownership of 37.2% of the outstanding shares of Class A Common Stock as of November 21, 2019. Dagmar Dolby disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein.

(13)

Consists of all of the shares described in Note 3 and 50% of the shares described in Note 5, which descriptions are incorporated herein by reference. Assuming conversion of the shares of Class B Common

Stock beneficially owned by Thomas E. Dolby into shares of Class A Common Stock, such converted shares would represent beneficial ownership of 1.0% of the outstanding shares of Class A Common Stock as of November 21, 2019. Thomas E. Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(14)

Based on a Schedule 13G/A filed with the SEC on February 14, 2019, wherein Clearbridge Investments, LLC (“Clearbridge”) reported beneficial ownership of 5,645,333 shares of Class A Common Stock. Clearbridge reported sole dispositive power as to all of the shares and sole voting power as to 5,445,818 of the shares. The address for Clearbridge is 620 8th Avenue, New York, New York 10018.

(15)

Based on a Schedule 13G/A filed with the SEC on February 11, 2019, wherein The Vanguard Group (“Vanguard”) reported beneficial ownership of 5,648,477 shares of Class A Common Stock. Vanguard reported sole dispositive power as to 5,617,470 of the shares, shared dispositive power as to 31,007 of the shares, sole voting power as to 30,867 of the shares, and shared voting power as to 6,872 of the shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(16)

Shares held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009 (the “Yeaman Trust”). Includes stock options held in the name of the Yeaman Trust to purchase 1,199,327 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2019. Includes 44,776 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 21, 2019.

(17)

Includes stock options held by Mr. Chew to purchase 430,195 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2019. Includes 14,313 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 21, 2019.

(18)

Includes stock options held by Mr. Sherman to purchase 231,750 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2019. Includes 13,125 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 21, 2019.

(19)

Includes stock options held by Mr. Baker to purchase 195,693 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2019. Includes 12,375 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 21, 2019.

(20)

Includes stock options held by Mr. Pendleton to purchase 56,625 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2019. Includes 2,250 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days after November 21, 2019.

(21)

Consists of (i) 66,355 shares of Class A Common Stock held of record by David Dolby, plus (ii) all of the shares described in Notes 4, 6, 7, 8, 9, 10 and 11, which descriptions are incorporated herein by reference, plus (iii) 50% of the shares described in Note 5, which description is incorporated herein by reference. Assuming conversion of the shares of Class B Common Stock beneficially owned by David Dolby into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by David Dolby, would represent beneficial ownership of 35.6% of the outstanding shares of Class A Common Stock as of November 21, 2019. David Dolby disclaims beneficial ownership of the securities referenced in clauses (ii) and (iii) except to the extent of his pecuniary interest therein.

(22)	Includes stock options held by Mr. Gotcher to purchase 13,857 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2019.
(23)

Shares held in the name of N. William Jasper, Jr. as Trustee of the N. William Jasper, Jr. 2004 Trust. Assuming conversion of the shares of Class B Common Stock beneficially owned by Mr. Jasper into shares of Class A Common Stock, such converted shares, together with the other shares of Class A Common Stock beneficially owned by Mr. Jasper, would represent beneficial ownership of less than one percent of the outstanding shares of Class A Common Stock as of November 21, 2019.

(24)	Shares held in the name of Avadis Tevanian, Jr. and Nancy Tevanian Trust u/a/d 5/29/96.
(25)

Includes (i) stock options held by all executive officers and directors to purchase an aggregate of 2,381,694 shares of Class A Common Stock that are exercisable within 60 days after November 21, 2019 and (ii) 96,714 shares of Class A Common Stock subject to restricted stock unit awards held by all executive officers and directors that vest within 60 days after November 21, 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Our Board has adopted a written Related Person Transactions Policy. Pursuant to this policy, any related person transaction proposed or entered into by Dolby must be reviewed, approved or ratified by the Audit Committee in accordance with the terms of the policy. A “related person transaction” is a transaction between Dolby and a related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is or was an executive officer, director or nominee for director at any time since the beginning of the last fiscal year and such person’s immediate family members, or a greater than 5% beneficial owner of any class of our voting securities at the time of the occurrence or existence of the transaction and such owner’s immediate family members.

Any related person transaction proposed or entered into by Dolby that does not fall into a specified exclusion under the policy must be reported to Dolby’s General Counsel, and the Audit Committee will review, approve or ratify such transactions in accordance with the terms of the policy. In the course of its review and approval or ratification of a related person transaction, the Audit Committee considers:

•	The approximate dollar value of the amount involved in the transaction;

•	The related person’s interest in the transaction and the approximate dollar value of such interest without regard to any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Dolby than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to Dolby of, the transaction; and

•	Any other information regarding the transaction or the related person in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the use of certain theatres of the company by the immediate family members of Ray Dolby, to the extent that it may constitute a related person transaction, is deemed to be pre-approved under the terms of the policy.

Since September 29, 2018, we have not been a party to any related person transactions, other than the transactions described below.

Real Estate Transactions

Potrero Avenue Premises

Since 1980, we have leased approximately 70,000 square feet of office space located at 100 Potrero Avenue, San Francisco, California from several Dolby family trusts. This lease expires on October 31, 2024 and provides us an option to renew for two additional five-year terms at a rate equal to the rent that the landlord could obtain for the applicable option term from a third party desiring to lease the premises for the option term, as determined by the landlord and agreed to by us. The Dolby family trusts, as landlord, retain the right to sublease approximately 1,099 square feet of office space in these premises with prior notice to us, at a rental rate equal to the then current base rent per square foot paid by us plus $14 per square foot per year (reflecting estimated costs payable by us for the operation and maintenance of the premises, subject to an annual increase of 1.5% per year during each year of the sublease term). We are generally responsible for operating expenses, taxes, and the condition, operation, repair, maintenance, security and management of the premises. We also agreed to indemnify and hold the Dolby family trusts, as landlord, harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from our conduct related to the premises.

In connection with our lease of 100 Potrero Avenue, we have also leased additional parking and warehouse space adjacent to 100 Potrero from the Dolby family trusts (the “Additional Leases”). We provided the landlord notice of early-termination of these Additional Leases (which otherwise would have terminated on October 31, 2024) in fiscal 2019, effective October 31, 2019. As disclosed in our 2019 Annual Meeting Proxy Statement, pursuant to the terms of the Additional Leases, we made an early-termination payment in the aggregate amount of $98,259 at the time we delivered notice of early termination.

Ceased Occupation of Potrero Avenue Premises

In fiscal 2019, we ceased occupying the Potrero facilities and executed a sublease with a third party tenant for our remaining lease term (through October 31, 2024) for 100 Potrero, at a rental rate that is higher than what we are paying under our master lease. Under the sublease, the subtenant is required to reimburse us for our costs related to operating expenses, taxes, and the condition, operation, repair, maintenance, security, and management of the subleased premises and to indemnify and hold us harmless with respect to the subleased premises in substantially the same manner as provided in the master lease and described above. As a result of our ceased occupancy, we incurred $33.5 million in restructuring charges recorded as operating expenses in our consolidated statement of operations, as described in Note 16 to our consolidated financial statements in our 2019 Annual Report on Form 10-K.

Fiscal 2019 Rent Expense for Potrero Avenue Premises

Our rent expense for the 100 Potrero Avenue lease and the Additional Leases was $3.4 million in fiscal 2019. As described above, we ceased occupying the Potrero Avenue premises in fiscal 2019 and entered into a sublease with a third party for the remainder of our term. However, Item 404 of the SEC’s Regulation S-K requires us to disclose the estimated rent expense over the remaining life of the lease agreement for these premises, which is $50.1 million as of September 27, 2019. As required by Item 404, this figure includes $34.4 million in rent payable for the option—which we do not intend to exercise—to renew the 100 Potrero Avenue lease for two additional five year terms beyond its October 31, 2024 expiration, assuming a rental rate equal to the rate applicable to the month in which the lease is to expire (the actual rental rate during any option term is not known at this time and may be materially different from the rate used in our assumptions).

Jointly-Owned Real Estate Entities

As of the end of fiscal 2019, the Dagmar Dolby Trust or Dolby Wootton Bassett, LLC (“DWB”), of which the Dagmar Dolby Trust is the sole member, own a majority financial interest in three real estate entities that owned and leased commercial real property to us in fiscal 2019. We own the remaining financial interests in these real estate entities. The following table sets forth, as of the end of fiscal 2019, for each of these real estate entities, the entity that owns the majority financial interest in the real estate entity, the percentage interest owned, and the location of the property.

Real Estate Entity	Majority Owner	Majority Ownership Interest	Location of Property
Dolby Properties Burbank, LLC	Dagmar Dolby Trust	51%	Burbank, California
Dolby Properties Brisbane, LLC	Dagmar Dolby Trust	51%	Brisbane, California
Dolby Properties, LP	DWB	90%	Wootton Bassett, England

Our expense recorded for rents payable to such entities was $1.0 million in fiscal 2019 and the estimated rent expense over the remaining life of the various leases for these facilities is approximately $10.7 million, assuming the exercise of our two five-year renewal options for our offices at 3601 W. Alameda Avenue in Burbank, California (for these purposes, assuming a rental rate equal to the rate applicable to the month in which the lease is scheduled to expire; the actual rental rate during any option term is not known at this time and may be materially different from the rate used in our assumptions).

When we negotiate new terms for any lease agreement with the Dolby family or any of the jointly-owned real estate entities, we engage real estate brokers to provide fair market rent and lease terms based on a summary of comparable properties located in the area of the subject property. The brokers are instructed that the transaction is intended to be completed on an “arm’s-length” basis. We believe that all of our leases were entered into on a reasonable fair market basis.

Dolby Properties Brisbane, LLC

Our lease for manufacturing and office space in Brisbane, California with Dolby Properties Brisbane, LLC (a limited liability company jointly owned by the Dagmar Dolby Trust and us, as described above, the “LLC”) expired on March 31, 2019. We did not renew our lease for these premises and the LLC subsequently marketed the property for sale. In October 2019, the LLC concurrently entered into a five-year lease agreement and a purchase and sale agreement with an unrelated third party (“Buyer”) for sale of the property for $16.5 million in cash (the “Sale”). On November 29, 2019, the Buyer provided written notice of its election to proceed with the purchase following the expiration of its 60-day due diligence period to evaluate the property and the Buyer delivered a $1 million non-refundable deposit (the “Deposit”) concurrently with the delivery of that approval notice. The lease agreement allows Buyer to exclusively occupy the premises through the closing date of the Sale, which is required to occur by July 3, 2020. If Buyer defaults on its obligation to purchase the property, the LLC may terminate the purchase and sale agreement and retain the Deposit, and the lease agreement will continue for the remainder of its five-year term. Under the terms of the lease agreement, rent commences on January 1, 2020 at a rate of $60,000 per month for 12 months (and then, if applicable, increases to $90,000 per month beginning on the 13th month, subject to 3% annual increases). Any proceeds from the Sale (and if applicable, the Deposit and any rent paid under the lease agreement) will inure 51% to the Dagmar Dolby Trust and 49% to us.

Academy Museum Donations

In June 2014, we agreed to donate cinema products and related services to the Museum of the Academy of Motion Picture Arts and Sciences (the “Academy Museum”) having a retail value of approximately $7 million, in exchange for promotional benefits over a 15 year period, including our exclusive appointment as the audio/video sponsor of the Academy Museum theaters, public recognition of our donation, access to Academy Museum space for events, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits. Contemporaneously, the Dolby family agreed to donate $5 million in cash and/or marketable securities to the Academy Museum over time based on achievement of certain key project milestones, in exchange for certain naming rights, public recognition of the Dolby family’s donation, an installation at the Academy Museum dedicated to portraying Ray Dolby’s story, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits.

Smithsonian Institution Donations

In September 2018, we agreed to make an in-kind donation to the Smithsonian Institution (the “Smithsonian”), for use in the National Museum of American History (the “Museum”), of certain audio/visual equipment and related services together having a retail value of up to approximately $2 million, including equipment for and refurbishment of an exhibition theatre in the Museum. In exchange for the donation, we are entitled to promotional benefits for a certain period of time, including our exclusive audio/video sponsorship of the Smithsonian, public recognition of our donation, access to the Museum space for events, and invitations to certain events. Contemporaneously, a charitable entity associated with the Dolby family agreed to donate $5 million in cash and/or marketable securities to the Smithsonian over time based on achievement of certain milestones, in exchange for certain benefits, including naming rights and public recognition of the Dolby family’s donation.

BAFTA Donations

In December 2019, we reached agreement in principle, subject to definitive documentation, to make an in-kind donation to the British Academy of Film and Television Arts (the “BAFTA”), for use in the redevelopment of the Princess Anne Theater at 195 Piccadilly in London (the “Theater”), of certain audio/visual equipment and related services together having a retail value of up to $1 million, including equipment and services following the Theater’s redevelopment. In exchange for this donation, we would be entitled to receive certain benefits from BAFTA, including branding rights, exclusive audio/video sponsorship of the Theater, private use of the Theater under certain circumstances, and event tickets. At the same time, the Dolby family would agree to make a donation to BAFTA of cash and/or marketable securities in the amount of $3.5 million, payable in installments based on the achievement of certain milestones, in exchange for certain benefits, including certain naming rights and event tickets.

Other Arrangements with the Dolby Family

In the past, we have allowed members of the Dolby family to use our office facilities for their personal purposes on a limited basis, and we expect this use to continue in the future. For example, members of the Dolby family are allowed to use our conference and screening rooms for personal purposes up to ten times per year. Our Board has approved of these arrangements.

PROPOSAL 2

AMENDMENT AND RESTATEMENT OF THE 2005 STOCK PLAN

Stockholders are being asked to approve the amendment and restatement of the Dolby Laboratories, Inc. 2005 Stock Plan, which would be renamed the 2020 Stock Plan (the “Plan”). The proposed material changes to the terms of the Plan are described in “—Proposed Amendments” below. The Plan is attached as Appendix B to this Proxy Statement.

The Board has determined that the amendment and restatement of the Plan is in the best interests of the company and its stockholders.

Background

Our ability to attract, retain, motivate and reward employees, and directors through long-term incentive compensation delivered in the form of equity awards is key to our success and our ongoing efforts to build sustainable long-term stockholder value. This is particularly true in the San Francisco Bay Area, where competition for talent is intense and where there is an emphasis on the use of equity compensation.

We monitor the use of equity compensation carefully and limit the number of equity awards granted annually to an amount that we believe is necessary to attract, retain and motivate our employees, to grow the business, and to create stockholder value. In addition, the Compensation Committee carefully monitors our total dilution, annual award levels, and equity expense to ensure that we maximize stockholder value by granting the appropriate number of equity awards necessary to further our annual and long-term strategic and operational objectives.

In assessing the impact of our equity compensation program, the Compensation Committee reviews various measures, including among other things, “value granted as a percentage of market capitalization,” “burn rate,” and “total overhang.”

•

Value granted as a percentage of market capitalization measures the grant-date fair value of equity awards granted to employees during the fiscal year as a percentage of the weighted-average grant-date market capitalization.

•

Burn rate measures our equity usage as a percentage of our outstanding Common Stock and is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted average number of shares of Common Stock outstanding during such fiscal year. The “adjusted” burn rate calculations below are based on a multiplier that treats each RSU as 3.0 option equivalents, consistent with ISS’ published current methodology based on our three-year stock price volatility.

•

Total overhang measures the amount of equity awards outstanding and available for future grant under our equity plans as a percentage of our outstanding Common Stock, and is calculated as the total number of shares subject to outstanding equity awards (comprising unexercised stock options and unvested RSUs), plus the number of shares available for future grant under our equity plans, divided by the number of shares of our Common Stock outstanding as of fiscal year-end.

The table below illustrates these measures for fiscal 2019 (including our three-year averages for the period ended and including fiscal 2019) and our positioning relative to our compensation peer group and a representative sample of 150 representative technology companies compiled by Compensia (the “Broad Tech Group”).

	Dolby Fiscal 2019	Positioning vs. Dolby Peer Group (Percentile)	Positioning vs. Broad Tech Group (Percentile)	Dolby 3-Year Average	3-Year Average, Positioning vs. Dolby Peer Group (Percentile)
Value Granted as a Percentage of Market Cap.	1.6%	46%	30%	1.6%	53%
Burn Rate (Adjusted with 3:1 RSU Multiplier)	5.2%	62%	50%	5.3%	62%
Burn Rate (Unadjusted)	2.6%	67%	*	2.8%	87%
Total Overhang	16.8%	67%	55%	19.5%	*

*	Not tracked in Compensia’s database.

In addition, Dolby awards the vast majority of its equity compensation to its broad-based employees. For example, in fiscal 2019, approximately 24% of the shares subject to equity awards granted in that fiscal year were awarded to the “top five” officers, with the remaining approximately 76% allocated to employees and other Plan participants.

While we could increase the cash component of the incentive compensation for our broad-based employees relative to the equity component, we believe that our current mix is more effective because it aligns their compensation to stock price appreciation, which better achieves our goal of incentivizing employees and further aligns their interests with those of our stockholders. Moreover, in order to address potential dilution resulting from our equity compensation program, we have implemented our stock repurchase program. Since fiscal 2010, we have offset over $1.64 billion in stockholder dilution under our repurchase program.

Proposed Amendments

The following is a summary of the material changes that have been made to the Plan since the Plan was last approved by stockholders at the 2017 Annual Meeting of Stockholders. These changes are being submitted for stockholder approval at the Annual Meeting as part of an amendment and restatement of the Plan. These changes will not be effective unless stockholder approval is obtained.

Renaming of the Plan

The Plan will be renamed from the “Dolby Laboratories, Inc. 2005 Stock Plan” to the “Dolby Laboratories, Inc. 2020 Stock Plan.”

Authorization of Additional Shares

An additional 9,000,000 shares of our Class A Common Stock will be available for issuance under the Plan. We believe that the proposed increase is essential to our continued success and therefore is in the best interests of the company and our stockholders. As of November 21, 2019, 6,390,924 shares of our Class A Common Stock remained available for issuance under the Plan, which we believe is insufficient to meet our projected needs for the next several years.

Based on the current range of our stock price and after carefully forecasting our anticipated growth rate for the next few years, we believe that the proposed increase of 9,000,000 shares should be sufficient to fund our long-term incentive compensation awards for approximately the next two to three years under our current operating assumptions. However, while this forecast is based on current operating assumptions that we believe to be reasonable, there can be no guarantee that future events, including changes in future business conditions, won’t require us to grant equity awards more rapidly or slowly than currently predicted.

Extending the Term of the Plan

The term of the Plan will be extended from its current expiration date of November 9, 2020 indefinitely, until earlier terminated by our Board at any time, in accordance with the terms of the Plan. However, no new incentive stock options may be granted after November 12, 2029.

Section 162(m)-Related Provisions

In prior fiscal years, compensation in excess of $1,000,000 paid to any one of certain executive officers in a taxable year was deductible only if it was “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan historically has permitted (but not required) us to grant compensation that was intended to qualify as performance-based under Section 162(m) of the Code. The 2017 U.S. Tax Cuts and Jobs Act generally eliminated this performance-based exception for our 2019 fiscal year and later years. The proposed amendment and restatement of the Plan would remove certain provisions relating to performance-based compensation under Section 162(m) of the Code. These changes do not increase the types of Awards that may be granted under the Plan and we still will be permitted (but not required) to grant Awards that vest based on achievement of performance goals. The per person limits on the number or value of grants that may be made during any fiscal year of the company have not been changed.

Other than as described above, no material changes to the Plan have been made or are proposed for approval by stockholders.

Plan Information

As of November 21, 2019:

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Stock options to purchase 7,064,304 shares of our Class A Common Stock (including performance-based stock options to purchase up to a maximum of 947,873 shares of our Class A Common Stock) were outstanding, with a weighted average exercise price of $48.43;

•	Restricted stock unit awards to acquire 2,770,371 shares of our Class A Common Stock were outstanding; and

•	6,390,924 shares of our Class A Common Stock remained available for future issuance under the Plan.

Board of Directors Approval

The Board of Directors has adopted the amendment and restatement of the Plan, subject to stockholder approval. Other than as described above, the Plan has not been amended in any material respect since stockholders last approved an amendment and restatement of the Plan at our 2017 Annual Meeting of Stockholders.

Our executive officers and directors have an interest in the amendment and restatement of the Plan because they are eligible for awards under the Plan.

Description of the Amended and Restated 2005 Stock Plan

The following description of the principal features of the amended and restated Plan is qualified in its entirety by reference to the text of the amended and restated Plan, which is attached as Appendix B to this Proxy Statement.

Purpose

The purpose of the Plan is to attract and retain the best available personnel, to provide additional incentive to employees, directors and consultants, and to promote the success of the company’s business by emphasizing long-term value creation and further aligning the interests of employees and directors with the interests of stockholders.

Eligibility

Plan-eligible participants include employees, consultants and directors of the company, and employees and directors of the company’s subsidiaries and any parent entity or other related entity (that is, an entity in which the company or a parent or subsidiary of the company holds a substantial ownership interest). However, as required by the Code, only employees of the company, the company’s subsidiaries or any parent entity of the company are eligible to receive incentive stock options under the Plan. As of the end of fiscal 2019, we had 2,193 employees (including one employee director) and eight non-employee directors. While consultants are eligible to participate pursuant to the terms of the Plan, the company generally does not make equity grants to its consultants. The exact number of individuals who will receive grants under the Plan cannot be determined in advance because grants are made at the discretion of the Plan administrator.

Administration of Plan

Except as otherwise described below, the Compensation Committee administers the Plan. The administrator has, among other powers and subject to the terms of the Plan, the power to grant and amend awards, determine the terms of the awards, including the individuals to whom awards will be made, the type of awards, the amount of the awards, the exercisability of the awards and the form of consideration, if any, payable upon exercise. Additionally, the administrator makes all other determinations necessary or advisable for the administration of the Plan, including interpreting the Plan and any award agreements under the Plan. The Board acts as administrator and has the exclusive power and authority to change the outside director equity award program described below under “Awards—Outside Director Awards” and to increase or decrease the share reserves under the Plan. In addition, the Stock Plan Committee may act as administrator in limited circumstances, as it has the authority to grant equity-based awards to employees and consultants who are not executive officers or directors of the company. To the extent that the Board deems advisable, the Compensation Committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code, and may be structured to satisfy the requirements for exemption under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Share Reserve

Assuming stockholders approve this proposal, a total of 55,000,000 shares of our Class A Common Stock will have been authorized for issuance under the Plan since the Plan’s inception (inclusive of, among other things, shares previously issued pursuant to awards granted under the Plan, and any of such shares that were subsequently retired).

Any shares subject to an award granted prior to February 2, 2011, the date of our 2011 Annual Meeting of Stockholders, with a per share exercise or purchase price less than the fair market value of our Class A Common Stock on the date of grant, were counted against the authorized share reserve as 2 shares for every 1 share subject to the award, and if returned to the Plan such shares are counted as 2 shares for every 1 share returned. For any awards granted on or after February 2, 2011, any shares subject to an award with a per share exercise or purchase price less than the fair market value of our Class A Common Stock on the date of grant will be counted against the authorized share reserve as 1.6 shares for every 1 share subject to such award, and if returned to the Plan such shares will be counted as 1.6 shares for every 1 share returned.

If an award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, RSUs, deferred stock units, performance shares or performance units, is forfeited to or repurchased by the company, the unpurchased shares (or for awards other than stock options and SARs, the forfeited or repurchased shares) will become available for future grant or sale under the Plan. If a SAR is settled in shares, the gross number of shares exercised will cease to be available under the Plan. Shares that have been issued under the Plan under any award will not be returned to the Plan and will not become available for future distribution under the Plan, except that if unvested shares of restricted stock, RSUs, deferred stock units, performance shares or performance units are repurchased by the company or are forfeited to the company, such shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an award (including pursuant to a net exercise of a stock option) and/or to satisfy the tax withholding obligations related to a stock option or SAR will not become available for future grant or sale under the Plan. In addition, shares used to satisfy tax withholding obligations related to restricted stock, RSUs, deferred stock units, performance shares or performance units will not become available for future grant or sale under the Plan. Awards paid out in cash rather than shares will not reduce the number of shares available for issuance under the Plan. Shares issued pursuant to awards transferred under any award transfer program will not be again available for grant under the Plan.

Limitations

The maximum number of shares which could be covered by Awards granted to any one individual in any fiscal year pursuant to stock options or SARs is 2,000,000. Similarly, restricted stock and RSU grants in a single fiscal year cannot exceed 2,000,000 shares to any individual. The limit for performance shares is also 2,000,000 per fiscal year, and the maximum which could be received by any one individual in any fiscal year pursuant to the grant of performance units or performance bonus awards is $5,000,000. In addition, an individual may be granted stock options or SARs to purchase up to an additional 2,000,000 shares of Class A Common Stock in connection with his or her initial hiring by the company.

The administrator will adjust the maximum number and type of securities that may be granted pursuant to the Plan, the limitations on annual grants to individuals or in connection with an individual’s initial hiring, as well as the number and type of securities subject to outstanding awards, the stock option price, and the grant price or other price of shares subject to outstanding awards, if an adjustment is determined by the administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, in the event of a merger, reorganization, consolidation, recapitalization, dividend or other distribution (whether in the form of cash, shares, other securities, or other property), split-up, spin-off, stock split, reverse stock split, combination, repurchase, or any exchange of Class A Common Stock or other securities of the company, or other change in the corporate structure of the company affecting our Class A Common Stock. In addition, in no event will any dividend equivalents attach to stock options or stock appreciation rights, nor paid out on any full-value award prior to the vesting of such award.

The Plan also limits the awards that can be granted each fiscal year to the non-employee members of our Board. The limits are $1,000,000 in grant date fair value (determined in accordance with U.S. generally accepted accounting principles) for any cash-settled awards per fiscal year per non-employee Board member, increased to $2,000,000 in the first fiscal year of service as a non-employee Board member, and up to $1,000,000 in grant date fair value (determined in accordance with U.S. generally accepted accounting principles) for any equity-based awards per fiscal year per non-employee Board member, increased to $2,000,000 in the first fiscal year of service as a non-employee Board member.

Awards

The Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, RSUs, SARs, deferred stock units, performance units, performance shares and performance cash bonus awards. Set forth below is a general description of the types of awards that may be granted under the Plan. On November 21, 2019, the closing price of our Class A Common Stock on the NYSE was $69.17 per share.

Stock Options

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be no less than 100% of the fair market value of our Class A Common Stock on the date of grant. The term of any stock option, including specifically an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock or of any subsidiaries or any parent entity, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. Subject to these limits, the administrator determines the term of all stock options.

Upon termination of a participant’s service with us (or with a subsidiary, parent or related entity of ours), he or she may exercise his or her stock option for the time period stated in the stock option agreement. Generally, if termination is due to death or disability, the stock option will remain exercisable for 12 months. In all other cases, the stock option will generally remain exercisable for three months. However, a stock option may never be exercised later than the expiration of its term.

Stock Appreciation Rights

SARs allow the recipient to receive the appreciation in the fair market value of our Class A Common Stock between the exercise date and the date of grant. The administrator determines the terms of SARs, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our Class A Common Stock, or a combination thereof. Notwithstanding the foregoing, the terms of a SAR will require that the per share exercise price for the shares to be issued pursuant to the exercise of a SAR shall be no less than 100% of the fair market value of our Class A Common Stock on the date of grant and the term of any SAR may not exceed ten years.

Restricted Stock

Restricted stock awards are shares of our Class A Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals, service with the company, or on any other basis determined by the administrator in its discretion. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units (RSUs) represent the right to receive shares of our Class A Common Stock after satisfying applicable vesting conditions established by the administrator. RSUs also may be settled in cash, or in a combination of shares of our Class A Common Stock and cash. The administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the employee. The administrator may set vesting criteria based upon service with the company, the achievement of company-wide, business unit, or individual goals (including continued employment), performance goals or any other basis determined by the administrator in its discretion. Unless and until the RSUs vest, the employee will have no right to receive shares or a cash payment under such RSUs. In addition, no dividend equivalent may be paid out on any RSU award (or other full-value award) prior to the vesting of such award.

Deferred Stock Units

The Plan permits the grant of deferred stock units, which may consist of restricted stock, performance shares or performance unit awards that are paid out in installments or on a deferred basis, as determined in the administrator’s sole discretion and in accordance with rules and procedures established by the administrator. Deferred stock units may be settled in cash, shares of our Class A Common Stock or a combination of cash and our Class A Common Stock.

Performance-Based Compensation

Performance units, performance-based stock options, performance shares and performance cash bonuses are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. As described below, the administrator will establish organizational or individual performance goals in its discretion within the parameters of the Plan, which, depending on the extent to which they are met, will determine the degree of granting, vesting and/or payout value of performance units, performance-based stock options, performance shares, and performance cash bonuses to be paid out to participants. Performance units will have an initial dollar value established by the administrator on or before the grant date. The per share exercise price for the shares to be issued pursuant to exercise of a performance-based stock option will be no less than 100% of the fair market value of our Class A Common Stock on the date of grant. Performance shares will have an initial value equal to the fair market value of our Class A Common Stock on the grant date.

The administrator may set performance objectives for performance units and performance shares based upon the achievement of company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. In addition, the Plan provides a list of specific measures from which the administrator may base performance goals although the administrator is free to choose other goals or objectives. The performance goals specifically listed in the Plan include the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) earnings before interest, taxes and depreciation, (vii) net income, (viii) cash flow, (ix) expenses, (x) the market price of a share of our Class A Common Stock, (xi) earnings, (xii) return on stockholder equity, (xiii) return on capital, (xiv) product quality, (xv) economic value added, (xvi) number of customers, (xvii) market share, (xviii) return on investments, (xix) profit after taxes, (xx) customer satisfaction, (xxi) business divestitures and acquisitions, (xxii) supplier awards from significant customers, (xxiii) new product development, (xxiv) working capital, (xxv) objectively determinable individual objectives, (xxvi) time to market, (xxvii) return on net assets, and (xxviii) sales. The performance goals may differ from Plan participant to participant and from award to award. In addition, any performance goal used may be measured (1) in absolute terms, (2) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the company as a whole or a specific business unit(s), business segment(s) or product(s) of the company, and/or (6) on a pre-tax or after-tax basis. Moreover, the administrator, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any performance goal with respect to any Plan participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the administrator, achievement of performance goals for a particular award may be calculated in accordance with the company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

The administrator may (but is not required to) establish one or more performance goals that must be achieved before an award will become vested or payable. Following completion of the applicable performance period, the Compensation Committee will certify the extent to which the applicable performance goals have been attained and the resulting value to be paid to each such executive officer. The administrator retains the discretion to eliminate, reduce or increase the amount that would otherwise be payable to such executive officer on the basis of the performance goals attained. Prior to the most recent amendment and restatement of the Plan, the Compensation Committee was prohibited from increasing the amount that otherwise would be payable under any award intended to qualify under Code Section 162(m) although the Compensation Committee was free (subject to the limits of the Plan) to increase the amount payable under any other award. With the changes to Section 162(m) of the Code, the prohibition on increases in compensation for awards subject to Section 162(m) has been eliminated.

Outside Director Awards

Pursuant to the automatic outside director equity program in the Plan, a newly appointed non-employee director is eligible to receive an initial restricted stock unit award covering that number of shares of our Class A

Common Stock as determined by dividing a dollar amount as set from time to time by the Board or any authorized committee of the Board (currently $250,000), pro-rated (if the appointment is not on the date of an Annual Meeting of Stockholders) for completed months between the date of appointment or election and the expected date of the next Annual Meeting of Stockholders, by the average closing price of our Class A Common Stock for the 30 trading days ending on (and including) the trading day immediately preceding the grant date, rounded down to the nearest whole share. Employee directors who cease to be employee directors but who remain directors do not receive an initial restricted stock unit award under this provision. All other (continuing) non-employee directors are eligible to receive an annual subsequent restricted stock unit award covering that number of shares of our Class A Common Stock as determined by dividing a dollar amount as set from time to time by the Board or any authorized committee of the Board (currently $250,000) by the average closing price of our Class A Common Stock for the 30 trading days ending on (and including) the trading day immediately preceding the grant date, rounded down to the nearest whole share. On the date of the Annual Meeting, each continuing non-employee director will automatically receive such a subsequent restricted stock unit award.

Each initial restricted stock unit award and each subsequent restricted stock unit award vests on the earlier of the first anniversary of the award’s date of grant, or the date immediately preceding the date of the next Annual Meeting of Stockholders that occurs after the award’s date of grant, subject to continued service as a director through the vesting date. All shares covered by initial or subsequent restricted stock unit awards will become fully vested immediately prior to a change in control of the company. The administrator, which is not the Compensation Committee but the Board in the case of director equity, may change the number, type and terms of initial or subsequent restricted stock unit awards.

Effect of a Change in Control

The Plan provides that in the event of a merger or “change in control” of the company, the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program each outstanding award under the Plan. Unless otherwise determined by the administrator, if there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested immediately prior to the change in control and, where applicable, exercisable, in each case, and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding stock options and stock appreciation rights for a period of 15 days from the date of the notice. The stock options and stock appreciation rights will terminate upon the expiration of the 15-day period. Awards made to a non-employee director will become fully vested and exercisable immediately prior to the change in control. Awards granted to employees and consultants will be subject to a “double-trigger” accelerated vesting schedule equal to one year of additional vesting for each year of service the employee or consultant provided to us (or our subsidiaries, parent or other related entities), if such employee or consultant is terminated by us (or the applicable subsidiary, parent or other related entity) or a successor to us without “cause” or if such employee or consultant resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control.

Transferability

Unless otherwise permitted by the administrator, the Plan generally does not allow for the transfer of awards, and, consequently, only the recipient of an award generally may exercise an award during his or her lifetime. The company has granted nonstatutory stock options under the Plan to its executive officers and directors that permit transfers for estate planning purposes. In no event are transfers to a third party for consideration permitted without prior stockholder approval.

Prohibition on Repricing Awards

Unless approved by our stockholders, no stock option or SAR may be amended to reduce its exercise price, and no outstanding stock option or SAR or other award may be cancelled in exchange for the grant in substitution thereof any new awards of the same type (which may have lower exercise prices and different terms), awards of a different type, and/or cash, except in connection with a reorganization event or change of control. In addition, no option exchange program or award transfer program (that is, a program permitting outstanding awards to be transferred for value to a financial institution or other person or entity) can be implemented without prior approval of our stockholders.

Termination and Amendment

The Plan will continue in effect until it is terminated. In addition, the administrator has the authority to amend, suspend or terminate the Plan provided such action does not impair the rights of any participant. However, the company intends to obtain stockholder approval with respect to any further amendments to the Plan to the extent required by applicable law.

Governing Law

The Plan and all determinations made and actions taken pursuant to the Plan will be governed by, and construed in accordance with, the laws of the State of California.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the stock option was granted nor within one year following the exercise of the stock option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the stock option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss.

The difference between the stock option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Stock options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such a stock option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the stock option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the stock option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested stock option and receive unvested shares which, until they vest, are subject to the company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the stock option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.

Stock Appreciation Rights. No taxable income normally is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our Class A Common Stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.

Restricted Stock Units. There normally are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Bonus, Performance Shares, Performance Units and Performance-Based Stock Options. A participant generally will recognize no income upon the grant of a performance share, performance bonus or performance unit award. Upon the settlement and/or payment of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The tax treatment of a performance-based stock option will be the same as that of an incentive stock option or a nonstatutory stock option (both of which are described above), depending on its designation.

Deferred Stock Units. A participant generally will recognize no income upon the grant of a Deferred Stock Unit Award. Upon the settlement of such an award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of any unrestricted shares of our Class A Common Stock received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.

Tax Effect for the Company. The company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income recognized by a participant and at the time that the participant recognizes such income (for example, the exercise of a nonstatutory stock option), except as follows. Under Section 162(m) of the Code, the deductibility of compensation paid to certain individuals is limited to $1,000,000 per person per year. These individuals include our Chief Executive Officer, Chief Financial Officer and certain other executive officers (including, but not necessarily limited to, our next three other most highly compensated named executive officers other than the Chief Executive Officer and Chief Financial Officer and certain individuals who were subject to Section 162(m) at the company for fiscal 2019 or a later fiscal year). Under a special Section 162(m) transition rule, compensation from certain awards that we granted on or before November 2, 2017 may be fully deductible depending on future circumstances.

Plan Benefits

Except as reflected in the table below, benefits and amounts that may be received by each of the Named Executive Officers, our executive officers as a group, and all other employees under the Plan cannot be determined at this time because the administrator has full discretion to determine the number, type and value of awards under the Plan. Further, actual amounts received under the fiscal 2020 Dolby Executive Bonus Plan will depend on who participates in the Plan, actual performance measured against the attainment of pre-established performance goals, and the Compensation Committee’s discretion to adjust such amounts.

With respect to Plan benefits for our non-employee directors, as described in “—Awards—Outside Director Awards,” immediately following each annual meeting of our stockholders, each continuing non-employee director, and each new non-employee director appointed for the first time at such annual meeting, automatically will be granted a RSU award covering that number of shares as determined by dividing $250,000 by the average closing price of our Class A Common Stock for the 30 trading days ending on (and including) the trading day immediately preceding the grant date, rounded down to the nearest whole share. See “Compensation of Directors” for a description of director compensation under the Plan.

For informational purposes, the table below shows, for fiscal 2020, the equity awards that have been granted under the Plan to our executive officers to date, and to be granted under the Plan to our non-employee directors on the date of the Annual Meeting, as well as the fiscal 2020 annual incentive compensation targets for our executive officers. The restricted stock unit awards to be granted to our non-employee directors will be made pursuant to our automatic outside director equity program, which is described above.

Name and Position	Annual Incentive Compensation Target	Number or Dollar Value of Restricted Stock Unit Awards	Number of Time-Based Stock Options	Number of Performance Stock Units (at Target)
Kevin Yeaman	$853,000	42,500	193,175	21,250
President and Chief Executive Officer

Lewis Chew	$358,800	13,200	60,000	6,600
Executive Vice President and Chief Financial Officer

Andy Sherman	$334,750	13,200	60,000	6,600
Executive Vice President, General Counsel and Corporate Secretary

Giles Baker	$325,000	12,500	56,825	6,250
Senior Vice President, Consumer Entertainment

Todd Pendleton	$325,000	9,300	42,275	4,650
Senior Vice President and Chief Marketing Officer

All current executive officers of the company as a group	$2,502,050	90,700	412,275	45,350

All current directors who are not executive officers as a group	—	$2,000,000	—	—

All employees of the company (excluding executive officers) as a group	not yet determined	not yet determined	not yet determined	16,650

In addition, the following table sets forth the following persons or groups who received stock options or RSUs to purchase shares of our Class A Common Stock under the Plan in fiscal 2019:

Name and Position	Number of Restricted Stock Units	Grant Date Fair value of Restricted Stock Unit Awards	Number of Time- Based Stock Options	Number of Performance- Based Stock Options (at Target)	Grant Date Fair Value of Stock Options
Kevin Yeaman	41,000	$2,576,030	164,000	82,000	$3,289,840
President and Chief Executive Officer

Lewis Chew	13,000	$816,790	52,000	26,000	$1,043,120
Executive Vice President and Chief Financial Officer

Andy Sherman	13,000	$816,790	52,000	26,000	$1,043,120
Executive Vice President, General Counsel and Corporate Secretary

Giles Baker	12,500	$785,375	50,000	25,000	$1,003,000
Senior Vice President, Consumer Entertainment

Todd Pendleton	9,000	$565,470	36,000	18,000	$722,160
Senior Vice President and Chief Marketing Officer

All current executive officers of the company as a group	93,000	$5,846,340	381,000	177,000	$7,481,400

All current directors who are not executive officers as a group	30,557	$1,977,436	—	—	—

All employees of the company (excluding executive officers) as a group	1,224,283	$77,426,076	630,795	64,100	$9,638,252

Grants (if any) made in future years may be larger or smaller than those shown above depending on business conditions and the administrator’s determinations. We did not grant any stock options under the Plan in fiscal 2019 to any associates of our current directors, executive officers or nominees for director. Other than our CEO, no single person received five percent or more of the stock options granted under the Plan in fiscal 2019. No single person received five percent or more of the RSUs granted under the Plan in fiscal 2019.

Proposal 2 requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 2 at the Annual Meeting in person or by proxy. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on equity compensation plan matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 2 if you want your broker to vote your shares on the matter.

The Board of Directors recommends a vote “FOR” the amendment and restatement of the company’s 2005 Stock Plan.

COMPENSATION DISCUSSION AND ANALYSIS

The discussion below is intended to:

•	Explain our fiscal 2019 executive compensation program and philosophy to assist you in evaluating the compensation of our Named Executive Officers (“NEOs”); and

•	Review how the Compensation Committee of our Board of Directors (for purposes of this Compensation Discussion and Analysis, the “Committee”) made its executive compensation decisions for fiscal 2019.

Named Executive Officers

Our NEOs are the individuals whose compensation is set forth in the Summary Compensation Table and accompanying tables. For fiscal 2019, our NEOs were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Andy Sherman, our Executive Vice President, General Counsel, and Corporate Secretary;

•	Giles Baker, our Senior Vice President, Consumer Entertainment; and

•	Todd Pendleton, our Senior Vice President and Chief Marketing Officer.

Fiscal 2019 Financial and Operational Highlights

Business Overview

We create audio and imaging technologies that transform entertainment and communications at the cinema, at home, at work, and on mobile devices. Founded in 1965, our strengths stem from expertise in analog and digital signal processing and digital compression technologies that have transformed the ability of artists to convey entertainment experiences to their audiences through recorded media. Such technologies led to the development of our noise-reduction systems for analog tape recordings, and have since evolved into multiple offerings that enable more immersive sound for cinema, digital television transmissions and devices, mobile devices, over-the-top video services, DVD and Blu-ray Discs, speaker products, PCs, and gaming consoles. Today, we derive the majority of our revenue from licensing our audio technologies. We also derive revenue from licensing our consumer imaging and communication technologies, as well as audio and imaging technologies for premium cinema offerings in collaboration with exhibitors. Finally, we provide products and services for a variety of applications in the cinema, broadcast, communications, and home entertainment markets.

Key Financial Highlights

Our key financial highlights for fiscal 2019 were as follows:

	Fiscal 2019	Fiscal 2018[1] (as adjusted)
Total Revenue	$1.24 billion	$1.05 billion
Net Income	$255.2 million	$41.7 million[2]
Diluted Earnings Per Share	$2.44	$0.39[2]
Non-GAAP Net Income(3)	$334.6 million	$215.8 million
Non-GAAP Diluted Earnings Per Share(3)	$3.20	$2.02
Stock Price Per Share (High and Low)	$71.77 / $56.09	$74.29 / $56.50
Stock Price Per Share as of Fiscal Year-End	$63.79	$69.97

(1)	For fiscal 2018, revenue, net income, and diluted earnings per share numbers are as adjusted to reflect Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606).
(2)

For fiscal 2018, net income on a GAAP basis and diluted earnings per share on a GAAP basis reflect the accounting impact of the 2017 U.S. Tax Cuts and Jobs Act. See Appendix A of this Proxy Statement and Note 11 to our consolidated financial statements in our 2019 Annual Report on Form 10-K for more information.

(3)	A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Return of Capital to Stockholders

In fiscal 2019, we returned $418.1 million to our stockholders, $340.6 million of which was in the form of stock repurchases and $77.5 million of which was in the form of dividends.

Beginning with the introduction of our stock repurchase program in fiscal 2010 and through the end of fiscal 2019, we have returned cash of over $2.34 billion to our stockholders through stock repurchases, our quarterly dividend program, and our fiscal 2013 special dividend.

In November 2019, we announced a 16% increase in the per share dividend amount under our quarterly dividend program, from $0.19 to $0.22.

Key Business Highlights

In fiscal 2019, we continued to focus on expanding our leadership in audio and imaging entertainment experiences. The following are select highlights for fiscal 2019:

Audio and Imaging Licensing

•

Broadcast. Panasonic joined our growing list of TV partners supporting Dolby Vision®, and Vizio expanded its support of Dolby Vision throughout its entire 4K TV lineup. A number of TV partners have released models that feature the combined experience of Dolby Vision and Dolby Atmos®, including LG, Sony, TCL, and TP Vision. In addition, the first set top boxes supporting Dolby Vision and Dolby Atmos were launched in fiscal 2019, while the adoption of our AC-4 technologies continued to increase globally.

We also saw more instances of live content experiences featuring Dolby Atmos. Selected NBA basketball games became the first professional sports in North America broadcast in Dolby Atmos, and DirectTV delivered certain college football primetime games in Dolby Atmos on ESPN. In addition, BT and CCTV continued delivering Premier League Soccer and The Champions League Final in Dolby Atmos.

•

Mobile. We continued to focus on adoption of our technologies across major mobile ecosystems such as Apple, Android, and Amazon. During fiscal 2019, the breadth of mobile devices supporting Dolby technologies increased globally. For example, Apple announced the support of the combined experience of Dolby Vision and Dolby Atmos in its latest iOS devices. Dolby Atmos-enabled mobile devices are now available in the market from a growing list of partners such as Samsung, Amazon, Oppo, and Lenovo.

•

Consumer Electronics. The availability of devices and services compatible with Dolby technologies increased, as a number of streaming services indicated that they will be supporting Dolby Vision and Dolby Atmos-enabled content. Apple announced that its new content programming and video subscription service, Apple TV+, will support Dolby Vision and Dolby Atmos. In addition, Disney’s new streaming service, Disney+, will support content in Dolby Vision and Dolby Atmos. Additional over-the-top services supporting the combined experience of Dolby Vision and Dolby Atmos include Netflix, Amazon, Tencent, and iQiYi. With the growing list of global streaming partners supporting our technologies, there are now over 2,400 pieces of content available in Dolby Vision, and over 1,600 pieces available in Dolby Atmos.

In addition, the first Dolby Atmos-enabled smart speaker, the Amazon Echo Studio, was announced in fiscal 2019. The availability of Dolby-Atmos-enabled soundbars also continued to grow in fiscal 2019 as three of our partners, Samsung, Sony, and Vizio, introduced their new lineup of soundbars. Certain models are now available starting at $300. In general, as entry level price points decline, a wider range of consumers have the ability to purchase products incorporating Dolby technologies.

Further, the first streaming service to support Dolby Atmos Music, Amazon Music HD, was announced in fiscal 2019, with a library to include thousands of songs from a wide range of genres.

•

Personal Computers. A number of PC models were announced or released supporting the combined experience of Dolby Vision and Dolby Atmos. Apple’s newest MacBook supporting Dolby Vision and Dolby Atmos via its latest MacOS was announced during fiscal 2019, and Lenovo expanded its lineup of PCs that support Dolby Vision and Dolby Atmos. In addition, Dell released several Dolby Vision-enabled PC models throughout the year, while Samsung and Huawei extended their support of Dolby Atmos to more PC models.

•

Other. Dolby Digital PlusTM is incorporated in both the Xbox and PlayStation gaming consoles and platforms. The Xbox gaming console also supports the combined experience of Dolby Vision and Dolby Atmos. Customers can purchase an original equipment manufacturer (OEM) gaming headset bundled with Dolby Atmos for Headphones, or an app on the Microsoft app store to enable Dolby Atmos on their headphones.

Cinema and Other

•

Cinema Products and Services. We continued to see adoption of Dolby Atmos by studios, content creators, post-production facilities, and exhibitors. At the end of fiscal 2019, there were over 5,000 Dolby Atmos-enabled screens installed or committed across 90 countries around the world, and over 1,500 Dolby Atmos theatrical titles announced or released.

•

Dolby Cinema®. We continued to expand our global presence for Dolby Cinema. At the end of fiscal 2019, we had over 230 Dolby Cinema locations in operation across 11 countries, and a total of more than 400 screens open or committed. During the fiscal year, several of the top global box office films were featured in Dolby Cinema, including Avengers: Endgame and The Lion King. The breadth of motion pictures for Dolby Cinema continues to grow with over 260 theatrical titles in Dolby Vision and Dolby Atmos having been announced or released from all the major studios.

•

Dolby Voice®. Our newest audio and video conferencing offering is Dolby Voice RoomTM, which is aimed at customers in the growing huddle room space. In fiscal 2019, we added LogMeIn as a partner, joining BlueJeans and Highfive. Also in fiscal 2019, together with BlueJeans and LogMeIn, we introduced a “Room as a Service” offering, which enables our customers access to our partners’ conferencing services with our Dolby Voice Room solution for a monthly subscription fee. We continue to focus on expanding Dolby Voice’s availability to the global market for audio and video conferencing services.

The Committee took these accomplishments into consideration in making its executive compensation determinations for fiscal 2019.

Fiscal 2019 Executive Compensation Highlights

In fiscal 2019, the Committee took the following actions with respect to the compensation of our NEOs:

•

Base Salary. For calendar 2019, the Committee increased the base salaries of our NEOs by 5% for Mr. Yeaman, 3% for Mr. Chew, 4% for Mr. Sherman, and 8% for Mr. Baker. Mr. Pendleton joined Dolby in the fourth quarter of fiscal 2018 and therefore did not receive an increase in base salary for calendar 2019. Overall, these increases were consistent with the merit-based increases for our U.S. workforce, which were based on competitive market data for technology companies. The increase in Mr. Baker’s base salary was also intended to better align his target total cash compensation with competitive market practices and the increased scope of his role.

•	Annual Incentive Compensation. With respect to our annual incentive compensation plan for our executive officers, the 2019 Dolby Executive Bonus Plan (the “2019 Executive Bonus Plan”):

•

The Committee approved annual incentive compensation targets for our NEOs—stated as a percentage of base salary for calendar 2019—at the same levels as in fiscal 2017 and 2018 (100% for our CEO and 65% for each of our other NEOs).

•

The Committee approved annual incentive compensation payments equal to 78% of the annual incentive compensation targets for our NEOs—other than Messrs. Sherman and Baker, for whom the Committee approved payments equal to 104% of such target for Mr. Sherman and 97.5% of such target for Mr. Baker—based on team and individual performance and achievement of a combination of revenue and non-GAAP operating income targets under the 2019 Executive Bonus Plan, as described below.

•

Long-Term Incentive Compensation. The Committee approved the grant of performance stock options, time-based stock options, and restricted stock unit awards for each NEO, as reflected in the Grants of Plan-Based Awards in Fiscal 2019 table in “Executive Compensation Tables and Related Matters.”

Reinforcing our Business Strategy through an Emphasis on Incentive Compensation

The principal elements of the target total direct compensation opportunity of our executive officers are: long-term incentive compensation in the form of performance stock options, time-based stock options, and restricted stock unit awards; annual incentive compensation consisting of a cash bonus opportunity; and base salary. These principal elements are further described below.

The Committee allocated a substantial portion of the target total direct compensation opportunity of our NEOs to incentive compensation in fiscal 2019, the vast majority of which consists of long-term incentive compensation. The graphs below illustrate this emphasis on long-term incentive compensation in the target total direct compensation opportunities of our NEOs. The majority of this long-term incentive compensation is tied to equity vehicles the value of which is driven wholly by stock price appreciation, and the realization of which is conditioned upon the satisfaction of multi-year vesting requirements or the achievement of pre-established performance conditions. Because the value our NEOs could realize from their equity awards depends on the performance of our stock price, changes in our stock price will impact the value of their equity awards, and correspondingly, the total compensation realizable by our NEOs. This design squarely aligns the interests of our NEOs with those of our stockholders and focuses their efforts on the successful execution of our business strategy.

CEO Fiscal 2019 Target Total Direct Compensation Opportunity	Other NEOs Fiscal 2019 Target Total Direct Compensation Opportunity (Average)

*

The long-term incentive compensation percentage is based on the grant date fair value of the underlying equity awards (at target, in the case of performance stock options), computed in accordance with ASC Topic 718, and does not represent the compensation actually realized or currently realizable by our NEOs from such awards.

Consideration of Advisory Vote to Approve Named Executive Officer Compensation; Stockholder Engagement

At our 2019 Annual Meeting of Stockholders, we conducted an advisory (non-binding) vote of our stockholders to approve the compensation of our NEOs (a “Say-on-Pay” vote). At that meeting, approximately 98% of the voting power of the shares present and entitled to vote on the proposal voted to approve the compensation of our NEOs.

On an annual basis, members of our senior management contact our largest stockholders in advance of our Annual Meeting of Stockholders to solicit their views on various governance matters, including our executive compensation policies and practices. Management reports this feedback to the Committee, which then considers it, as well as the results of our Say-on-Pay votes and other factors, in assessing its overall approach to executive compensation. Consistent with this feedback and as a result of its ongoing efforts to enhance the effectiveness of our executive compensation program, in prior fiscal years, for example, the Committee added performance stock options to our long-term incentive compensation program and adopted a compensation recovery (“clawback”) policy for our executive officers.

The Committee will continue to carefully consider the results of our Say-on-Pay votes as well as stockholder feedback in overseeing our executive compensation program.

Roles of the Compensation Committee, Management and Compensation Consultant

Role of the Compensation Committee

The Committee approves and oversees the compensation program for our executive officers, including base salaries and annual and long-term incentive compensation opportunities. In discharging these duties, the Committee determines these elements of compensation for our CEO, and, with the input of our CEO, determines these elements for our other executive officers. In addition, the Committee oversees the equity incentive plans for our broad-based employee population and reviews equity grant guidelines for these employees on an annual basis.

The Committee routinely meets throughout the fiscal year in the ordinary discharge of its duties, including to determine the compensation for our executive officers. The Committee also regularly meets in executive session without management present.

Role of Management

Our CEO and members of our Human Resources, Legal and Finance Departments (collectively, “Management”) assist and support the Committee. At least annually, Management reviews our executive compensation philosophy with the Committee and, at the Committee’s direction, develops compensation proposals for Committee consideration. The Committee considers and approves any proposed changes with the intent to continue aligning our compensation philosophy and policies with our business objectives and to support our efforts to attract and retain key talent in a highly competitive environment. In this regard, Management assesses a market review and analysis of peer company executive compensation levels and practices as well as executive compensation data drawn from industry-specific compensation surveys (collectively, the “Market Comparables”) and provides the Committee with executive compensation information, including: historical base salary and annual incentive compensation payments; fiscal year-end levels of equity ownership; equity award holdings; unrealized value calculations of vested and unvested equity awards at various stock prices; grant date fair values of equity award holdings (as computed for financial reporting purposes); and other relevant information.

At least annually, our CEO reviews with the Committee the performance of our other executive officers and recommends to the Committee base salary adjustments, annual incentive compensation targets, and long-term incentive compensation awards for each of these individuals. He also uses these individual performance assessments to make recommendations for annual incentive compensation payouts under the prior fiscal year’s annual incentive compensation plan. The Committee makes decisions with respect to our CEO’s compensation without him present and after considering input from our Chairman of the Board, the Chairman of the Committee, other members of our Board, and our CEO’s direct reports.

Role of Compensation Consultant

The Committee engages independent advisors to assist it in carrying out its responsibilities. During fiscal 2019, the Committee engaged Compensia, Inc. for the purpose of advising the Committee on executive compensation matters. Compensia also advised the Committee on certain matters related to our compensation programs for broad-based employees, including our equity utilization, participation, and grant guidelines relative to competitive market practices.

The Committee provided Compensia with instructions regarding the goals of our executive compensation program and the parameters of the competitive analysis of executive officer compensation packages that it was to conduct. In particular, the Committee instructed Compensia to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to the Market Comparables. The Committee further instructed Compensia to evaluate the following elements to assist the Committee in establishing fiscal 2019 compensation:

•	Base salary;

•	Target and actual annual incentive compensation;

•	Target and actual total cash compensation (base salary and annual incentive compensation);

•	Long-term incentive compensation (equity awards);

•	Target and actual total direct compensation (base salary, annual incentive compensation, and long-term incentive compensation); and

•	Beneficial ownership of our Common Stock.

Accordingly, Compensia performed an analysis of the compensation for each of our executive officers against the compensation of executives with similar positions within the Market Comparables and presented its report to the Committee. In November 2018, the Committee used the analysis in the course of its deliberations and determinations of executive compensation for fiscal 2019.

Representatives from Compensia attend most meetings of the Committee and communicate with members of the Committee and Management outside the formal Committee meetings from time to time.

During fiscal 2019, Compensia also performed services for us relating to equity utilization, performance equity design review and structuring, amendment of our 2005 Stock Plan, proxy statement support, and general Committee meeting support. In addition, Compensia assisted the Nominating and Governance Committee with its review of the compensation of our non-employee directors. Compensia received compensation for these services. Based on an assessment of the factors set forth in the NYSE listing standards and the SEC’s rules and regulations, and taking into account the provision of these services, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee has raised any conflict of interest.

Use of Market Data for Competitive Positioning

The Committee does not benchmark compensation of our executive officers against the Market Comparables or pay practices of our compensation peer group. The Committee uses the Market Comparables and the pay practices of our compensation peer group only as a point of reference when setting compensation levels for each of our executive officers.

To assist it in analyzing our executive compensation program for fiscal 2019, the Committee directed Compensia to review and recommend potential changes to our compensation peer group and, thereafter, compile and analyze the executive compensation data for the companies in the peer group. Compensia also compiled and analyzed executive compensation data drawn from published industry-specific compensation surveys and prepared a report for the Committee on the competitive positioning of our executive compensation program.

As part of this process, and based on advice from Compensia, the Committee instructed Compensia that, for a company to be considered as a potential compensation peer group candidate, the company must operate in one of several designated industries (consumer electronics, technology IP licensing, entertainment technology, electronic equipment, or software) and have a market capitalization within the range of approximately 0.25 times to four times our mid-calendar year market capitalization. Once an initial group of companies that met these industry and market capitalization thresholds had been identified, with Compensia’s input, the Committee evaluated them using the following additional selection criteria relative to the same criteria for Dolby:

•	Revenue;

•	Market capitalization as a multiple of revenue;

•	Market capitalization per employee;

•	Net income margin; and

•	Number of employees.

The Committee generally considered potential new additions only if they met at least three of the five selection criteria above. In its evaluation, the Committee also considered whether the potential compensation peer group candidates were direct competitors for executive talent, either because of their geographic proximity to us, prior recruitment history, or employment of individuals with unique skills or expertise that are comparable to the unique skills or expertise that are either required or desirable in our business.

Using these selection criteria, the Committee determined to add Cognex Corporation and Tableau Software, Inc. to, and to remove NeuStar Inc. (due to acquisition) and Red Hat, Inc. (due to a significant increase in Red Hat’s market capitalization causing it to fall outside of the Committee’s selection criteria) from, our compensation peer group for fiscal 2019. Accordingly, our compensation peer group in fiscal 2019 comprised the following 17 companies:

•	Akamai Technologies Inc.

•	ANSYS, Inc.

•	Cadence Design Systems, Inc.

•	Citrix Systems, Inc.

•	Cognex Corporation

•	Coherent, Inc.

•	CommVault Systems, Inc.

•	CoStar Group

•	Fair Isaac Corporation

•	Fortinet, Inc.

•	IMAX Corporation

•	InterDigital, Inc.

•	PTC Inc.

•	Synopsys, Inc.

•	Tableau Software, Inc.

•	TiVo Corporation

•	Verisign, Inc.

As discussed above, while the Committee uses the Market Comparables as a point of reference when setting compensation levels for each of our executive officers, the Committee does not benchmark compensation of our executive officers against the Market Comparables or pay practices of our compensation peer group. Instead, the Committee uses the Market Comparables as a market check to identify situations where an executive officer’s compensation may be an outlier—substantially below the 50th percentile or substantially above the 75th percentile.

The Committee has carefully considered its compensation peer group selection methodology and has consistently applied this methodology over time. However, given the unique nature of our business, selection of our peer group requires the Committee to use its judgment, in addition to the objective criteria contained in our peer group selection methodology. The Committee from time to time considers alternative peer group selection methodologies and has determined that our current peer group selection methodology continues to be the most appropriate methodology for us.

Overview of Executive Compensation Program

Objectives

The objectives of our executive compensation program are to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our pay-for-performance orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

Consistent with these objectives, our pay positioning strategy emphasizes the total direct compensation opportunity provided to our executive officers and places less weight on the discrete positioning of individual compensation elements. In addition, when evaluating total direct compensation, the Committee considers, as a point of reference only, compensation trends reflected by the companies in our compensation peer group (as described above) and companies with which we compete for talent. Individual elements of compensation are designed to create incentives that are consistent with our business needs and strategic objectives.

Executive Compensation Policies

In discharging its responsibilities relating to executive compensation, the Committee, with the assistance of its compensation consultant, monitors trends and developments in compensation policies and practices and seeks to enhance the effectiveness of our executive compensation program on an ongoing basis. As a result, our executive compensation program includes:

•

Pay-for-Performance. An effective pay-for-performance orientation, including the use of long-term incentive compensation, consisting of performance stock options, time-based stock options, and restricted stock unit awards, which together represent the largest portion of each executive officer’s total compensation package;

•	No Golden Parachute Gross-ups. A practice of not providing “golden parachute” excise tax “gross-ups” for our executive officers;

•

Double-Trigger Vesting. “Double-trigger” vesting acceleration arrangements in connection with a change in control of Dolby (that is, accelerated vesting that is triggered only upon certain specified terminations of employment following a change in control of Dolby) for equity awards granted to our executive officers, which are generally consistent with the arrangements provided to our broad-based employees as described in “—Severance and Change in Control Arrangements—General” below;

•

Limited Perquisites. A practice of providing our executive officers with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and in furtherance of accomplishing our business objectives;

•

Compensation Survey Data. The use of compensation survey data, as well as publicly-available data about the compensation practices of our peers, to inform the design of our executive compensation program;

•	Stock Ownership Guidelines. Stock ownership guidelines for our executive officers that require them to hold a minimum number of qualifying Dolby equity securities;

•

Clawback Policy. A compensation recovery (“clawback”) policy that is applicable to our executive officers and provides for the recovery of certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of misconduct that results in the need for us to prepare a material financial restatement;

•

No Short Selling, Pledging or Hedging. A general prohibition against short sales, pledging of stock, hedging of stock ownership positions and transactions involving derivative securities relating to shares of our Common Stock; and

•

Annual Compensation Risk Assessment. An annual risk assessment with respect to our compensation programs, policies, and practices, including the programs and policies for non-executive officer employees, as described in “Executive Compensation Tables and Related Matters—Compensation Program Risk Assessment.”

Fiscal 2019 Compensation Determinations

Committee Considerations

The Committee considered a variety of factors in determining the compensation for our executive officers for fiscal 2019. These factors included:

•	An evaluation of Dolby’s financial and operational performance, including progress against our business strategy;

•	An evaluation of the executive officer’s current scope of responsibility and contribution to Dolby’s success, including a review of his or her achievement of strategic business objectives;

•	An assessment of the executive officer’s potential to make future contributions to Dolby, including a review of his or her skills, experience, and past performance;

•	A review of retention considerations, including the current and potential value of unvested equity awards held by the executive officer;

•	A review of internal pay equity, including an analysis of how an executive officer’s target total direct compensation compares to other executive officers;

•	A review of the Market Comparables;

•	The recommendation of our CEO with respect to his direct reports; and

•

With respect to our CEO, an assessment of his performance that includes feedback from our Chairman of the Board, the Chairman of the Compensation Committee, other members of our Board, and our CEO’s direct reports.

Our CEO applied a similar list of factors when formulating compensation recommendations for his direct reports (he did not participate in recommending or setting his own compensation). The Committee members and our CEO may have weighed these factors differently depending on the compensation element.

Base Salary

The Committee makes base salary adjustments, if any, on a calendar year (as opposed to a fiscal year) basis. Consequently, the fiscal 2019 base salary information reported in the Summary Compensation Table reflects a blend of calendar 2018 and calendar 2019 base salaries.

In November 2018, following its review of our executive compensation program objectives for fiscal 2019, the Committee assessed the base salaries of our executive officers in light of the factors described in “—Committee Considerations” above. As a result of this assessment, for calendar 2019 the Committee approved an increase of 5% for Mr. Yeaman, 3% for Mr. Chew, 4% for Mr. Sherman, and 8% for Mr. Baker. Mr. Pendleton joined Dolby in the fourth quarter of fiscal 2018 and therefore did not receive an increase in base salary for calendar 2019. These base salary increases were consistent with merit-based increases for our U.S. workforce, which members of our Human Resources Department established based on competitive market data for technology companies. The increase in Mr. Baker’s base salary was also intended to better align his target total cash compensation with competitive market practices and the increased scope of his role.

The annualized base salaries of our NEOs for calendar 2018 and 2019 are set forth below:

Executive Officer	2018 Base Salary	2019 Base Salary	Change
Kevin Yeaman	$789,000	$828,000	5%
Lewis Chew	$520,000	$536,000	3%
Andy Sherman	$480,000	$500,000	4%
Giles Baker	$450,000	$485,000	8%
Todd Pendleton	$485,000	$485,000	—

Annual Incentive Compensation

Our annual incentive compensation plan consists of performance-based compensation, which is paid in cash, and in certain cases, in the form of restricted stock unit awards, as described in “—Annual Incentive Compensation—Form of Payment” below. Payouts under the plan are contingent on Dolby’s financial performance, which ensures that our executive officers are rewarded only to the extent that we achieve the financial objectives established under our annual operating plan.

Fiscal 2019 Executive Bonus Plan – Structure

The purpose of our 2019 Executive Bonus Plan was to motivate our executive officers to achieve specified annual financial (revenue and non-GAAP operating income) targets and to maintain a high level of team and individual performance.

We calculated the potential payouts under the 2019 Executive Bonus Plan for our executive officers using the following formulas, the terms of which are described further below:

Chief Executive Officer:	Calendar Year- End 2019 Base Salary	X	Annual Incentive Target Percentage	X	Multiplier	Subject to Downward Adjustment	=	Payout
Other Executive Officers:	Calendar Year-End 2019 Base Salary	X	Annual Incentive Target Percentage	X	Multiplier	Subject to Upward or Downward Adjustment	=	Payout

Annual Incentive Compensation Targets

For fiscal 2019, after considering the factors described in “—Committee Considerations” above, the Committee maintained the NEOs’ fiscal 2019 annual incentive compensation targets (stated as a percentage of base salary for calendar 2019) at the same levels that were used for our fiscal 2017 and 2018 annual incentive compensation plans.

Executive Officer	Target Percentage of Calendar 2019 Base Salary	Fiscal 2019 Annual Incentive Compensation Target
Kevin Yeaman	100%	$828,000
Lewis Chew	65%	$348,400
Andy Sherman	65%	$325,000
Giles Baker	65%	$315,250
Todd Pendleton	65%	$315,250

An executive officer may receive an actual award payout that is larger or smaller than his annual incentive compensation target, or may receive no award payout at all, depending on the extent to which the applicable corporate performance objectives were met and subject to any discretionary adjustments based on individual performance as described further below.

Multiplier

In September 2018, the Committee approved a sliding scale corporate financial performance formula for determining payout levels for the 2019 Executive Bonus Plan based on our achievement of a combination of revenue and non-GAAP operating income targets (the “multiplier”). The revenue and non-GAAP operating income targets underlying the multiplier were consistent with our fiscal 2019 financial performance objectives. In approving these targets for fiscal 2019, the Committee set goals aimed at motivating our executive officers to achieve strong financial, team, and individual performance.

Our 2019 Executive Bonus Plan was based on revenue and profitability measures because the Committee believed that solid performance in these areas would contribute to long-term stockholder value creation. No payouts would be made under the 2019 Executive Bonus Plan unless we achieved revenue and non-GAAP operating income levels as set forth in the table below, which represented 90% of the revenue and non-GAAP operating income target objectives under our fiscal 2019 operating plan. The maximum multiplier was 200%. For purposes of determining the multiplier, “non-GAAP operating income” was calculated by excluding expenses related to stock based compensation, the amortization of intangibles from business combinations, restructuring charges, and the related tax impact of these items.

For fiscal 2019, we achieved revenue of $1.24 billion against a revenue “gate” requirement under the 2019 Executive Bonus Plan of $1.15 billion. We also achieved non-GAAP operating income of $380.1 million against a threshold requirement of $357.3 million and a target of $397 million, resulting in a multiplier of 78%. A reconciliation of our non-GAAP to GAAP financial results is set forth in Appendix A to this Proxy Statement.

Annual Incentive Compensation – Form of Payment

The Committee structured the 2019 Executive Bonus Plan so that if our fiscal 2019 financial performance resulted in a multiplier equal to or greater than 150%, then up to 125% of each executive officer’s annual incentive compensation award payout would be paid in cash, with any excess of 125% being paid in the form of a restricted stock unit award for shares of our Class A Common Stock. All shares subject to any such restricted stock unit award would vest on the first anniversary of the date of grant, subject to the executive officer’s continued service with Dolby. Since the multiplier for fiscal 2019 was less than 150%, no restricted stock unit awards were granted pursuant to the 2019 Executive Bonus Plan.

Potential Adjustments for Individual Performance and Actual 2019 Executive Bonus Plan Payouts

For fiscal 2019, our CEO received 78% of his annual incentive compensation target, based on a multiplier of 78%. The Committee had the discretion to reduce (but not increase) the calculated award payout amount for our CEO under the 2019 Executive Bonus Plan to take into account additional factors that the Committee deemed relevant to the assessment of individual or corporate performance. In November 2019, the Committee, based on its evaluation of our CEO’s performance and his contributions during the fiscal year, made no such adjustment. In making this determination, the Committee considered our successful completion of several operational and strategic objectives for the fiscal year, including progress in expanding our leadership in audio and imaging entertainment experiences, as described in “Fiscal 2019 Financial and Operational Highlights—Key Business Highlights” above, offset by the fact that we had not achieved our target operating income objective for the year.

For each of our other NEOs, our CEO had the discretion under the 2019 Executive Bonus Plan to recommend, subject to Committee approval and the limitations set forth in the 2019 Executive Bonus Plan, increases or decreases of up to 25% of each such NEO’s calculated award payout amount. In November 2019, the Committee, after consultation with our CEO, approved no adjustments to the calculated award payout amounts of our NEOs (other than Messrs. Sherman and Baker), resulting in payments at 78% of their annual incentive compensation targets. With respect to Mr. Sherman, the Committee, after consultation with our CEO, approved a 33% upward adjustment to his calculated award payout amount, resulting in a payment equal to 104% of his annual incentive compensation target. With respect to Mr. Baker, the Committee, after consultation with our CEO, approved a 25% upward adjustment to his calculated award payout amount, resulting in a payment equal to 97.5% of his annual incentive compensation target. In making these determinations, our CEO and the Committee evaluated our executive officers’ team and individual performance and their contributions during the fiscal year. Our CEO and the Committee also considered our successful completion of several operational and strategic objectives for the fiscal year, including progress in expanding our leadership in audio and imaging entertainment experiences, as described in “Fiscal 2019 Financial and Operational Highlights—Key Business Highlights” above, offset by the fact that we had not achieved our target operating income objective for the year. With respect to Mr. Sherman’s payout, our CEO and the Committee also considered Mr. Sherman’s leadership in and handling of the company’s intellectual property-related matters and their contribution to the company’s operating results. With respect to Mr. Baker’s payout, our CEO and the Committee also considered Mr. Baker’s leadership of our consumer entertainment business, which continues to deliver steady growth for Dolby. All final determinations were made by the Committee alone.

Accordingly, the Committee awarded the following annual incentive compensation payouts to our NEOs under the 2019 Executive Bonus Plan:

Executive Officer	Annual Incentive Compensation Target	Fiscal 2019 Multiplier	Approved Award Payout	Award Payout as Percentage of Annual Incentive Compensation Target
Kevin Yeaman	$828,000	78%	$645,840	78%
Lewis Chew	$348,400	78%	$271,752	78%
Andy Sherman	$325,000	78%	$338,000	104%
Giles Baker	$315,250	78%	$307,369	97.5%
Todd Pendleton	$315,250	78%	$245,895	78%

Long-Term Incentive Compensation

The objectives of our long-term incentive compensation program are to: encourage our executive officers to focus on our long-term strategic objectives; further align the interests of our executive officers and our stockholders; provide compensation that is market competitive; recruit, motivate, and retain top talent; and make efficient use of compensation resources.

Performance Stock Options

The Committee periodically reviews the design of our long-term incentive compensation program to ensure that it continues to further the objectives described above. In fiscal 2016, the Committee introduced performance stock options into our long-term incentive compensation program for our executive officers. These performance stock options have a maximum seven-year term. For fiscal 2019, the shares of our Class A Common Stock subject to such awards will be earned (if at all) on a “cliff” basis after a three-year performance period, contingent on both continued service and our achievement of the following annualized total stockholder return levels for Dolby, measured at the end of such period:

	3-Year Annualized Dolby TSR		% of Shares Earned*
		<5%	0%
Threshold		5%	50%
Target		15%	100%
Maximum	≥	25%	125%

*	Linear scaling between performance levels.

In establishing these three-year annualized total stockholder return performance levels, the Committee, with the assistance of Compensia, reviewed the historical stock price performance of three comparator groups: the NASDAQ 100, the S&P 400 Information Technology Index, and Dolby’s compensation peer group. These performance levels were intended to approximate the average annualized three-year total stockholder return levels for these three comparator groups as a whole over a three-year period, at the 25th (for threshold performance), the 50th (for target performance) and the 75th (for maximum performance) percentiles.

As with time-based stock options, which are inherently performance-based because they require stock price appreciation above the exercise price to create economic value, the Committee determined that granting a portion of long-term incentive compensation in the form of awards that are earned only for the achievement of specific performance conditions further aligns the interests of our executive officers with those of our stockholders. In addition, our executive officers cannot realize any value from their performance stock options without sustained stock price growth over the three-year performance period and remaining in service with us.

Equity Mix of Awards

We use a “portfolio” approach for the long-term incentive compensation granted to our executive officers, consisting in fiscal 2019 of a combination of performance stock options, time-based stock options, and restricted stock unit awards. The graph below illustrates how the Committee allocated the long-term incentive compensation granted to our NEOs among these equity vehicles in fiscal 2019, based on the aggregate grant date fair value of the awards granted to our NEOs.

Our long-term incentive compensation program was weighted more heavily towards stock options because the Committee believes that these vehicles, which directly tie a significant portion of our executive officers’ target total direct compensation opportunity to increases in the market price of our Class A Common Stock, present an effective incentive for them to make long-term decisions that sustain stock price growth and to maximize performance over the term of the award, which is generally a maximum of ten years for time-based stock options and seven years for performance stock options. Because stock options provide real economic value only if the price of the underlying stock increases, our executive officers realize no economic benefit from their outstanding stock options if our stock price declines or stays flat. Furthermore, the earning (vesting) of shares subject to our performance stock options requires sustained stock price growth over a three-year performance period in order to achieve the pre-established annualized total stockholder return levels for Dolby set by the Committee. If the market price of our Class A Common Stock does not grow and/or is not sustained during the performance period above the threshold level set by the Committee, no shares will be earned under the performance stock options and our executive officers will not realize any value from these awards.

Restricted stock unit awards also align the interests of our executive officers with those of our stockholders by rewarding them for increases in our stock price. Unlike stock options, however, restricted stock unit awards have real economic value when they vest even if the stock price declines or stays flat, thus delivering more predictable value to our executive officers and furthering our retention objectives over the vesting term of the awards. In addition, because of their “full value” nature, restricted stock unit awards deliver the desired grant date fair value using a lesser number of shares than we would otherwise use for stock option grants, enabling us to use our equity compensation resources more efficiently and manage the overall number of shares granted and potential resulting dilution.

In short, we believe that providing a portfolio of performance stock options, time-based stock options, and restricted stock unit awards supports the objectives of our long-term incentive compensation program by further aligning the interests of our executive officers and stockholders, balancing performance and retention considerations, and enabling us to use our equity compensation resources more efficiently.

Award Terms

Generally, we make an initial equity award to an executive officer when he or she joins us. Thereafter, our executive officers are eligible for additional equity awards on an annual basis. The Committee determines the size of each executive officer’s equity award based on the factors described in “—Committee Considerations” above.

One of the objectives of our long-term incentive compensation program is to encourage executive officer retention by requiring that the awards be earned over a multi-year period. Accordingly, in fiscal 2019, we granted time-based stock options and restricted stock unit awards that vest over a period of four years, as well as performance stock options that are subject to a three-year performance period, as follows:

•

For time-based stock options, a quarter of the total number of shares of our Class A Common Stock subject to each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the next 36 months;

•	For restricted stock unit awards, a quarter of the total number of shares of our Class A Common Stock subject to each award vests on each of the first four anniversaries of the grant date; and

•

For performance stock options, shares of our Class A Common Stock subject to each stock option will be earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof. Settlement of the number of shares earned (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Committee. From 0% to 125% of the shares subject to the stock option may be earned, depending on our achievement of these performance conditions.

In fiscal 2019, after considering the factors described in “—Committee Considerations” above, the Committee approved the following stock options and restricted stock unit awards for our NEOs:

NEOs	Grant Date	Shares Subject to Time-Based Stock Options	Shares Subject to Performance Stock Options (at Target)	Per Share Exercise Price	Shares Subject to Restricted Stock Unit Awards
Kevin Yeaman	12/17/2018	164,000	82,000	$64.60	41,000
Lewis Chew	12/17/2018	52,000	26,000	$64.60	13,000
Andy Sherman	12/17/2018	52,000	26,000	$64.60	13,000
Giles Baker	12/17/2018	50,000	25,000	$64.60	12,500
Todd Pendleton	12/17/2018	36,000	18,000	$64.60	9,000

All stock options were granted with a per-share exercise price equal to the fair market value of our Class A Common Stock on the grant date.

Equity-Based Award Grant and Vesting Policy

The Committee has adopted an Equity-Based Award Grant and Vesting Policy (the “Equity Policy”), which applies to all equity awards granted to any of our employees, including our executive officers. The Equity Policy provides that:

•

New hire, promotion, and retention equity awards may only be granted once per month on the 15th day of the month. If the 15th day of the month falls on a weekend or holiday, awards will be granted on the first business day immediately following the 15th day of the month.

•

Ongoing equity awards (i.e., other than new hire, promotion, and retention awards) may only be granted on December 15th. If December 15th falls on a weekend or holiday, awards will be granted on the first business day immediately following December 15th.

•

If a pricing term is applicable to a particular equity award (e.g., the exercise price for a stock option), the pricing term will be established by reference to the fair market value of our Class A Common Stock on the award date as determined in accordance with the applicable equity plan provisions.

•

Equity award approvals by meeting and by unanimous written consent may precede the award date so long as the approval is effective as of the respective award date. Approvals of equity-based awards may never occur after the award date.

•

If the Committee adopts an executive annual incentive compensation plan that permits the Committee to grant restricted stock unit awards in lieu of cash, the timing of any such restricted stock unit award grants will be determined by the Committee at the time it adopts the applicable executive annual incentive compensation plan. When determining the timing of such awards, the Committee will consider the principles embodied in the Equity Policy.

Restrictions on Trading Securities (Including Hedging and Pledging)

We maintain an insider trading policy that is applicable to all of our directors, officers, and employees, all contractors of the company and all members of their immediate families and households, and that prohibits, among other things, short sales, hedging or similar transactions designed to decrease the risks associated with holding Dolby securities, and transactions involving derivative securities relating to Dolby securities. Our insider trading policy also generally prohibits pledging of Dolby securities.

Executive Stock Ownership Guidelines

In September 2015, the Committee approved stock ownership guidelines for our executive officers, based on our belief that stock ownership further aligns the interests of our executive officers with those of our stockholders. These guidelines provide that:

•

Our CEO is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of five times his annual base salary, or a fixed number of shares having a value equal to five times his annual base salary on the date of adoption of the guidelines (i.e., September 22, 2015); and

•

Each other executive officer is expected to accumulate and hold an amount of qualifying Dolby equity securities equal to the lesser of the value of two times his annual base salary, or a fixed number of shares having a value equal to two times his annual base salary on the date of adoption of the guidelines.

Compliance is measured as of the last day of each fiscal year, and our executive officers are expected to achieve the applicable level of ownership by the fifth anniversary of the adoption date of the guidelines (or with respect to future executive officers, within five years of becoming an executive officer). As of the end of fiscal 2019, all of our executive officers were in compliance with our executive stock ownership guidelines.

Compensation Recovery (“Clawback”) Policy

In July 2016, the Committee adopted a policy on the recovery of incentive compensation. The policy allows us to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event he or she is involved in fraud or misconduct that results in the need for Dolby to prepare a material financial restatement. The policy covers cash or equity-based compensation based on the attainment of company financial reporting measures (excluding stock price or total stockholder return). Recovery under the policy applies to incentive compensation subject to the policy that is paid, awarded or granted during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement. In addition, no recovery can be made unless the executive officer would have received a lower payment based upon the restated financial results.

Generally Available Benefits

In fiscal 2019, our executive officers were eligible to participate in our Employee Stock Purchase Plan and the health and welfare programs that are generally available to our other full-time employees, including medical, dental and vision plans; flexible spending accounts for healthcare and dependent care; life, accidental death and dismemberment, and disability insurance; and paid time off.

We also maintain a tax-qualified Section 401(k) Plan, which is broadly available to our U.S. general employee population. Under the Section 401(k) Plan, U.S. employees are eligible to receive matching contributions and profit-sharing contributions from Dolby, which together were capped at a maximum of up to $29,755 per participating employee in calendar 2019.

Severance and Change in Control Arrangements

General

Our employee stock plans contain “double-trigger” vesting acceleration provisions for outstanding and unvested equity awards that may be triggered by a termination of employment by Dolby without “cause” or an employee resignation with “good reason” within 12 months following a change in control of Dolby. The vesting of outstanding and unvested equity awards also accelerates if an equity award is not assumed by the successor entity in connection with such a change in control. These vesting acceleration provisions are intended to secure the continued dedication of our employees, including our executive officers, notwithstanding the possibility or occurrence of a change in control of Dolby.

We do not provide “golden parachute” excise tax gross-ups for our executive officers.

Severance Agreement with Mr. Yeaman

We have entered into a severance arrangement with our CEO as described under the section entitled “Executive Compensation Tables and Related Matters—Potential Payments upon Termination or Change in Control.” We negotiated this arrangement to induce him to resign from his former position and accept the position of CEO in fiscal 2009. This arrangement is intended to provide him with certain payments and benefits in the event of an involuntary termination of his employment without cause or his resignation for good reason, including following a change in control of Dolby.

No Other Severance or Change in Control Arrangements

Apart from the arrangement with Mr. Yeaman and the “double-trigger” vesting acceleration provisions in our 2005 Stock Plan as described above, none of our executive officers has any severance, change in control, or similar agreements or arrangements with Dolby.

Perquisites and Other Personal Benefits

We provide our executive officers with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and are in furtherance of accomplishing our business objectives. For example, given our role in the entertainment industry, our executive officers may be asked to attend industry events, including film festivals, film premieres, award shows, or other similar events, where the attendance of a spouse or significant other may be expected or customary. In those cases, we may pay for or reimburse the business travel and dining expenses of an executive officer’s spouse or significant other (not to exceed $8,000 per executive officer in any single fiscal year). We believe that payment or reimbursement of these expenses serves a legitimate business purpose in, among other things, advancing our brand and business relationships within the entertainment industry.

Employment Agreement with Mr. Yeaman

In connection with the appointment of Mr. Yeaman as our President and CEO in fiscal 2009, we entered into an employment agreement with him, which provides that, among other things, his target annual incentive compensation will be at least equal to a specified minimum percentage of his annual base salary. The agreement also provides Mr. Yeaman with certain payments and benefits in the event of his termination of employment under specified circumstances, including following a change in control of Dolby. For a summary of the material terms and conditions of these provisions, see “Executive Compensation Tables and Related Matters—Potential Payments upon Termination or Change in Control.”

Accounting and Tax Considerations

The Committee generally takes into consideration the accounting and tax treatment of each element of compensation when establishing the compensation programs, practices, and packages for our executive officers.

Accounting for Stock-Based Compensation

We examine the accounting cost associated with equity compensation in light of the requirements under ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock unit awards, based on the grant date “fair value” of the awards. This calculation is performed for accounting purposes, even though recipients may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements (net of estimated forfeitures, which are determined based on historical experience) over the period that a recipient is required to render service in exchange for the award.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Under Section 162(m), the affected executive officers are our CEO, CFO, next three most highly compensated executive officers, and certain of our other current and former executive officers who have been subject to the Section 162(m) deduction limit while at Dolby. This change in Section 162(m) was contained in the 2017 U.S. Tax Cuts and Jobs Act that was signed into law in December 2017 (the “Act”).

For our 2018 and prior fiscal years, compensation in excess of $1 million to any one of the affected officers (as determined under the rules applicable for such fiscal year) generally still could be deductible if it was “performance-based compensation” within the meaning of Section 162(m). The Act generally eliminated this performance-based exception for our 2019 and later fiscal years.

The Committee generally has considered the deductibility of executive compensation in structuring our executive compensation program but, in light of the Act’s changes to Section 162(m), expects to pay non-deductible compensation to one or more executive officers in furtherance of the goals and purposes of our executive compensation program as the Committee determines appropriate from time to time.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Avadis Tevanian, Jr., Chairman

Micheline Chau

Roger Siboni

EXECUTIVE COMPENSATION TABLES AND RELATED MATTERS

Fiscal 2019 Summary Compensation Table

The Summary Compensation Table and accompanying footnotes describe the “total compensation” of our NEOs for the past three fiscal years, calculated in accordance with SEC rules. The total compensation presented below does not reflect the actual compensation received by, or the target compensation of, our NEOs in each fiscal year. The actual value realized by our NEOs in fiscal 2019 from their long-term incentive compensation awards is presented in the Option Exercises and Stock Vested at 2019 Fiscal Year-End table below.

The individual elements of the total compensation amount reported in the Summary Compensation Table are as follows:

Base Salary.  For each of fiscal 2017, fiscal 2018, and fiscal 2019 the amounts reported represent 52 weeks of base salary. Base salary adjustments are set on a calendar year (as opposed to a fiscal year) basis. Consequently, the amounts reported in the Summary Compensation Table represent a blend of calendar year base salaries.

Bonus.  The figures reported for Mr. Sherman in each of fiscal 2017, 2018 and 2019, and for Mr. Baker in fiscal 2019, represent the amounts by which their calculated award payouts (based solely on meeting the applicable performance measures) under the Executive Bonus Plan for such fiscal years were adjusted upwards at the discretion of the Compensation Committee. The figure reported for Mr. Pendleton in fiscal 2018 represents a sign-on bonus and the portion of Mr. Pendleton’s annual incentive compensation that was guaranteed pursuant to the terms of Mr. Pendleton’s employment offer letter.

Stock Awards and Option Awards.  Stock Awards consist solely of restricted stock unit awards, and Option Awards consist of time-based stock options and performance stock options. Amounts reported in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of the equity awards computed in accordance with ASC Topic 718, excluding estimated forfeitures. See Note 8 to our consolidated financial statements in our 2019 Annual Report on Form 10-K for more information about the assumptions used to calculate the grant date fair value of such awards.

Non-Equity Incentive Plan Compensation.  The amount of Non-Equity Incentive Plan Compensation consists of the Executive Bonus Plan awards earned for the fiscal year. Such awards are based on our financial performance during the fiscal year and are paid in the following fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kevin Yeaman	2019	818,100		—		2,576,030	3,289,840	645,840		30,220	(2)	7,360,030
President and Chief Executive Officer	2018	783,250		—		2,804,400	3,656,538	883,680		29,878	(2)	8,157,746
	2017	753,500		—		2,118,071	3,208,486	811,960		29,265	(2)	6,921,282

Lewis Chew	2019	531,938		—		816,790	1,043,120	271,752		30,220	(3)	2,693,820
Executive Vice President and Chief Financial Officer	2018	516,250		—		872,480	1,137,590	378,560		29,878	(3)	2,934,758
	2017	495,125		—		637,000	924,261	347,945		29,415	(3)	2,433,746

Andy Sherman	2019	494,923		84,500		816,790	1,043,120	253,500		30,220	(4)	2,723,053
Executive Vice President, General Counsel and Corporate Secretary	2018	473,500		87,360		872,480	1,137,590	349,440		29,878	(4)	2,950,248
	2017	450,750		78,202		591,500	858,242	312,806		29,636	(4)	2,321,136

Giles Baker	2019	476,115		61,474		785,375	1,003,000	245,895		30,220	(5)	2,602,079
Senior Vice President, Consumer Entertainment	2018	443,750		—		810,160	1,056,333	327,600		29,878	(5)	2,667,721
	2017	425,000		—		523,250	759,215	292,825		29,265	(5)	2,029,555

Todd Pendleton	2019	485,000		—		565,470	722,160	245,895		425,511	(6)	2,444,036
Senior Vice President, Chief Marketing Officer	2018	111,923	(7)	536,438	(8)	1,092,525	1,728,750	28,373	(7)(9)	154,129	(10)	3,652,138
	2017	—		—		—	—	—		—		—

(1)

The grant date fair value of restricted stock unit awards represents their intrinsic values on the date of grant, calculated for each restricted stock unit award by multiplying the number of shares of our Class A Common Stock subject to such award by the fair market value on the date of grant. The grant date fair value of time-based stock options was determined using the Black-Scholes option pricing model. The grant date fair value of performance stock options was determined using a Monte Carlo simulation to determine the probability of achieving the underlying performance conditions and is reported in this Summary Compensation Table at target: $980,720, $310,960, $310,960, $299,000, and $215,280 for fiscal 2019 for Messrs. Yeaman, Chew, Sherman, Baker, and Pendleton, respectively; $1,285,200, $399,840, $399,840, and $371,280 for fiscal 2018 for Messrs. Yeaman, Chew, Sherman, and Baker, respectively; and $1,004,493, $289,363, $268,694, and $237,691 for fiscal 2017 for Messrs. Yeaman, Chew, Sherman, and Baker, respectively. The grant date fair value of these performance stock options at maximum performance is: $1,225,900, $388,700, $388,700, $373,750, and $269,100 for fiscal 2019 for Messrs. Yeaman, Chew, Sherman, Baker, and Pendleton, respectively; $1,606,500, $499,800, $499,800, and $464,100 for fiscal 2018 for Messrs. Yeaman, Chew, Sherman, and Baker, respectively; $1,255,617, $361,704, $335,868, and $297,114 for fiscal 2017 for Messrs. Yeaman, Chew, Sherman, and Baker, respectively. See Note 8 to our consolidated financial statements in our 2019 Annual Report on Form 10-K for more information about the assumptions used to calculate the value of such awards.

(2)

In fiscal 2019, comprised of $29,455 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2018, comprised of $29,180 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $698 in life insurance premiums. In fiscal 2017, comprised of $28,590 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums.

(3)

In fiscal 2019, comprised of $29,455 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2018, comprised of $29,180 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $698 in life insurance premiums. In fiscal 2017, comprised of $28,740 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums.

(4)

In fiscal 2019, comprised of $29,455 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2018, comprised of $29,180 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $698 in life insurance premiums. In fiscal 2017, comprised of $28,961 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums.

(5)

In fiscal 2019, comprised of $29,455 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $765 in life insurance premiums. In fiscal 2018, comprised of $29,180 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $698 in life insurance premiums. In fiscal 2017, comprised of $28,590 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums.

(6)

In fiscal 2019, comprised of $15,081 in employer matching 401(k) plan contributions under our retirement plan, $765 in life insurance premiums, relocation-related expenses in the amount of $262,377, and $147,288 in tax gross-up payments in connection with such relocation-related expenses.

(7)	Mr. Pendleton joined Dolby on July 9, 2018. His base salary and annual incentive compensation for fiscal 2018 reflect a partial year of service.
(8)

Comprised of a sign-on bonus in the amount of $300,000 and $236,438 for the portion of Mr. Pendleton’s annual incentive compensation that was guaranteed pursuant to the terms of Mr. Pendleton’s employment offer letter dated June 26, 2018.

(9)

In fiscal 2018, Mr. Pendleton’s total annual incentive compensation payment was $264,811. Of that amount, $236,438 was guaranteed pursuant to the terms of Mr. Pendleton’s employment offer letter dated June 26, 2018 and is disclosed in the Bonus column of this table, while the balance of $28,373 is disclosed in the Non-Equity Incentive Plan Compensation column.

(10)

In fiscal 2018, comprised of $1,119 in matching 401(k) plan contributions under our retirement plan, $191 in life insurance premiums, and relocation expenses in the amount of $152,819, including $47,819 in tax gross-up payments in connection with such relocation expenses.

Grants of Plan-Based Awards in Fiscal 2019 Table

During fiscal 2019, we granted the following plan-based awards to our NEOs:

1.	Annual incentive compensation awards under the 2019 Executive Bonus Plan,

2.	Time-based stock options,

3.	Performance stock options, and

4.	Restricted stock unit awards.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Subject to Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Kevin Yeaman	n/a	11/13/2018	414,000	828,000	1,656,000	—		—		—		—		—		—	—
	12/17/2018	11/13/2018	—	—	—	—		—		—		—		164,000	(4)(5)	64.60	2,309,120
	12/17/2018	11/13/2018	—	—	—	41,000	(5)	82,000	(5)	102,500	(5)	—		—		64.60	980,720
	12/17/2018	11/13/2018	—	—	—	—		—		—		41,000	(6)	—		—	2,576,030

Lewis Chew	n/a	11/12/2018	174,200	348,400	696,800	—		—		—		—		—		—	—
	12/17/2018	11/12/2018	—	—	—	—		—		—		—		52,000	(4)	64.60	732,160
	12/17/2018	11/12/2018	—	—	—	13,000		26,000		32,500		—		—		64.60	310,960
	12/17/2018	11/12/2018	—	—	—	—		—		—		13,000	(6)	—		—	816,790

Andy Sherman	n/a	11/12/2018	162,500	325,000	650,000	—		—		—		—		—		—	—
	12/17/2018	11/12/2018	—	—	—	—		—		—		—		52,000	(4)	64.60	732,160
	12/17/2018	11/12/2018	—	—	—	13,000		26,000		32,500		—		—		64.60	310,960
	12/17/2018	11/12/2018	—	—	—	—		—		—		13,000	(6)	—		—	816,790

Giles Baker	n/a	11/12/2018	157,625	315,250	630,500	—		—		—		—		—		—	—
	12/17/2018	11/12/2018	—	—	—	—		—		—		—		50,000	(4)	64.60	704,000
	12/17/2018	11/12/2018	—	—	—	12,500		25,000		31,250		—		—		64.60	299,000
	12/17/2018	11/12/2018	—	—	—	—		—		—		12,500	(6)	—		—	785,375

Todd Pendleton	n/a	11/12/2018	157,625	315,250	630,500	—		—		—		—		—		—	—
	12/17/2018	11/12/2018	—	—	—	—		—		—		—		36,000	(4)	64.60	506,880
	12/17/2018	11/12/2018	—	—	—	9,000		18,000		22,500		—		—		64.60	215,280
	12/17/2018	11/12/2018	—	—	—	—		—		—		9,000	(6)	—		—	565,470

(1)

Reflects threshold, target and maximum bonus amounts for fiscal 2019 performance under the 2019 Executive Bonus Plan, as described in “Compensation Discussion and Analysis—Fiscal 2019 Compensation Determinations—Annual Incentive Compensation.” The actual bonus payouts were determined by the Compensation Committee in November 2019 and are reported in the Non-Equity Incentive Plan Compensation column of the Fiscal 2019 Summary Compensation Table.

(2)

Reflects threshold, target and maximum amounts of shares that may be earned under performance stock options granted in fiscal 2019 under the 2005 Stock Plan. The stock options were granted with a maximum seven-year term and an exercise price equal to the closing price of our Class A Common Stock on the date of grant. The shares issuable under each stock option will be earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof. Vesting of earned shares (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Compensation Committee. From 0% to 125% of the shares subject to the stock options may be earned, depending on performance. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements—Performance Stock Options” for a further description of certain terms relating to these awards.

(3)

The amounts reported do not reflect compensation actually realized by the NEO. All amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC Topic 718, excluding estimated forfeitures. The grant date fair value of restricted stock unit awards represents their intrinsic values on the date of grant, calculated for each restricted stock unit award by multiplying the number of shares of our Class A Common Stock subject to such award by the fair market value on the date of grant. The grant date fair value of time-based stock options was determined using the Black-Scholes option pricing model. The grant date fair value of performance stock options was determined using a Monte Carlo simulation to determine the probability of achieving the underlying performance conditions and is reported at target. See Note 8 to our consolidated financial statements in our 2019 Annual Report on Form 10-K for more information about the assumptions used to calculate the value of such awards.

(4)

Reflects time-based stock options granted under the 2005 Stock Plan, which were granted with a ten-year term and an exercise price equal to the closing price of our Class A Common Stock on the date of grant. A quarter of the total number of shares issuable under each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the subsequent 36 months. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.

(5)	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.
(6)

Reflects awards of restricted stock units granted under the 2005 Stock Plan. A quarter of the total number of shares of our Class A Common Stock subject to each restricted stock unit award vests on each of the first four anniversaries of the grant date. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.

Outstanding Equity Awards at 2019 Fiscal Year-End Table

The following table presents information concerning all outstanding equity awards held by each of our NEOs as of the end of fiscal 2019.

	Option Awards										Stock Awards
Name	Grant Date	Number of Securities Subject to Unexercised Options (#) Exercisable		Number of Securities Subject to Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Subject to Unexercised Unearned Options (#)(2)		Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options, Net of Exercise Price ($)(3)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Kevin Yeaman	12/17/2018	—		—		41,000	(a)	64.60	12/17/2025	—
	12/17/2018	—		164,000	(a)	—		64.60	12/17/2028	—
	12/15/2017	—		—		45,000	(a)	62.32	12/15/2024	66,150
	12/15/2017	78,750	(1)(a)	101,250	(a)	—		62.32	12/15/2027	264,600
	12/15/2016	—		—		48,599	(a)	45.50	12/15/2023	888,876
	12/15/2016	133,650	(1)(a)	60,749	(a)	—		45.50	12/15/2026	3,555,558
	12/15/2015	121,498	(5)(a)	—		—		33.15	12/15/2022	3,722,699
	12/15/2015	182,249	(1)(a)	12,150	(a)	—		33.15	12/15/2025	5,956,385
	12/15/2014	291,598	(1)(a)	—		—		42.98	12/15/2024	6,068,154
	12/16/2013	287,265	(1)(a)	—		—		37.35	12/16/2023	7,595,287
	12/21/2012	46,552	(1)(a)	—		—		30.49	12/21/2022	1,550,182
											12/17/2018	41,000	2,615,390	—	—
											12/15/2017	33,750	2,152,913	—	—
											12/15/2016	23,276	1,484,776	—	—
											12/15/2015	11,638	742,388	—	—
Lewis Chew	12/17/2018	—		—		13,000		64.60	12/17/2025	—
	12/17/2018	—		52,000		—		64.60	12/17/2028	—
	12/15/2017	—		—		14,000		62.32	12/15/2024	20,580
	12/15/2017	24,500	(1)	31,500		—		62.32	12/15/2027	82,320
	12/15/2016	—		—		14,000		45.50	12/15/2023	256,060
	12/15/2016	38,500	(1)	17,500		—		45.50	12/15/2026	1,024,240
	12/15/2015	40,625	(5)	—		—		33.15	12/15/2022	1,244,750
	12/15/2015	60,937	(1)	4,063		—		33.15	12/15/2025	1,991,600
	12/15/2014	97,918	(1)	—		—		42.98	12/15/2024	2,037,674
	12/16/2013	103,652	(1)	—		—		37.35	12/16/2023	2,740,559
	12/21/2012	34,400	(1)	—		—		30.49	12/21/2022	1,145,520
	6/15/2012	2,185	(1)	—		—		37.96	6/15/2022	56,439
											12/17/2018	13,000	829,270	—	—
											12/15/2017	10,500	669,795
											12/15/2016	7,000	446,530
											12/15/2015	4,063	259,179
Andy Sherman	12/17/2018	—		—		13,000		64.60	12/17/2025	—
	12/17/2018	—		52,000		—		64.60	12/17/2028	—
	12/15/2017	—		—		14,000		62.32	12/15/2024	20,580
	12/15/2017	24,500	(1)	31,500		—		62.32	12/15/2027	82,320
	12/15/2016	—		—		13,000		45.50	12/15/2023	237,770
	12/15/2016	35,750	(1)	16,250		—		45.50	12/15/2026	951,080
	12/15/2015	2,084	(1)	3,125		—		33.15	12/15/2025	159,604
	12/15/2014	75,212	(1)	—		—		42.98	12/15/2024	1,565,162
	12/16/2013	67,997	(1)	—		—		37.35	12/16/2023	1,797,841
											12/17/2018	13,000	829,270	—	—
											12/15/2017	10,500	669,795	—	—
											12/15/2016	6,500	414,635	—	—
											12/15/2015	3,125	199,344	—	—

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Subject to Unexercised Options (#) Exercisable		Number of Securities Subject to Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Subject to Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options, Net of Exercise Price ($)(3)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Giles Baker	12/17/2018	—		—	12,500	64.60	12/17/2025	—
	12/17/2018	—		50,000	—	64.60	12/17/2028	—
	12/15/2017	—		—	13,000	62.32	12/15/2024	19,110				—	—
	12/15/2017	22,750	(1)	29,250	—	62.32	12/15/2027	76,440
	12/15/2016	—		—	11,500	45.50	12/15/2023	210,335
	12/15/2016	31,625	(1)	14,375	—	45.50	12/15/2026	841,340
	12/15/2015	5,209	(1)	3,125	—	33.15	12/15/2025	255,354
	12/15/2014	68,117	(1)	—	—	42.98	12/15/2024	1,417,515
	12/16/2013	43,160	(1)	—	—	37.35	12/16/2023	1,141,150
									12/17/2018	12,500	797,375	—	—
									12/15/2017	9,750	621,953	—	—
									12/15/2016	5,750	366,793	—	—
									12/15/2015	3,125	199,344	—	—
Todd Pendleton	12/17/2018	—		—	9,000	64.60	12/17/2025	—
	12/17/2018	—		36,000	—	64.60	12/17/2028	—
	7/16/2018	36,458	(1)	88,542	—	62.43	7/16/2028	170,000
									12/17/2018	9,000	574,110	—	—
									7/16/2018	13,125	837,244

(1)

Time-based stock options have a term of ten years and represent the right to purchase shares of our Class A Common Stock. A quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date and the balance of the shares vests in equal monthly installments over the next 36 months, with vesting generally dependent on continued service to the company. Vesting of the stock options is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

a.	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.

(2)

Shares numbers are shown at threshold performance. Performance stock options have a term of seven years and represent the right to purchase shares of our Class A Common Stock. The shares issuable under a performance stock option will be earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof. Vesting of earned shares (if any) will occur following completion of the performance period, upon certification of achievement of the performance conditions by the Compensation Committee, with vesting generally dependent on continued service to the company through the date of such certification. From 0% to 125% of the shares subject to the stock option may be earned, depending on performance. Vesting of performance options is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements—Performance Stock Options.”

a.	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.

(3)

The amounts reported in this column are based on (i) in the case of a stock option, the excess, if any, of the closing price of our Class A Common Stock on September 27, 2019 ($63.79 per share) over the per share exercise price of the stock option, multiplied by the number of shares (vested or unvested, and, in the case of a performance stock option, earned or unearned) subject to the stock option, assuming threshold performance in the case of a performance stock option, and (ii) in the case of a restricted stock unit award, the closing price of our Class A Common Stock on September 27, 2019 ($63.79 per share) multiplied by the number of unvested shares subject to the restricted stock unit award.

(4)

A quarter of the total number of shares issuable under the restricted stock unit award vests on each of the first four anniversaries of the restricted stock unit award grant date, with vesting generally dependent on continued service to the company. Vesting of the restricted stock unit awards is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

(5)

Represents shares subject to performance stock options that have been earned and vested (at maximum performance). Performance stock options have a term of seven years and represent the right to purchase shares of our Class A Common Stock. The shares issuable under a performance stock option were earned contingent on our achievement of pre-established annualized total stockholder return levels for Dolby measured over a three-year performance period beginning on the date of grant and ending on the third anniversary thereof.

a.	Stock options are held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009.

Option Exercises and Stock Vested at 2019 Fiscal Year-End Table

The following table presents information concerning the aggregate number of shares of our Class A Common Stock for which stock options were exercised and which were acquired upon the vesting of restricted stock unit awards during fiscal 2019 by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Earned on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Yeaman	283,124	9,318,478	46,164	3,054,672
Lewis Chew	120,000	3,326,159	14,970	990,565
Andy Sherman	85,000	2,836,927	12,877	852,071
Giles Baker	43,749	1,406,886	11,969	791,989
Todd Pendleton	—	—	4,375	285,600

(1)

The value realized on the exercise of each stock option is equal to the difference between the market price of our Class A Common Stock on the date of exercise and the per share exercise price, multiplied by the number of shares exercised.

(2)	The value realized on the vesting of each restricted stock unit award is based on the market price of our Class A Common Stock on the date of vesting multiplied by the number of shares vested.

Pension Benefits and Nonqualified Deferred Compensation

We did not sponsor any pension or other nonqualified deferred compensation plan for our NEOs during fiscal 2019.

Potential Payments upon Termination or Change in Control

Termination and Change in Control Arrangements

2005 Stock Plan

Our 2005 Stock Plan provides that in the event of a “change in control” of Dolby, the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program, each outstanding award granted under the plan. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested and exercisable immediately prior to the change in control unless otherwise determined by the plan administrator, and the administrator will provide notice to the award recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period.

In the event of assumption or substitution, awards granted to our employees (including our executive officers) and consultants are subject to a “double trigger” accelerated vesting schedule that provides for one year of additional vesting for each year of service the employee or consultant provided to us, if his or her employment is terminated by us or a successor to us without “cause” or if he or she resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

For purposes of the 2005 Stock Plan, “cause” means the termination by Dolby of a participant’s service based on such participant’s: (i) refusal or failure to act in accordance with any lawful company orders, (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of disability), (iii) the performance or failure to perform any act in bad faith and to the detriment of the company, (iv) dishonesty, intentional misconduct or material breach of any agreement with the company, or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

For purposes of the 2005 Stock Plan, “good reason” means the occurrence following a change in control of Dolby of any of the following events or conditions unless consented to by the participant: (a) certain reductions in the participant’s base salary; or (b) requiring the participant to be based at any place outside a 50-mile radius from the participant’s job location or residence prior to the change in control except for reasonably required business travel.

Performance Stock Options

The form of performance stock option agreement approved by the Compensation Committee provides that in the event of a change in control of Dolby, the performance period will be deemed to have ended on the closing date of such transaction, and the per share consideration for our Class A Common Stock in such transaction will be used (in lieu of the average closing price of our Class A Common Stock for the 30 trading days ending on the last trading day of the performance period) for purposes of determining the number of shares earned against achievement of the annualized total stockholder return performance conditions.

Further, if the successor corporation assumes, substitutes or replaces the performance stock option, any shares so earned will vest on a pro-rata basis based on the portion of the performance period elapsed since the grant date and any unvested earned shares will vest monthly thereafter through the remainder of the performance period (subject to any acceleration of vesting as provided in executive change in control agreements, as applicable), subject to continued service with Dolby or the successor corporation. If there is no assumption, substitution or replacement of the stock option, then, consistent with the treatment of equity awards described in “—2005 Stock Plan” above, any shares earned upon deemed achievement of the performance conditions will fully vest immediately prior to the merger or change in control transaction.

Consistent with the treatment of equity awards described in “—2005 Stock Plan,” performance stock options are subject to an accelerated vesting schedule that provides for one year of additional vesting for each year of service the employee or consultant provided to us, if his or her employment is terminated by us or a successor to us without “cause” or if he or she resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

Employment Agreement with Mr. Yeaman

In connection with Mr. Yeaman’s appointment as our President and CEO, we entered into an employment agreement with him, which provides, among other things, that in the event of his termination of employment without “cause” or his resignation for “good reason” other than in connection with a change in control of Dolby (as such terms are defined in the employment agreement), and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 150% of his annual base salary,

•	a lump-sum payment equal to a prorated amount of his annual incentive compensation target,

•	accelerated vesting of 50% of his outstanding and unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 18 months from the date of termination or when he becomes covered under similar plans.

In the event of his termination of employment without “cause” or his resignation for “good reason” in connection with a change in control of Dolby, and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 200% of his annual base salary,

•	a lump sum payment equal to 100% of his annual incentive compensation target for the year of termination,

•	accelerated vesting of 100% of his outstanding and unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 24 months from the date of termination or when he becomes covered under similar plans.

Mr. Yeaman’s annual base salary at the end of fiscal 2019 was $828,000.

Estimated Payments upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal 2019 (September 27, 2019), and the price per share of our Class A Common Stock was the closing price on the NYSE as of that date ($63.79 per share).

These payments and benefits are in addition to benefits available generally to our salaried employees, such as distributions under Dolby’s 401(k) plan, medical benefits, disability benefits, and accrued vacation pay.

There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is different.

		Potential Payments Upon:
		Change in Control without Assumption of Outstanding Equity Awards ($)	Voluntary Termination Not for Good Reason or Termination for Cause ($)	Involuntary Termination Other Than for Cause		Voluntary Termination for Good Reason
Name	Type of Benefit			Prior to Change in Control ($)	Within 12 Months of Change in Control ($)	Prior to Change in Control ($)	Within 12 Months of Change in Control ($)
Kevin Yeaman	Cash Severance Payments	—	—	$2,067,732	$2,484,000	$2,067,732	$2,484,000
	Vesting Acceleration(1)	$10,066,792	—	$5,033,378	$10,066,792	$5,033,378	$10,066,792
	Continued Coverage of Employee Benefits(2)	—	—	$53,875	$71,833	$53,875	$71,833
	Total Termination Benefits	$10,066,792	—	$7,154,984	$12,622,625	$7,154,984	$12,622,625
Lewis Chew	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$3,110,205	—	—	$3,110,205	—	$3,110,205
	Total Termination Benefits	$3,110,205	—	—	$3,110,205	—	$3,110,205
Andy Sherman	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$3,035,089	—	—	$3,035,089	—	$3,035,089
	Total Termination Benefits	$3,035,089	—	—	$3,035,089	—	$3,035,089
Giles Baker	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$2,727,653	—	—	$2,727,653	—	$2,727,653
	Total Termination Benefits	$2,727,653	—	—	$2,727,653	—	$2,727,653
Todd Pendleton	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	$1,531,771	—	—	$465,109	—	$465,109
	Total Termination Benefits	$1,531,771	—	—	$465,109	—	$465,109

(1)

The values reported in the table are based on (i) in the case of time-based stock options, the excess of the closing price of our Class A Common Stock on September 27, 2019 ($63.79 per share) over the per share exercise price with respect to unvested shares, multiplied by the number of shares accelerated, (ii) in the case of performance stock options, the excess of the closing price of our Class A Common Stock on September 27, 2019 ($63.79 per share) over the per share exercise price with respect to unvested shares, multiplied by the number of shares subject to acceleration that are deemed to be earned due to satisfaction of performance conditions, and (iii) in the case of restricted stock unit awards, the closing price of our Class A Common Stock on September 27, 2019 ($63.79 per share) multiplied by the number of shares accelerated.

(2)	Assumes continued coverage of health benefits at the same level of coverage provided for at the end of fiscal 2019.

Pay Ratio Disclosure

We are providing below the ratio of the annual total compensation of our CEO, Kevin Yeaman, to the annual total compensation of our median employee (excluding our CEO). For fiscal 2019:

•	Mr. Yeaman’s annual total compensation, as reported in the Fiscal 2019 Summary Compensation Table included elsewhere in this Proxy Statement, was $7,360,030;

•	The annual total compensation of our median employee was $130,998; and

•	The ratio of Mr. Yeaman’s annual total compensation to the annual total compensation of our median employee was 56 to 1.

To identify our median employee, we took the following steps:

•	We selected September 27, 2019, the last day of our 2019 fiscal year, as the determination date for purposes of identifying our median employee.

•	We selected our median employee based on approximately 2,307 full-time, part-time, and temporary workers who were employed as of the determination date.

•

We selected our median employee using a compensation measure that consists of cash compensation earned for fiscal 2019 (base salary, hourly wages, overtime pay, and quarterly and annual incentive compensation) and the grant date fair value of equity awards for fiscal 2019. We excluded for this purpose any one-time or special awards, such as “spot” or sign-on bonuses, new-hire or promotion/retention equity awards.

•

We did not rely on the data privacy, de minimis or acquired company exceptions allowed by SEC rules. We also did not annualize compensation for any employees that were only employed for part of fiscal 2019, nor did we use any cost-of-living adjustment.

•	We converted amounts paid to employees in foreign currencies to U.S. dollars using foreign exchange rates in effect in our payroll system as of September 27, 2019.

•	All employees except for our CEO were ranked from lowest to highest with the median determined from this list.

Once we identified our median employee, we determined that employee’s annual total compensation in the same manner that we calculate the total compensation of our CEO and other NEOs for purposes of the Summary Compensation Table. This annual total compensation amount for our median employee was then compared to the amount reported in the “Total” column for our CEO in the Fiscal 2019 Summary Compensation Table to determine the pay ratio.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. Because SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Compensation Program Risk Assessment

During fiscal 2019, members of our Internal Audit Department, with the assistance of our Human Resources and Corporate Legal Departments, conducted a risk assessment of our compensation plans and arrangements and related risk management practices to evaluate whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Dolby. Management reviewed the risk assessment findings prior to submitting the report to the Compensation and Audit Committees.

The scope of the assessment included our annual incentive compensation plans, 2005 Stock Plan, and executive change in control arrangements. The scope of the assessment excluded compensation plans and arrangements that were not contingent on individual or company performance (e.g., base salary and health benefits), and thus should not encourage risk-taking activities. The assessment involved reviewing the design of our plan-based and non-plan based compensation programs, including purpose, eligibility, structure, performance measures, limits, and measurement periods. The assessment considered how target level performance is determined (including thresholds), the frequency of payouts, the mix of base salary and incentive compensation (both annual and long-term) and the mix of short- and long-term compensation and management oversight.

In particular, Internal Audit considered the following features of our compensation plans and policies when evaluating whether our plans, policies, and practices encourage our executive officers and employees to take unreasonable risks:

•

The combination of base salary and incentive compensation, including annual incentive compensation and long-term incentive compensation, reduces the significance of any one particular compensation element.

•

The mixed equity portfolio (performance stock options, time-based stock options, and restricted stock unit awards) creates a level of diversification to withstand market fluctuations, thereby decreasing incentives, potentially inherent in stock option holdings, to assume excessive or inappropriate risks.

•	Our customary four-year equity vesting schedule for time-based awards encourages long-term perspectives among award recipients.

•	Executive compensation is weighted more towards long-term incentive compensation with the intention to discourage short-term risk taking.

•	The Compensation Committee oversees the design of our annual incentive and long-term incentive compensation plans.

•	Our use of a combination of revenue and non-GAAP operating income as company performance measures provides balanced objectives emphasizing both revenue generation and expense management.

•

Annual incentive compensation payments are capped, and the Compensation Committee retains discretion to modify, reduce or to eliminate annual incentive compensation awards that would otherwise be payable based on actual financial performance.

•

Our policy on the recovery of incentive compensation allows the company to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event of misconduct that results in the need for the company to prepare a material financial restatement.

•

Our system of internal control over financial reporting and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our annual and long-term incentive compensation plans.

Based on the foregoing, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Dolby.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the shares of our Common Stock reserved for future issuance under our equity compensation plans as of September 27, 2019.

	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reported in column (a))
Plan Category		(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	Class A	10,146,108	(2)	$48.03	(3)	7,806,483	(4)
	Class B	—		—		—
Equity compensation plans not approved by security holders	Class A	—		—		—
	Class B	—		—		—

Total	Class A	10,146,108	(2)	$48.03	(3)	7,806,483	(4)
	Class B	—		—		—

(1)	Consists of the 2005 Stock Plan and the Employee Stock Purchase Plan.
(2)

Stock options include performance stock options, which are reflected at maximum performance. In addition to stock options, the amount reported includes 2,804,662 shares issuable upon the vesting of outstanding restricted stock unit awards granted under the 2005 Stock Plan.

(3)	Restricted stock unit awards do not have an exercise price and therefore are not included in the calculation of the weighted average exercise price.
(4)	In addition to the number of shares available for issuance under the 2005 Stock Plan, the amount reported includes 1,355,479 shares available for purchase under the Employee Stock Purchase Plan.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with applicable SEC rules.

As described in the Compensation Discussion and Analysis contained in this Proxy Statement, our executive compensation program is designed to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our “pay-for-performance” orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2019 Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory and, therefore, not binding on us, the Compensation Committee or our Board. Our Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary in response to those concerns.

At our 2019 Annual Meeting of Stockholders, stockholders indicated their support for holding an advisory “say-on-pay” vote on an annual basis, and we intend to do so until the next required advisory vote on the frequency of holding an advisory “say-on-pay” vote.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 3 if you want your broker to vote your shares on this matter.

Our Board of Directors recommends a vote “FOR” the approval of the compensation of our NEOs, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is comprised of three directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the Audit Committee are Micheline Chau, Simon Segars, and Roger Siboni. The Audit Committee acts pursuant to a written charter.

In performing its functions, the Audit Committee acts in an oversight capacity and relies on the work and assurances of (i) Dolby’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) Dolby’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with United States generally accepted accounting principles. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management Dolby’s audited financial statements as of and for the fiscal year ended September 27, 2019 and the company’s internal control over financial reporting. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP matters relating to its independence, including a review of both audit and non-audit fees, and has considered whether the provision of non-audit services was compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board that the audited financial statements be included in Dolby’s 2019 Annual Report on Form 10-K for fiscal 2019.

Audit Committee

Roger Siboni, Chairman

Micheline Chau

Simon Segars

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP as Dolby’s independent registered public accounting firm for fiscal 2020. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years Ended
	2019	2018
Audit Fees(1)	$3,837,600	$3,246,950
Audit-Related Fees	$—	$—
Tax Fees(2)	$170,636	$174,248
All Other Fees(3)	$127,516	$241,721

	$4,135,752	$3,662,919

(1)

Represents audit fees incurred for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, review of our quarterly consolidated financial statements, and foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	Represents fees for professional services related to tax compliance, tax advice and tax planning.
(3)	Represents all other fees billed in connection with compliance audits of our licensees.

The Audit Committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Dolby’s independent registered public accounting firm. The Audit Committee also has delegated authority to the chairman of the Audit Committee to approve (i) permissible non-audit related services to be provided by the company’s principal registered public accounting firm, and (ii) statutory audit services to be provided by the company’s principal registered public accounting firm or other auditors.

All audit and permissible non-audit services (and fees) provided to Dolby by KPMG LLP in fiscal 2019 and fiscal 2018 were pre-approved by the Audit Committee in accordance with these pre-approval policies and procedures.

Required Vote

Ratification of KPMG LLP as Dolby’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 4 at the Annual Meeting in person or by proxy. Stockholder ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.

Our Board of Directors recommends a vote “FOR” ratification of KPMG LLP as Dolby’s independent registered public accounting firm.

ADDITIONAL MEETING MATTERS

Additional Items of Business on the Agenda. We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case other business is brought before the Annual Meeting, the accompanying proxy gives discretionary authority to the persons named on the proxy to vote on these matters in accordance with their best judgment.

Record Date and Stockholders Entitled to Vote.

Below is the record date for the Annual Meeting and information regarding the number of shares of Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) outstanding as of the close of business on the record date.

Record date (at close of business)	December 6, 2019
Class A Common Stock outstanding	64,086,424 shares
Class B Common Stock outstanding	36,229,820 shares
Total votes eligible to be cast by holders of Common Stock	426,384,624 votes

Stockholders of record at the close of business on the record date may vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters being considered at the Annual Meeting. The Class A Common Stock and Class B Common Stock vote as a single class on all matters described in these proxy materials.

Quorum Requirement. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the record date for the Annual Meeting will constitute a quorum. Both abstentions and broker non-votes (as discussed under “Votes Required to Approve Proposals” below) are counted for the purpose of determining the presence of a quorum.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner.

Stockholder of Record. If your shares are registered directly in your name with Dolby’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares. Stockholders of record received this Proxy Statement and the accompanying 2019 Annual Report and proxy card directly from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares, forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

How to Vote. You may vote using any of the following methods:

•	By Mail

Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” election of each of the nominated directors and each of the other Proposals specified in this Proxy Statement.

Dolby stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet—Stockholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for internet voting availability.

•

By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for telephone voting availability.

•

In Person at the Annual Meeting—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Change of Vote and Revocation of Your Proxy. If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or other nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Votes Required to Approve Proposals. The votes required for each of the Proposals specified in this Proxy Statement are as follows:

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 | Election of Directors	Plurality of Votes Cast	No

Proposal 2 | Amendment and Restatement of 2005 Stock Plan	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 | Advisory Vote to Approve NEO Compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 4 | Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending September 25, 2020	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nine nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposals 2, 3, and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2, 3, or 4, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker or other nominee with voting instructions, your shares may constitute “broker non-votes.” When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Proposals 1, 2, and 3 are not considered “routine” matters, but the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 4) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

No Cumulative Voting Permitted for the Election of Directors. Our Certificate of Incorporation and Bylaws do not permit cumulative voting at any election of directors.

Solicitation of Proxies. The costs and expenses of soliciting proxies from stockholders will be paid by us. Our employees, officers and directors may solicit proxies. We also have retained D.F. King & Co., Inc. to assist in soliciting proxies and we expect to pay them approximately $11,000 for such services, plus reasonable out-of-pocket expenses. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Common Stock.

Deadline for Submission of Stockholder Proposals for the 2021 Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and form of proxy for the 2021 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is August 20, 2020.

In addition, our Bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an Annual Meeting of Stockholders.

Advance Notice of Director Nominations—In general, nominations for the election of directors may be made (1) by or at the direction of our Board or (2) by any stockholder who (a) was a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period (as defined below) containing specified information concerning the nominees and nominating stockholder. If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for our Board, see the procedures discussed in “Corporate Governance Matters—Policy for Director Recommendations.”

Advance Notice of Other Business—Our Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) brought pursuant to Dolby’s proxy materials with respect to such meeting, (2) brought before the meeting by or at the direction of our Board, or (3) a proper matter for stockholder action pursuant to the Bylaws and under Delaware law, properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by Dolby with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2021 Annual Meeting of Stockholders will start on October 4, 2020 and end on November 3, 2020.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Dolby need not present the proposal for vote at the meeting.

A copy of the full text of the Bylaw provisions discussed above is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance, or may be obtained by writing to Dolby’s Secretary. All notices of proposals by stockholders, whether or not intended to be included in our proxy materials, should be sent to our principal executive offices at Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103, Attention: Corporate Secretary.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires Dolby’s executive officers and directors and persons who beneficially own more than 10% of our Class A Common Stock or Class B Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish Dolby with copies of all Section 16(a) reports that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during fiscal 2019 all Reporting Persons complied with all applicable reporting requirements under Section 16(a), except for a late report on Form 3 filed on October 1, 2019 by the Dagmar Dolby 2019 Trust BB, dated July 22, 2019, to report its beneficial ownership of more than 10% of the Class B Common Stock of Dolby, due to an administrative error.

2019 ANNUAL REPORT

Our financial statements for fiscal 2019 are included in our 2019 Annual Report, which we are providing at the same time as this Proxy Statement to those stockholders who are receiving paper copies of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials, instructions on how to access our 2019 Annual Report are contained in the notice. Our 2019 Annual Report and this Proxy Statement are also posted on our web site at http://investor.dolby.com/annual-reports-and-proxies. If you have not received or do not have access to the 2019 Annual Report, as the case may be, please submit a written request to our Investor Relations Department. The written request should be sent to: Investor Relations Department, Dolby Laboratories, Inc., 1275 Market Street, San Francisco, California 94103.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote by using the internet or telephone, or signing and mailing the enclosed proxy card promptly.

By order of the Board of Directors.

Kevin Yeaman

President and Chief Executive Officer

December 18, 2019

APPENDIX A

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

(In millions, except per share data)

	Fiscal Year Ended

	September 27, 2019	September 28, 2018 (as adjusted)

Net income:

GAAP net income	$255.2	$41.7

Stock-based compensation	76.6	71.2

Amortization of acquisition-related intangibles	9.9	7.7

Restructuring charges/(credits), net	36.5	(0.4)

Impact of Tax Reform	(18.2)	104.5

Income tax adjustments	(25.4)	(8.9)

Non-GAAP net income	$334.6	$215.8

	Fiscal Year Ended

	September 27, 2019	September 28, 2018 (as adjusted)
Diluted earnings per share:

GAAP diluted earnings per share	$2.44	$0.39

Stock-based compensation	0.73	0.67

Amortization of acquisition-related intangibles	0.09	0.07

Restructuring charges/(credits), net	0.35	—

Impact of Tax Reform	(0.17)	0.98

Income tax adjustments	(0.24)	(0.09)

Non-GAAP diluted earnings per share	$3.20	$2.02

Shares used in computing diluted earnings per share (in millions)	105	107

	Fiscal Year Ended

	September 27, 2019
Operating Income

GAAP operating income	$257.1

Stock-based compensation	76.6

Amortization of acquired intangibles	9.9

Restructuring charges, net	36.5

Non-GAAP operating income	$380.1

The non-GAAP financial measures set forth above are adjusted to exclude amounts related to stock-based compensation, the amortization of intangibles from business combinations, restructuring charges, the related tax impact of these items, and the impact of the 2017 U.S. Tax Cuts and Jobs Act (tax reform). Fiscal 2018 figures are as adjusted to reflect Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606). These non-GAAP financial measures are presented to provide an additional tool to evaluate our operating results in a manner that focuses on what our management believes to be its ongoing business operations. Our management believes it is useful for itself and investors to review, as applicable, both GAAP and the non-GAAP measures that exclude such information in order to assess the performance of our business for planning and forecasting in subsequent periods. Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

A-1

APPENDIX B

Adopted Effective February 16, 2005

Amended and Restated February 14, 2006

Amended and Restated June 6, 2006

Amended and Restated February 6, 2007

Amended and Restated November 6, 2007

Amended and Restated November 9, 2010

Amended and Restated February 2, 2011

Amended and Restated July 26, 2011

Amended and Restated February 5, 2013

Amended and Restated September 24, 2013

Amended and Restated February 3, 2015

Amended and Restated November 10, 2015

Amended and Restated February 7, 2017

Amended and Restated and Renamed February 4, 2020

DOLBY LABORATORIES, INC.

2020 STOCK PLAN

1.       Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Deferred Stock Units, Performance Units, Performance Bonus Awards and Performance Shares.

2.       Definitions. As used herein, the following definitions will apply:

(a)        “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)        “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation programs under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)        “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Units, Performance Bonus Awards or Performance Shares.

(d)        “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)        “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator. A transfer for “value” shall not be deemed to occur under this Plan where an Award is transferred by a Participant for bona fide estate planning purposes to a trust or other testamentary vehicle approved by the Administrator.

(f)        “Awarded Stock” means the Common Stock subject to an Award.

(g)       “Board” means the Board of Directors of the Company.

(h)       “Cause” means, with respect to the termination by the Company or a Related Entity of a Participant, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Participant and the Company or a Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Participant’s: (i) refusal or failure to act in accordance with any specific, lawful direction or order of the Company or a Related Entity; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of Disability); (iii) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or Related Entity; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company or Related Entity; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. At least 30 days prior to the termination of the Participant’s service pursuant to (i) or (ii) above, the Company or Related Entity shall provide the Participant with notice of the Company’s or Related Entity’s intent to terminate, the reason therefor, and an opportunity for the Participant to cure such defects in his or her service to the Company’s or Related Entity’s satisfaction. During this 30 day (or longer) period, no Award issued to the Participant under the Plan may be exercised or purchased.

(i)        “Change in Control” means the occurrence of any of the following events:

(i)        For any Awards granted prior to November 6, 2007, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Transferee (as defined in the Company’s Amended and Restated Certificate of Incorporation) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)        For any Awards granted on or after November 6, 2007, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Transferee (as defined in the Company’s Amended and Restated Certificate of Incorporation) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

(iii)        The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv)        For any Awards granted prior to November 6, 2007, a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(v)        For any Awards granted on or after November 6, 2007, a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(vi)        The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(j)        “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(k)       “Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(l)        “Common Stock” means the Class A Common Stock of the Company, or in the case of certain Stock Appreciation Rights or Performance Units, the cash equivalent thereof.

(m)      “Company” means Dolby Laboratories, Inc., a Delaware corporation, or any successor thereto.

(n)       “Consultant” means any person, including an advisor, engaged by the Company or a Related Entity to render services to such entity.

(o)       “Deferred Stock Unit” means an Award that the Administrator permits to be paid in installments or on a deferred basis pursuant to Sections 4 and 13 of the Plan.

(p)       “Director” means a member of the Board.

(q)       “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(r)        “Dividend Equivalent” means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(s)       “Employee” means any person, including Officers and Directors, employed by the Company or a Related Entity. Neither service as a Director nor payment of a director’s fee by the Company or Related Entity will be sufficient to constitute “employment” by the Company or Related Entity.

(t)        “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(u)       “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion; provided, however, that the Administrator may only institute an Exchange Program with the approval of the Company’s stockholders.

(v)      “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)        If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)       If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)      In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(iv)      Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(w)      “Good Reason” means the occurrence following a Change in Control of any of the following events or conditions unless consented to by the Participant:

(i)        For any Awards granted prior to November 6, 2007, a reduction in the Participant’s base salary to a level below that in effect at any time within six (6) months preceding the consummation of a Change in Control or at any time thereafter; or

(ii)       For any Awards granted on or after November 6, 2007, a material reduction in the Participant’s base salary to a level below that in effect immediately preceding the consummation of a Change in Control or at any time thereafter; or

(iii)      Requiring the Participant to be based at any place outside a 50-mile radius from the Participant’s job location or residence prior to the Change in Control except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control.

(x)      “Incentive Stock Option” means an Option that by its terms qualifies and otherwise is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y)      “Inside Director” means a Director who is an Employee.

(z)      “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(aa)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)    “Option” means a stock option granted pursuant to the Plan.

(cc)    “Outside Director” means a Director who is not an Employee.

(dd)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee)    “Participant” means the holder of an outstanding Award.

(ff)     “Performance-Based Award” means any Award that is subject to the terms and conditions set forth in Section 12.

(gg)    “Performance Bonus Award” means a cash award set forth in Section 11.

(hh)    “Performance Goals” means the goal(s) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. For example, but not by way of limitation, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) earnings before interest, taxes and depreciation, (vii) net income, (viii) cash flow, (ix) expenses, (x) the market price of the Share, (xi) earnings, (xii) return on stockholder equity, (xiii) return on capital, (xiv) product quality, (xv) economic value added, (xvi) number of customers, (xvii) market share, (xviii) return on investments, (xix) profit after taxes, (xx) customer satisfaction, (xxi) business divestitures and acquisitions, (xxii) supplier awards from significant customers, (xxiii) new product development, (xxiv) working capital, (xxv) objectively determinable individual objectives, (xxvi) time to market, (xxvii) return on net assets, and (xxviii) sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. The Administrator, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Administrator, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

(ii)     “Performance Share” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(jj)     “Performance Unit” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(kk)    “Period of Restriction” means the period during which Restricted Stock Units and/or the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of Performance Goals, and/or the occurrence of other events as determined by the Administrator.

(ll)     “Plan” means this 2020 Stock Plan. The Plan was originally named the “2005 Stock Plan” when adopted effective February 16, 2005, and was renamed the “2020 Stock Plan” effective February 4, 2020.

(mm)   “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(nn)     “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under the Plan or issued pursuant to the early exercise of an Option.

(oo)     “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(pp)     “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(qq)     “Section 16(b)” means Section 16(b) of the Exchange Act.

(rr)      “Service Provider” means an Employee, Director or Consultant.

(ss)      “Share” means a share of the Common Stock, as adjusted in accordance with Section 17 of the Plan.

(tt)       “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a SAR.

(uu)     “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in
Section 424(f) of the Code.

(vv)     “Unvested Awards” shall mean any Award that (i) was granted to an individual in connection with such individual’s position as a Service Provider and (ii) is still subject to vesting or lapsing of Company repurchase rights or similar restrictions.

3.        Stock Subject to the Plan.

(a)          Stock Subject to the Plan. Subject to the provisions of Section 17 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 55,000,000. Any Shares subject to an Award with a per Share exercise (or purchase) price equal to or greater than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as one (1) Share for every one (1) Share subject thereto. Except as provided in the previous sentence, any Shares subject to any other Award, including specifically any Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Shares, or any other Award with a per Share exercise (or purchase) price lower than 100% of Fair Market Value on the date of grant, shall be counted against the numerical limits of this Section 3 as follows: (i) for any Awards granted prior to February 2, 2011, as two (2) Shares for every one (1) Share subject thereto and shall be counted as two (2) Shares for every one (1) Share returned to or deemed not issued from the Plan pursuant to this Section 3; and (ii) for any Awards granted on or after February 2, 2011, as 1.6 Shares for every one (1) Share subject thereto and shall be counted as 1.6 Shares for every one (1) Share returned to or deemed not issued from the Plan pursuant to this Section 3. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)          Lapsed Awards and Share Accounting. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award (including specifically an Option exercised through an approved net exercise feature as provided in Section 7(d)(vi) and/or to satisfy the tax withholding obligations related to an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations related to any Award hereunder shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program will not be again available for grant under the Plan. Notwithstanding the foregoing provisions of this Section 3(b), subject to adjustment as provided in Section 17, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 3(b).

4.        Administration of the Plan.

(a)        Procedure.

(i)        Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)        Section 162(m). To the extent that the Administrator determines it to be desirable or necessary to qualify previously-granted Awards hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)        Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)        Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(v)         Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)        Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)        to determine the Fair Market Value;

(ii)       to select the Service Providers to whom Awards may be granted hereunder;

(iii)        to determine the number of Shares to be covered by each Award granted hereunder;

(iv)        to approve forms of agreement for use under the Plan;

(v)        to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi)        to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)       to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(viii)      to modify or amend each Award (subject to Section 17(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan; provided, however that in no event may the term of an Option or SAR be extended such that its maximum term exceeds ten (10) years from the grant date; provided, further that no Exchange Program can be implemented without prior stockholder approval;

(ix)        to allow Participants to satisfy withholding tax obligations as provided in Section 26;

(x)        to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)        to allow a Participant, in compliance with all Applicable Laws, including, but not limited to, Section 409A of the Code, to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xii)        to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiii)        to determine whether Awards will be adjusted for Dividend Equivalents; provided, however that in no event will a Dividend Equivalent be attached to an Option or SAR, nor will a Dividend Equivalent be paid out on any full-value Award prior to the vesting of such Award;

(xiv)        to establish a program, in compliance with all Applicable Laws, including specifically Section 409A of the Code, whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xv)        to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xvi)        to determine the terms and conditions of, and with the approval of the Company’s stockholders to institute, any Exchange Program;

(xvii)        to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and

(xviii)        to make all other determinations deemed necessary or advisable for administering the Plan.

(c)        Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.        Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Bonus Awards, Performance Shares and Deferred Stock Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees as required by the Code.

6.        Limitations.

(a)        ISO $100,000 Rule. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and a Related Entity) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)        No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or a Related Entity to terminate such relationship at any time, with or without cause.

(c)        Limitations on Grants. The following limitations shall apply to Awards under the Plan:

(i)        No Service Provider shall be granted, in any fiscal year of the Company, (A) Options or SARs to purchase more than 2,000,000 Shares, (B) Restricted Stock or Restricted Stock Units covering more than 2,000,000 Shares, (C) Performance Shares covering more than 2,000,000 Shares or (D) Performance Units or Performance Bonus Awards that could result in such Service Provider receiving more than $5,000,000.

(ii)        In connection with his or her initial service, a Service Provider may be granted Options or SARS to purchase up to an additional 2,000,000 Shares, which shall not count against the limit set forth in subsection (i) above.

(iii)        If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 17(c)), the cancelled Award will be counted against the limits set forth in subsections (i) and (ii) above.

(d)        Outside Director Award Limitations.

(i)        Cash-Settled Awards. No Outside Director may be granted, in any fiscal year of the Company, cash-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1,000,000, increased to $2,000,000 in connection with his or her initial service.

(ii)       Stock-Settled Awards. No Outside Director may be granted, in any fiscal year of the Company, stock-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1,000,000, increased to $2,000,000 in connection with his or her initial service.

7.        Stock Options.

(a)        Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement. Incentive Stock Options may be granted only to an Employee of the Company or of a Parent or Subsidiary.

(b)        Option Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be no less than 100% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(c)        Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(d)        Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may consist entirely of:

(i)        cash;

(ii)       check;

(iii)      promissory note;

(iv)      other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

(v)       consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi)        consideration received by the Company under a net exercise program (surrendering shares subject to the Option to pay the applicable exercise price and/or associated tax withholding obligation) implemented by the Company (whether through a broker or otherwise) in connection with the Plan;

(vii)        a reduction in the amount of any Company liability to the Participant;

(viii)       any combination of the foregoing methods of payment; or

(ix)         such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e)        Exercise of Option.

(i)        Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 17 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)        Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of service (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination of service. Unless otherwise provided by the Administrator, if on the date of termination of service the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination of service the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)        Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination of service (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination of service. Unless otherwise provided by the Administrator, if on the date of termination of service the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination of service the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)        Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

8.        Restricted Stock and Restricted Stock Units.

(a)        Restricted Stock.

(i)        Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(ii)       Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(iii)      Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(iv)      Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, including granting such an Award of Restricted Stock subject to the requirements of Section 12.

(v)       Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(vi)      Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(vii)      Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(viii)      Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(b)        Restricted Stock Units.

(i)        Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units in such amounts as the Administrator, in its sole discretion, will determine. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(ii)      Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon service with the Company, the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), Performance Goals or any other basis determined by the Administrator in its discretion.

(iii)      Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(iv)      Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units only in cash, Shares, or a combination of both.

(v)        Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.        Stock Appreciation Rights.

(a)        Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)        Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider.

(c)        Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. Notwithstanding the foregoing, the per Share exercise price for the Shares to be issued pursuant to exercise of a SAR will be no less than 100% of the Fair Market Value per Share on the date of grant.

(d)        Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(e)        SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f)        Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the term of each SAR will be no more than ten (10) years from the date of grant thereof and the rules of Sections 7(e)(ii), 7(e)(iii) and 7(e)(iv) also will apply to SARs.

(g)        Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)        The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)       The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.      Performance Units and Performance Shares.

(a)        Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)        Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)        Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set Performance Goals based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)        Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

(e)        Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)        Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11.      Performance Bonus Awards. Any Service Provider selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus payable upon the attainment of Performance Goals or other performance metrics, in each case that are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee.

12.      Terms and Conditions of Any Performance-Based Award.

(a)        Purpose. If the Committee, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals, the provisions of this Section 12 will apply; provided, however, that the Committee may in its discretion grant Awards that are based on Performance Goals or other specific criteria or goals that do not satisfy the requirements of this Section 12.

(b)        Procedures with Respect to Performance Based Awards. The Committee will, in writing, (a) designate one or more Participants who are to receive one or more Performance Based Awards, (b) select the Performance Goals applicable to the Performance Period, (c) establish the Performance Goals, and amounts or methods of computation of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goals and the amounts or methods of computation of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Committee will have the right to increase, reduce or eliminate the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(c)        Payment of Performance Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Related Entity on the day a Performance-Based Award for such Performance Period is paid to the Participant.

13.      Deferred Stock Units. Deferred Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units may be settled, in the discretion of the Administrator, in cash, Shares or a combination thereof.

14.      Outside Director Awards. Except as provided in Section 14(e), grants of Awards to Outside Directors pursuant to this Section 14 will be automatic and will be made in accordance with the following provisions:

(a)        Type of Award. The Company shall grant Restricted Stock Units to Outside Directors automatically pursuant to this Section 14 for all Awards on or after November 10, 2015. All Restricted Stock Units granted pursuant to this Section 14 will be subject to the other terms and conditions of the Plan.

(b)        Initial Restricted Stock Unit Award. Each person who first becomes an Outside Director on or after November 10, 2015 will be automatically granted an Award of Restricted Stock Units on the date upon which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy (an “Initial Restricted Stock Unit Award”); provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director will not receive an Initial Restricted Stock Unit Award. Each Initial Restricted Stock Unit Award granted under this Section 14(b)

to an Outside Director who was first appointed or elected to the Board effective as of the date of an annual meeting of stockholders shall cover that number of Shares as determined by dividing a dollar amount as set by the Board or any authorized Committee from time to time by the average of the Fair Market Value of a Share for the thirty (30) trading days ending on (and including) the trading day immediately preceding the date of grant, rounded down to the nearest whole Restricted Stock Unit. Each Initial Restricted Stock Unit Award granted under this Section 14(b) to an Outside Director who was first appointed or elected to the Board effective as of any date other than the date of an annual meeting of stockholders shall be prorated such that the Initial Restricted Stock Unit Award shall cover that number of Shares determined by multiplying a dollar amount as set by the Board or any authorized Committee from time to time by a fraction the numerator of which is equal to the number of fully completed months between the date such Outside Director was first appointed or elected to the Board and the expected date of the next annual meeting of stockholders, and a denominator of which is equal to twelve (12), with the result divided by the average of the Fair Market Value of a Share for the thirty (30) trading days ending on (and including) the trading day immediately preceding the date of grant, rounded down to the nearest whole Restricted Stock Unit. By way of example only, if an Outside Director is first appointed or elected to the Board as of July 1 (which is not the date of an annual meeting of stockholders), and the next annual meeting of stockholders is expected to occur on December 15, the Outside Director will receive an Initial Restricted Stock Unit Award covering that number of Shares as determined by multiplying such dollar amount set by the Board (or such authorized Committee) by 5/12 (the number of fully completed months between July 1 and December 15, and a denominator of twelve (12)), with the result divided by the average of the Fair Market Value of a Share for the thirty (30) trading days ending on (and including) the trading day immediately preceding the date of grant, rounded down to the nearest whole Restricted Stock Unit.

(c)        Annual Restricted Stock Unit Award. Each Outside Director automatically will be granted an Award of Restricted Stock Units on the date of each annual meeting of the stockholders of the Company beginning on the date of the 2016 annual meeting of stockholders (an “Annual Restricted Stock Unit Award”), provided he or she is then an Outside Director. Each Annual Restricted Stock Unit Award shall cover that number of Shares as determined by dividing a dollar amount as set by the Board or any authorized Committee from time to time by the average of the Fair Market Value of a Share for the thirty (30) trading days ending on (and including) the trading day immediately preceding the date of grant, rounded down to the nearest whole Restricted Stock Unit.

(d)        Terms. Except as provided in Section 14(e), the terms of each Restricted Stock Unit granted pursuant to this Section 14 will be as follows:

(i)        Initial Restricted Stock Unit Award. Subject to Section 17 of the Plan, any Initial Restricted Stock Unit Award will become one hundred percent (100%) vested and be settled pursuant to the issuance of Shares on the earlier of (1) the first anniversary of such Initial Stock Unit Award’s date of grant or (2) the date immediately preceding the date of the next annual meeting of stockholders that occurs after such Initial Restricted Stock Unit Award’s date of grant, provided that the Participant continues to serve as a Director on such date.

(ii)        Annual Restricted Stock Unit Award. Subject to Section 17 of the Plan, each Annual Restricted Stock Unit Award will become one hundred percent (100%) vested and be settled pursuant to the issuance of Shares on the earlier of (1) the first anniversary of such Annual Restricted Stock Unit Award’s date of grant or (2) the date immediately preceding the date of the next annual meeting of stockholders that occurs after such Annual Restricted Stock Unit Award’s date of grant, provided that the Participant continues to serve as a Director on such date.

(e)        Amendment. Notwithstanding the foregoing, the Board or any authorized Committee in its discretion may change the number, type and terms of Awards granted under this Section 14.

15.      Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and a Related Entity. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

16.      Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

17.      Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)        Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of shares which may be delivered under the Plan, the per person limits on grants contained in Section 6(c), and the number, class, and price of shares subject to outstanding Awards. Notwithstanding the preceding, the number of shares subject to any Award always shall be a whole number.

(b)        Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse in full, and that any Award’s vesting schedule shall accelerate in full, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c)        Merger or Change in Control.

(i)        Stock Options and SARS. In the event of a merger or Change in Control, an outstanding Option or SAR may be (i) assumed or substituted with an equivalent option or SAR of the successor corporation or a Parent or Subsidiary of the successor corporation, (ii) replaced with a cash incentive program of the successor corporation or a Parent or Subsidiary of the successor corporation, or (iii) terminated. Unless determined otherwise by the Administrator, in the event that the successor corporation does not assume, substitute or replace a Participant’s Option or SAR, the Participant shall, immediately prior to the merger or Change in Control, fully vest in and have the right to exercise such Option or SAR that is not assumed, substituted or replaced as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR is not assumed, substituted or replaced in the event of a merger or

Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period of up to fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

With respect to Options and SARs granted to an Outside Director, the Participant shall, immediately prior to the merger or Change in Control, fully vest in and have the right to exercise such Options and SARs as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. With respect to Options and SARs granted to an Employee, the Employee, upon a termination of the Employee by the Company or a Related Entity without Cause or a resignation of the Employee with Good Reason, shall receive one year of additional vesting for each full year of service performed for the Company or a Related Entity; provided, that such termination or resignation occurs within the twelve (12) month period following a Change in Control.

(ii)        Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Bonus Awards and Deferred Stock Units. In the event of a merger or Change in Control, an outstanding Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit award may be (i) assumed or substituted with an equivalent Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit award of the successor corporation or a Parent or Subsidiary of the successor corporation, (ii) replaced with a cash incentive program of the successor corporation or a Parent or Subsidiary of the successor corporation, or (iii) terminated. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume, substitute or replace a Participant’s Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit award, the Participant shall, immediately prior to the merger or Change in Control, fully vest in such Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit including as to Shares which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award and Deferred Stock Unit award shall be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

With respect to Awards granted to an Outside Director, the Participant shall, immediately prior to the merger or Change in Control, fully vest in such Awards, including Shares as to which it would not otherwise be vested. With respect to Awards granted to an Employee, the Employee, upon a termination of the Employee by the Company or a Related Entity without Cause or a resignation of the Employee with Good Reason, shall receive one year of additional vesting for each full year of service performed for the Company or a Related Entity; provided, that such termination or resignation occurs within the twelve (12) month period following a Change in Control.

18.      Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.      Term of Plan. Subject to Section 25 of the Plan, this amended and restated Plan was adopted by the Board on November 13, 2019 and will become effective on the date of the next annual meeting of stockholders (February 4, 2020). It will continue in effect thereafter unless and until terminated under Section 20 of the Plan. Notwithstanding the preceding, no new Incentive Stock Options may be granted after November 12, 2029.

20.      Amendment and Termination of the Plan.

(a)        Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)        Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)        Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.      Conditions Upon Issuance of Shares.

(a)        Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be in compliance with any Applicable Laws, rule and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, rules and regulations and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)        Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22.      Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

23.      Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

24.      Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Administrator may also require the application of this Section 24 with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.

25.      Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.      Tax.

(a)        Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation, social taxes, payment on account or other tax liability legally applicable to the Participant) required to be withheld with respect to such Award (or exercise thereof).

(b)        Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time and such terms as set forth in any Award Agreement, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) withholding from cash due to the Participant (whether from the sale of Shares or otherwise), (c) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (d) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)        Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

27.      Governing Law and Venue. The Plan and all determinations made and actions taken pursuant hereto will be governed by, and construed in accordance with, the laws of the State of California, USA without regard to principles of conflict of laws. For purposes of any action or dispute that arises directly or indirectly from the relationship of the parties evidenced by the Plan, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such action or dispute shall be conducted only in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on February 4, 2020.
Online Go to www.investorvote.com/DLB or scan the QR code — login details are located in the shaded bar below.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors:									+
	For	Withhold		For	Withhold		For	Withhold
01 - Kevin Yeaman	☐	☐	02 - Peter Gotcher	☐	☐	03 - Micheline Chau	☐	☐

04 - David Dolby	☐	☐	05 - N. William Jasper, Jr.	☐	☐	06 - Simon Segars	☐	☐

07 - Roger Siboni	☐	☐	08 - Anjali Sud	☐	☐	09 - Avadis Tevanian, Jr.	☐	☐

		For	Against	Abstain		For	Against	Abstain

2.	A vote to amend and restate the Company’s 2005 Stock Plan.	☐	☐	☐	3. An advisory vote to approve Named Executive Officer compensation.	☐	☐	☐

4.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 25, 2020.	☐	☐	☐	5. In their discretion, upon such other business as may properly come before the meeting and any postponement, adjournment or continuation thereof.

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

⬛	+

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Dolby Laboratories, Inc.	+

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders – February 4, 2020

Kevin Yeaman and Andy Sherman, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Dolby Laboratories, Inc. (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on February 4, 2020, at 10:30 a.m., Pacific Standard Time, at the principal executive offices of the Company located at 1275 Market Street, San Francisco, CA 94103, or any postponement, adjournment or continuation thereof, and the undersigned instructs said proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting and any postponement, adjournment or continuation thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

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C